Exhibit 10.12

EXECUTION VERSION

PUBLISHED DEAL CUSIP NO. - N8879VAA5

PUBLISHED FACILITY CUSIP NO. - N8879VAB3 – Closing Date Term Loans

PUBLISHED FACILITY CUSIP NO. - N8879VAC1 – Delayed Draw Term Loans

CREDIT AND GUARANTY AGREEMENT

dated as of February 8, 2012

among

TRONOX PIGMENTS (NETHERLANDS) B.V.,

TRONOX INCORPORATED,

CERTAIN SUBSIDIARIES OF TRONOX INCORPORATED,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

as Sole Lead Arranger, Administrative Agent, Collateral Agent and Syndication Agent,

GOLDMAN SACHS BANK USA and DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners,

and

DEUTSCHE BANK SECURITIES INC.,

as Documentation Agent

$700,000,000 Senior Secured Term Loan Credit Facility

i

4.13.	Environmental Matters	83
4.14.	No Defaults	84
4.15.	Material Contracts	84
4.16.	Governmental Regulation	84
4.17.	Federal Reserve Regulations; Exchange Act	84
4.18.	Employee Matters	85
4.19.	Employee Benefit Plans	85
4.20.	Certain Fees	86
4.21.	Solvency	86
4.22.	Compliance with Statutes, Etc.	86
4.23.	Disclosure	86
4.24.	PATRIOT Act	86
4.25.	Foreign Assets Control Regulations and Anti-Money Laundering	86
4.26.	Senior Indebtedness	87
4.27.	Deposit Accounts and Securities Accounts	87
4.28.	Security Matters	87
4.29.	Certain Dutch Law Matters	88
4.30.	Australian Tax Consolidated Group	88
4.31.	Australian GST Group	88

SECTION 5. AFFIRMATIVE COVENANTS		88
5.1.	Financial Statements and Other Reports	89
5.2.	Existence	92
5.3.	Payment of Taxes and Claims	93
5.4.	Maintenance of Properties	93
5.5.	Insurance	93
5.6.	Books and Records; Inspections	93
5.7.	Lenders Meetings	94
5.8.	Compliance with Laws	94
5.9.	Environmental	94
5.10.	Subsidiaries	95
5.11.	Additional Material Real Estate Assets	97
5.12.	Further Assurances	97
5.13.	Cash Management	98
5.14.	Post-Closing Covenants	98
5.15.	Maintenance of Ratings	98
5.16.	Australian Financial Assistance and Related Matters	98
5.17.	Centre of Main Interests	99

SECTION 6. NEGATIVE COVENANTS		99
6.1.	Indebtedness	99
6.2.	Liens	104
6.3.	No Further Negative Pledges	106
6.4.	Restricted Junior Payments	106
6.5.	Restrictions on Subsidiary Distributions	108
6.6.	Investments	108
6.7.	Financial Covenant	110
6.8.	Fundamental Changes; Disposition of Assets; Permitted Acquisitions	110
6.9.	Disposal of Subsidiary Interests	115
6.10.	Sales and Lease-Backs	115
6.11.	Transactions with Shareholders and Affiliates	115

6.12.	Conduct of Business	115
6.13.	Permitted Activities of Holdings, the Excluded Entities and Borrower	116
6.14.	Amendments or Waivers of Organizational Documents, Additional Facility Credit Documents	117
6.15.	Reorganization	117
6.16.	Fiscal Year	117
6.17.	Australian Tax Consolidated Group	117
6.18.	Australian GST Group	118

SECTION 7. GUARANTY		118
7.1.	Guaranty of the Obligations	118
7.2.	Contribution by Guarantors	118
7.3.	Payment by Guarantors	119
7.4.	Liability of Guarantors Absolute	119
7.5.	Waivers by Guarantors	121
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	121
7.7.	Subordination of Other Obligations	122
7.8.	Continuing Guaranty	122
7.9.	Authority of Guarantors or Borrower	122
7.10.	Financial Condition of Borrower	122
7.11.	Bankruptcy, Etc.	122
7.12.	Discharge of Guaranty Upon Sale of Guarantor	123
7.13.	Dutch Limitations	123
7.14.	English Law Limitations	123

SECTION 8. EVENTS OF DEFAULT		123
8.1.	Events of Default	123
8.2.	Application of Proceeds	126

SECTION 9. AGENTS		127
9.1.	Appointment of Agents	127
9.2.	Powers and Duties	127
9.3.	General Immunity	128
9.4.	Agents Entitled to Act as Lender	129
9.5.	Lenders’ Representations, Warranties and Acknowledgment; Affiliated Lenders	130
9.6.	Right to Indemnity	131
9.7.	Successor Administrative Agent and Collateral Agent	131
9.8.	Collateral Documents and Guaranty	133
9.9.	Withholding Taxes	135
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	135

SECTION 10. MISCELLANEOUS		136
10.1.	Notices	136
10.2.	Expenses	137
10.3.	Indemnity	138
10.4.	Set-Off	139
10.5.	Amendments and Waivers	139
10.6.	Successors and Assigns; Participations	142
10.7.	Certain Undertakings with Respect to Securitization Subsidiaries	147
10.8.	Independence of Covenants	147
10.9.	Survival of Representations, Warranties and Agreements	147

10.10.	No Waiver; Remedies Cumulative	147
10.11.	Marshalling; Payments Set Aside	148
10.12.	Severability	148
10.13.	Obligations Several; Independent Nature of Lenders’ Rights	148
10.14.	Headings	148
10.15.	APPLICABLE LAW	148
10.16.	CONSENT TO JURISDICTION	148
10.17.	WAIVER OF JURY TRIAL	149
10.18.	Confidentiality	150
10.19.	Usury Savings Clause	150
10.20.	Counterparts	151
10.21.	Effectiveness; Entire Agreement	151
10.22.	PATRIOT Act	151
10.23.	Electronic Execution of Assignments	151
10.24.	No Fiduciary Duty	151
10.25.	Judgment Currency	152
10.26.	Parallel Debt	152
10.27.	Intercompany Indebtedness	153

APPENDICES:	A-1	Closing Date Term Loan Commitments
	A-2	Delayed Draw Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Direct Competitors
	1.1(b)	Products
	1.1(c)	Transaction Summary
	3.1(d)(iii)	Certain Closing Date Indebtedness
	3.1(g)	Mortgaged Property
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.15(a)	Material Contracts
	4.15(b)	Exceptions to Material Contracts Being in Full Force; Material
Defaults under Material Contracts
	4.20	Certain Fees
	4.27	Deposit Accounts and Securities Accounts
	4.28	Mortgage Recording Offices
	5.14	Post-Closing Covenants
	6.1(i)	Certain Indebtedness
	6.1(q)	Certain Letters of Credit
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6(i)(1)	Certain Investments as of the Closing Date
	6.6(i)(2)	Certain Investments as of the Acquisition Date
	6.8	Certain Asset Sales
	6.11	Certain Affiliate Transactions
	6.15	Post-Reorganization Credit Parties

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Intercompany Note
	I	Joinder Agreement
	J	Modified Dutch Auction Procedures

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 8, 2012 is entered into by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, The Netherlands under number 34132341 (the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“Goldman Sachs”), as sole lead arranger (in such capacity, “Arranger”), as administrative agent (together with its permitted successor in such capacity, “Administrative Agent”), as collateral agent (together with its permitted successor in such capacity, “Collateral Agent”), and as syndication agent (in such capacity, “Syndication Agent”), Goldman Sachs and DEUTSCHE BANK SECURITIES INC. (“Deutsche Bank”) as joint bookrunners (in such capacities, the “Bookrunners”), and Deutsche Bank, as documentation agent (in such capacity, “Documentation Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, US Holdings and its Subsidiaries desire to repay in full the existing Senior-Secured Super-Priority Debtor-in-Possession and Exit Credit and Guaranty Agreement dated as of October 21, 2010 among Tronox Incorporated, Tronox Worldwide LLC, certain subsidiaries of Tronox Worldwide LLC, certain lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent (as amended, the “Existing Credit Agreement”);

WHEREAS, US Holdings and certain of its Subsidiaries intend to acquire (the “Acquisition”) the Acquired Business from Exxaro Resources Limited in accordance with the terms of the Transaction Agreement;

WHEREAS, in order to facilitate the refinancing of the Existing Credit Agreement and to finance ongoing working capital requirements and general corporate purposes of Holdings and its Subsidiaries (which may include providing financing to facilitate the Acquisition), Lenders have agreed to extend term loans to Borrower in the form of (a) Closing Date Term Loans on the Closing Date, in an aggregate principal amount not to exceed $550,000,000 and (b) Delayed Draw Term Loans at any time after the Closing Date up until the Delayed Draw Term Loan Commitment Termination Date, in an aggregate principal amount not to exceed $150,000,000; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder subject to the terms hereof and as set forth in the other Credit Documents and Borrower and each of the Guarantors have agreed to secure all of their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, (a) first priority liens on all Term Loan Priority Collateral and (b) second priority liens in the Revolving Loan Priority Collateral and, to the extent applicable, ABL Collateral, in each case subject to exceptions as permitted by the terms of the Credit Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Agent” means the agent under the Revolving Credit Agreement and related collateral documents, and any successor or new collateral agent thereunder. As of the Closing Date, Wells Fargo Capital Finance, LLC is the ABL Agent.

“ABL Collateral” means all now owned or hereafter acquired:

(i) Accounts;

(ii) “deposit accounts” (as defined in Article 9 of the UCC), “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing), “instruments” (as defined in Article 9 of the UCC), including intercompany notes of Subsidiaries, and “chattel paper” (as defined in Article 9 of the UCC);

(iii) general intangibles pertaining to the other items of property included within clauses (i), (ii), (iv) and (v) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC);

(iv) “records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related “letters of credit” (as defined in Article 5 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing and clause (v) below;

(v) Inventory; and

(vi) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

provided that for the avoidance of doubt, the ABL Collateral shall not include the Blocked Reinvestment Account, the Insurance/Condemnation Proceeds Reinvestment Account, any funds on deposit in the foregoing accounts or any Intellectual Property (other than a royalty free license to use any and all Intellectual Property as necessary to collect all “accounts” or sell “inventory” or other amounts owing with respect to ABL Collateral at any time in connection with enforcement).

“Accounts” means “accounts” and “payment intangibles,” other than “payment intangibles” (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of Collateral which is not ABL Collateral.

“Acquired Business” means (a) solely for purposes of the definition of “Mineral Sands Business”, the business currently conducted by the South African Acquired Companies of (i) the exploration for and mining of heavy minerals used to produce titanium dioxide and other products, such as ilmenite, natural rutile and zirconium, (ii) the beneficiation of (through mineral separation, smelting and other methods) of such minerals to produce slag and pig iron, and (iii) the storage, sales, marketing, transport and distribution of the minerals and products described in clauses (i) and (ii), in each case, including all of the assets, liabilities, rights and obligations of such business and business operations and (b) for all other purposes hereunder, the “Acquired Business” as set forth in clause (a) of this definition and the business currently conducted by the Acquired Companies.

“Acquired Companies” means, collectively, the Australian Acquired Companies and the South African Acquired Companies.

“Acquired Companies Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate (a) is materially adverse to the financial condition, businesses or results of operations of the Acquired Companies and the Mineral Sands Business, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from: (i) changes in economic, market, business or regulatory conditions generally in the jurisdiction of organization or any other jurisdiction in which such party operates, or in the global financial markets generally or in the financial markets of any such jurisdiction; (ii) changes, circumstances or events generally affecting the industry in which such party operates; (iii) changes in any Law after the date hereof; (iv) changes in generally accepted accounting principles (or local equivalents in the applicable jurisdiction) after the date hereof, including accounting and financial reporting pronouncements by JSE Limited, the SEC, ASIC or the Financial Accounting Standards Board, as the case may be; (v) the commencement, occurrence or continuation of any hostilities, act of war, sabotage, terrorism or military actions, or any natural disasters or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or natural disasters; (vi) the execution, delivery, announcement or performance of the Transaction Agreement and the transactions contemplated hereby; and (vii) any action required to be taken or failure to act by any member of the Exxaro Group or any of its Affiliates pursuant to the terms of the Transaction Agreement; except in the case of the foregoing clauses (i) through (v) to the extent those changes, state of facts, circumstances, events, or effects have a disproportionate effect on the Acquired Companies and the Mineral Sands Business taken as a whole relative to other for profit industry participants operating in the same or similar businesses and markets (it being understood that any nationalization or similar expropriation of mining, prospecting rights or assets of the Acquired Business shall be deemed an Acquired Companies Material Adverse Effect), or (b) materially impairs or delays the ability of the Exxaro Group (excluding the Acquired Companies) or the Acquired Companies, respectively, to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Acquisition” as defined in the recitals hereto.

“Acquisition Date” means the date on which the Acquisition is consummated.

“Acquisition Date Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate has had, or could reasonably be expect to result in a material adverse effect on (i) the financial condition, businesses or results of operations of Holdings and its Subsidiaries as determined by the Administrative Agent in its discretion or (ii) the ability of the Tronox Group to perform their obligations under the Transaction Agreement or to consummate the transactions contemplated thereby (solely with respect to this clause (ii), as determined by the Exxaro Sellers under the Transaction Agreement).

“Additional Facility Credit Documents” means, collectively, the Revolving Credit Agreement Documents and the Alternative Facility Credit Documents.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a)

the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by major financial institutions reasonably selected by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or Tronox US, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person (provided that solely for purposes of the first proviso in the definition of “Eligible Assignee”, the foregoing 10% shall be increased to 15%) or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Annex C to Exhibit J, with such amendments or modifications as may be approved by Administrative Agent and Tronox US.

“Affiliated Lender” means (a) an Exxaro Affiliated Lender or (b) a Material Affiliated Lender.

“Agent” means each of (a) Administrative Agent, (b) Collateral Agent, (c) Arranger, (d) Bookrunners, (e) Syndication Agent, (f) Documentation Agent and (g) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of February 8, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Facility” means any revolving credit facility, working capital facility, Permitted Securitization or accounts receivable facility (other than a Permitted Factoring) (including letters of credit and reimbursement obligations with respect thereto and Interest Rate Agreements and/or Currency Agreements secured hereunder) incurred by any Subsidiary of Holdings (or Securitization Subsidiary) and secured solely by Alternative Facility Liens that are permitted to be incurred hereunder; provided, no later than the date that is 30 days after the date on which such Indebtedness is incurred by any such Subsidiary, such Indebtedness is designated by Holdings or Tronox US, in a certificate of an Authorized Officer delivered to Administrative Agent, as “Alternative Facility Debt.”

“Alternative Facility Agent” means any collateral agent or similar representative of the secured parties under any Alternative Facility or, if no such representative exists, the provider or providers of such Alternative Facility.

“Alternative Facility Credit Documents” means, collectively, the definitive loan, sale or other transaction documentation governing any Alternative Facility, including collateral documents relating thereto.

“Alternative Facility Intercreditor Agreement” as defined in Section 6.1(m).

“Alternative Facility Liens” means Liens granted to an Alternative Facility Agent under any Alternative Facility, at any time, solely upon one or more assets comprising ABL Collateral of the relevant Subsidiaries of Holdings that are obligors or provide credit support to such obligor(s) under the relevant Alternative Facility.

“Applicable Margin” means (i) in the case of any Loan that is a Base Rate Loan, a rate equal to 2.25% per annum or (ii) in the case of any Loan that is a Eurodollar Rate Loan, a rate equal to 3.25% per annum; provided that (a) for so long as Holdings’ public corporate family rating from Moody’s is at least Ba2 or better (with stable or better outlook) and Holdings’ public corporate credit rating from S&P is at least BB or better (with stable or better outlook), then the Applicable Margin shall be 25 basis points per annum lower during such period and (b) for so long as Holdings’ public corporate family rating from Moody’s is B1 or worse (with any outlook) or Holdings’ public corporate credit rating from S&P is B+ or worse (with any outlook), then the Applicable Margin shall be 25 basis points per annum higher during such period.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Arranger” as defined in the preamble hereto.

“ASIC” means the Australian Securities and Investments Commission.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than (a) among Borrower and any Guarantor, (b) among Guarantors, (c) by a non-Credit Party to a Credit Party or (d) among non-Credit Parties), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, conveyed, transferred, assigned, disposed of, leased or licensed out in the ordinary course of business (excluding any sales, conveyances, transfers, assignments, dispositions, leases or licenses out by operations or divisions discontinued or being discontinued), (ii) non-exclusive licenses of Intellectual Property in the ordinary course of business, (iii) sales of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization, (iv) non-recourse sales of accounts receivable of any Subsidiary of Holdings to a financial institution in connection with a Permitted Factoring, (v) the disposition of Cash and Cash Equivalents in the ordinary course of business, (vi) except for purposes of Section 6.3 and the definition of “Internally Generated Cash,” sales, leases, sub-leases, sale and leasebacks, assignments, conveyances, exclusive licenses, transfers or other dispositions for consideration of less than $1,000,000 with respect to any transaction or series of related transactions and less than $5,000,000 in the aggregate during any Fiscal Year and (vii) sales or other dispositions of Revolving Loan Priority Collateral or ABL Collateral during any time when the Revolving Credit Agreement or an Alternative Facility shall be in effect to the extent permitted by such Revolving Credit Agreement or Alternative Facility. For the avoidance of doubt, a grant or pledge of a security interest or a collateral assignment shall not constitute an Asset Sale.

“Assignment Agreement” means, as applicable, (a) an Assignment and Assumption Agreement substantially in the form of Exhibit D with such amendments or modifications as may be approved by Administrative Agent or (b) an Affiliate Assignment Agreement.

“Assignment Effective Date” as defined in Section 10.6(b).

“Auction” as defined in Section 10.6(i)(i).

“Auction Manager” means (a) either Administrative Agent, as determined by Holdings or any of its Affiliates or (b) any other financial institution or advisor agreed by Holdings and Administrative Agent (whether or not an affiliate of Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 10.6(i).

“Australia Holdings” means Tronox Limited (ACN 153 348 111), an Australian public limited company incorporated in the Commonwealth of Australia.

“Australian Acquired Companies” means (a) Exxaro Investments (Australia) Pty Ltd, ABN 53 071 040 152, (b) Exxaro Holdings (Australia) Pty Ltd, ABN 90 071 040 750, (c) Exxaro Australia Sands Pty Ltd, ABN 28 009 084 851, (d) Ticor Resources Pty Ltd, ABN 27 002 376 847, (e) Ticor Finance (A.C.T.) Pty Ltd, 58 008 659 363, (f) TiO2 Corporation Pty Ltd, ABN 50 009 124 181, (g) Tific, (h) Yalgoo, (i) Tiwest Sales Pty Ltd, ABN 40 009 344 094, (j) Senbar Holdings Pty Ltd, ABN 86 009 313 062, (k) Synthetic Rutile Holdings Pty Ltd, ABN 38 009 312 047, and (l) Pigment Holdings Pty Ltd, ABN 53 009 312 994.

“Australian Credit Party” means a Credit Party incorporated, organized or otherwise formed in the Commonwealth of Australia.

“Australian General Security Deed” means one or more Australian General Security Deeds among the Credit Parties party thereto and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.

“Australian GST Act” means the Australian A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Australian GST Group” means a GST Group as defined in Australian GST Act.

“Australian Specific Security Deed” means one or more Australian Specific Security Deeds among the Credit Parties party thereto and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.

“Australian Subsidiary” means each Australian Credit Party and each other Subsidiary of Holdings incorporated, organized or otherwise formed in the Commonwealth of Australia.

“Australian Tax Act” means the Australian Income Tax Assessment Act 1936 (Cth) or the Australian Income Tax Assessment Act 1997 (Cth) (as applicable)).

“Australian Tax Consolidated Group” means a “consolidated group” or “MEC group” (as defined in the Australian Tax Act).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer, director, company director or company secretary of such Person; provided that the secretary or assistant secretary or director of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Amount” means (a) the cumulative portion of Consolidated Excess Cash Flow for each Fiscal Year of Holdings ending after the Closing Date (with respect to the Fiscal Year ended December 31, 2012, Consolidated Excess Cash Flow shall be computed for the period from July 1,

2012 to December 31, 2012), commencing for the fiscal year ending December 31, 2012, that is not required to be applied to prepay Loans pursuant to Section 2.11(e), plus (b) any net cash proceeds from the issuance and sale of any Equity Interests of Holdings to the extent received by Holdings (other than (i) Disqualified Equity Interests, (ii) sales to, or capital contributions by, another Credit Party and (iii) any Equity Interests issued in connection with the Reorganization or the Acquisition), plus (c) without duplication of any amounts included in Consolidated Excess Cash Flow, any cash returns on Investments (including any dividends paid or capital returned) (without duplicating amounts added back to “outstanding” Investments referred to in the last two sentences of the definition of “Investment”) minus (1) any Restricted Junior Payments made under Section 6.4(g), (2) any Investments made with any portion of the Available Amount under Section 6.6(n) and (3) any Permitted Acquisitions made by Credit Parties in acquisition targets that do not become Guarantors to the extent made with any portion of the Available Amount under Section 6.8(h). For the avoidance of doubt, any amount of Consolidated Excess Cash Flow the payment of which is not permitted under the terms of the Closing Date Intercreditor Agreement or any Alternative Facility Intercreditor Agreement or the payment of which is delayed until a condition under the Closing Date Intercreditor Agreement or any Alternative Facility Intercreditor Agreement has been satisfied shall not be considered part of the Available Amount. Further, any Non-US Allocable Payment Amount that is not required to be applied to prepay Loans pursuant to Section 2.11(e) due to the applicable law, regulation, insolvency or material adverse tax matters referred to in such section shall in no event be considered part of the Available Amount.

“Available Cash” means, as of any date of determination, the aggregate amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of Holdings and its Subsidiaries (excluding any Securitization Subsidiary) as of such date that, in each case, are free and clear of all Liens (other than Liens in favor of Collateral Agent, the ABL Agent, and any Alternative Facility Agent and Liens permitted pursuant to Section 6.2(b), (c), (d), (i), (j), (q) and (s)).

“Bahamas Collateral Documents” means any and all instruments, documents and agreements, including, without limitation, share charges and debentures, governed by the laws of the Bahamas delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any applicable successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 2.00% per annum. On any day that Base Rate Loans are outstanding, in no event shall the Base Rate be less than the sum of (i) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Blocked Reinvestment Account” means a Deposit Account maintained by Holdings or Tronox US with a financial institution selected by Administrative Agent, which Deposit Account is subject to a control agreement or other Collateral Document reasonably satisfactory to the Administrative Agent, and which Deposit Account shall have no amounts on deposit therein other than with respect to any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds required to be deposited therein pursuant to Section 2.11(a) or Section 2.11(b); provided that none of Holdings or any of its Subsidiaries may withdraw or transfer any amounts on deposit in such Blocked Reinvestment Account without the prior written consent of Administrative Agent (which shall not be unreasonably withheld or delayed, and which shall be given if the covenant Event of Default referenced in clause (B) of Section 2.11(a) and clause (B) of Section 2.11(b) has been cured (if such Event of Default is capable of cure) or waived in accordance with the terms hereof).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” as defined in the preamble hereto.

“Borrower” as defined in the preamble hereto.

“Borrowing Base” means, on any date of determination, to the extent the Revolving Credit Agreement or any Alternative Facility contains a borrowing base (or similar borrowing limitation), the borrowing base under the Revolving Credit Agreement or such Alternative Facility.

“Botlek Facility” means Holdings’ indirectly owned Facility located in the Botlek area of Rotterdam, The Netherlands.

“Business” means (i) worldwide, the business of developing, researching, processing, manufacturing, distributing, marketing and selling the Products and (ii) the business of mining of, and exploration for, raw materials required to produce the Products.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from

S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Non-US Entities, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000 (or, in the case of a Non-US Entity that is incorporated in Australia, issued or accepted by any Lender or commercial bank incorporated in Australia and which has a rating of at least A-1 from S&P or at least P-1 from Moody’s); and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $3,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by a Non-US Entity, “Cash Equivalents” shall also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Non-US Entity is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) and (ii) investments of the type and maturity described in clauses (i) through (v) above of obligors that are Non-US Entities, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, at any time after the date hereof, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Exxaro Sellers and their Affiliates (a) shall have acquired beneficial ownership or control of 40% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” or similar event under any Alternative Facility with an aggregate principal amount of commitments and loans thereunder in excess of $75,000,000, under the Revolving Credit Agreement or under any Permitted Unsecured Notes shall occur; provided, however a Change of Control shall not be deemed to occur as a result of the Acquisition or as a result of the Reorganization as set forth in the Transaction Summary.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having New Term Loan Exposure of each applicable Series and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) each Series of New Term Loans.

“Closing Date” means February 8, 2012.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Intercreditor Agreement” means that certain intercreditor agreement between the ABL Agent and the Collateral Agent dated as of the Closing Date, as it may be amended, restated, supplemented, modified, refinanced or replaced from time to time.

“Closing Date Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Closing Date Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Closing Date Term Loan on the Closing Date, and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan Commitment is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $550,000,000.

“Closing Date Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Closing Date Term Loans of such Lender.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the US Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Closing Date Intercreditor Agreement, any Alternative Facility Intercreditor Agreement, any Permitted Securitization Intercreditor Agreement, the Landlord Personal Property Collateral Access Agreements, if any, each Australian General Security Deed, each Australian Specific Security Deed, a Dutch law deed of pledge of insurance claims, if any, a Dutch law disclosed deed of pledge of intercompany receivables, if any, a Dutch law undisclosed deed of pledge of trade receivables, if any, a Dutch law deed of pledge of inventory, if any, a Dutch law deed of pledge of movable assets, a Dutch law deed of pledge of shares in the capital of the Borrower, a Dutch law deed of pledge of shares in the capital of Dutch Opco, a Dutch law deed of pledge of membership interests in the direct parent of the Borrower after giving effect to the Reorganization, a Dutch law deed of pledge of partnership interests with respect to Tronox Holdings Europe C.V., any UK Collateral Documents, any Bahamas Collateral Documents and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment” means a Closing Date Term Loan Commitment, a Delayed Draw Term Loan Commitment and/or a New Term Loan Commitment, as the case may be.

“Commitment Letter” as defined in Section 10.21.

“Commodity Hedging Agreements” means, whether physically or financially settled, any agreement providing for swaps, futures or forwards, natural gas purchase or sale agreements, and options and any other similar derivative agreements (such as and including written puts), each with respect to, or involving the purchase, sale, or hedge of any natural gas price or price indices for any such commodities, in each case solely to hedge the risk of such prices associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information Memorandum” as defined in Section 9.3(a).

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to:

(i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for Taxes based on income, (c) total depreciation expense, (d) total accretion and amortization expense, (e) any unusual or non-recurring expenses or losses in an amount not to exceed for any four-Fiscal Quarter period 1.0% of Consolidated Adjusted EBITDA for such four-Fiscal Quarter period, (f) non-cash charges reducing Consolidated Net Income (excluding any additions to bad debt reserves or bad debt expense and any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period, but including for such period (1) write-downs of property, plant and equipment and other assets, (2) impairment of intangible assets, (3) loss resulting from cumulative effect of change in accounting principle, (4) compensation charges arising from stock options, restricted stock grants or other equity incentive programs, and any pension, post-retirement medical and other retirement related expenses (5) net foreign currency reevaluation of intercompany indebtedness and remeasurement losses or gains related to the balance sheet of Holdings and its Subsidiaries, (6) loss on sale of accounts receivable under asset securitization programs (to the extent comparable to interest expense), (7) provisions for asset retirement obligations, (8) provisions for environmental restoration and Remedial Action (net of reimbursements received) to the extent representing an accrual for future Cash expenses, (9) net non-cash mark-to-market charges relating to hedging contracts and (10) unrealized losses from Interest Rate Agreements, Currency Agreements and Commodity Hedging Agreements and unrealized losses from foreign currency translation costs), (g) Transaction Costs, (h) reasonable fees and expenses (including but not limited to underwriting discounts) incurred in connection with any actual or proposed Permitted Acquisitions, permitted Investments, issuance or refinancing of Indebtedness or issuance of Equity Interests or Asset Sale or other disposition and all fees and costs associated with the actual or proposed registration or issuance of any debt or equity securities, in each case, whether or not consummated or issued, as the case may be, and (i) net cash expenditures in respect of discontinued operations, excluding Remedial Actions, in an aggregate amount not to exceed for any four-Fiscal Quarter period 1.0% of Consolidated Adjusted EBITDA for such four-Fiscal Quarter period.

minus, (ii) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining consolidated interest expense), (B) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); provided that any Cash received with respect to any non-Cash items of income (other than any extraordinary gains) for any prior period shall be added in computing Consolidated Adjusted EBITDA for the period in which such Cash is received, (C) any unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business), (D) any other non-cash income arising from the cumulative effect of changes in accounting principle and income tax benefit, and (E) provision for environmental restoration and Remedial Action for continuing operations added back pursuant to clause (g)(8) of this definition to the extent actually paid in Cash.

For the purposes of this definition, Consolidated Adjusted EBITDA of Holdings and its Subsidiaries (without giving effect to the Acquisition, it being understood that Consolidated Adjusted EBITDA attributable to the Acquired Business will be calculated as otherwise set forth in this definition) for the quarters ended prior to the Closing Date specified below shall be deemed to be the amounts set forth below with respect to such quarters.

Quarter Ending	Consolidated Adjusted EBITDA for Holdings and its Subsidiaries (without giving effect to the Acquisition)
December 31, 2010	$55,100,000
March 31, 2011	$93,400,000
June 30, 2011	$119,600,000
September 30, 2011	$140,900,000

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.11(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.11(a), (ii) any expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, Borrower or any of their Subsidiaries) and for which neither Holdings, Borrower nor any of their Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (iii) the purchase price of any Permitted Acquisition or the Acquisition, and (iv) any expenditures which are made with the aggregate amount of net cash proceeds received by Holdings from the sale or issuance of Equity Interests (other than Disqualified Equity Interests and in connection with an initial public offering of Holdings or any of its Subsidiaries); provided that, at the time of such capital expenditure using the net cash proceeds from the sale or issuance of Equity Interests, Holdings and Tronox US shall deliver a certificate of an Authorized Officer stating that all or a portion of such capital expenditure is being made from the proceeds of such sale or issuances.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries (excluding any Securitization Subsidiary) on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, (a) the total liabilities of a Person and its Subsidiaries (excluding any Securitization Subsidiary) on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and (b) to the extent not already included in clause (a) of this definition and to the extent paid currently, pension and post-retirement benefits that are paid in cash and are required to be paid currently.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money (excluding repayments of outstanding loans under the Revolving Credit Agreement or any Alternative Facility except to the extent the commitments thereunder are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); minus

(iii) any voluntary repayment of the Loans.

As used in clause (ii) of this definition, “scheduled repayments of Indebtedness” do not include (x) mandatory prepayments or voluntary prepayments or (y) repurchases of Loans pursuant to Section 10.6(i).

Notwithstanding anything to the contrary contained in this Agreement, for the Fiscal Year ended December 31, 2012, Consolidated Excess Cash Flow (and each component thereof) shall be calculated as if the Acquisition did not occur during the Fiscal Year ended December 31, 2012 irrespective of the actual Acquisition Date.

“Consolidated Net Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (excluding undrawn letters of credit (to the extent included in such balance sheet amount) and guaranties (to the extent a demand for payment has not been made), in each case, to the extent permitted by this Agreement) of Holdings and its Subsidiaries (excluding the principal amount of any outstanding Indebtedness of all Securitization Subsidiaries to the extent non-recourse to Holdings or any of its Subsidiaries other than the applicable Securitization Subsidiary) (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP, minus the lesser of (a) all Available Cash and (b) $150,000,000.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of the Credit Parties by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Working Capital” means, as at any date of determination, the result of (a) Consolidated Current Assets of Holdings and its Subsidiaries minus (b) Consolidated Current Liabilities of Holdings and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition or the Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition or the Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition or the Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Contribution Amount” has the meaning given in subsection 444-90(1A) in Schedule 1 of the Australian Taxation Administration Act 1953 (Cth).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Counterpart Agreement” means a Counterpart Agreement delivered by a Credit Party (or Person to become a Credit Party) pursuant to Section 5.10 or Section 6.15 substantially in the form of Exhibit G with such amendments or modifications as may be reasonably acceptable to Administrative Agent.

“Counterparty” means a party to a Commodity Hedging Agreement that is not any of Holdings, Borrower or its Subsidiaries.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf or at the request of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Party” means each Person (other than any Securitization Subsidiary, any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the United States Dollar, Australian Dollar, South African Rand or Euro (and any successor currencies thereto) (and any other currency as may otherwise be agreed to by Administrative Agent) foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes (it being understood that Currency Agreements entered into in order to manage exposure to exchange rates with respect to any liability, Indebtedness or Investment of Holdings or any of its Subsidiaries shall be deemed to be for the purpose of hedging foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes).

“Current Interest Period” as defined in Section 2.2(c).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, administration, company voluntary arrangement, scheme of arrangement, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, code, regulation, rule, executive order, administrative order or any other restriction or any other order of any Governmental Entity.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Funding Defaulting Lender and any Insolvency Defaulting Lender.

“Delayed Draw Funding Date” means the date that any Delayed Draw Term Loans are funded.

“Delayed Draw Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.2(a).

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan prior to the Delayed Draw Term Loan Commitment Termination Date, and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $150,000,000.

“Delayed Draw Term Loan Commitment Termination Date” means the earliest of (a) August 8, 2012, (b) the date that is 15 days following the consummation of the Acquisition, (c) the Delayed Draw Funding Date (immediately after giving effect to any drawings of any Delayed Draw Term Loans on such date) and (d) the date the Delayed Draw Term Loan Commitment is reduced to $0.

“Delayed Draw Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Delayed Draw Term Loan Commitments of such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deutsche Bank” as defined in the preamble hereto.

“Direct Competitor” means any producer or miner of titanium dioxide pigment set forth on Schedule 1.1(a), as such schedule may be updated from time to time by Tronox US by delivery of an updated Schedule 1.1(a) to Administrative Agent for distribution to the Lenders (it being understood and agreed that (a) any Person that is listed on such schedule that is not a producer or miner of titanium dioxide pigment shall in no event be deemed a Direct Competitor and (b) any updates to such schedule shall not take effect until the Business Day that is five Business Days after the date such updated schedule is distributed to the Lenders).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dutch Credit Party” means a Credit Party incorporated, organized or otherwise formed in The Netherlands.

“Dutch Financial Supervision Act” means the Financial Supervision Act (Wet op Het Financieel Toezicht) as amended from time to time.

“Dutch Opco” means Tronox Pigments (Holland) BV (as such entity’s name may change) and its successors and assigns.

“Dutch Opco Guaranty and Collateral Date” means the date on which the Dutch Opco, subject to any unconditional positive advice of the works council of Dutch Opco and any prior corporate approvals, including the decision of the Board of Directors (or similar governing body) of Dutch Opco that it is in Dutch Opco’s corporate interest (vennootschappelijk belang) to grant a Guaranty of the Obligations and a First Priority Lien, has provided a Guaranty pursuant to Section 5.10(a) and has provided a First Priority Lien in favor of the Collateral Agent or its designee in such assets as are reasonably satisfactory to the Collateral Agent (subject to the foregoing advice and approvals, if attained), including but not limited to a Mortgage in respect of the Botlek Facility.

“Dutch Subsidiary” means each Dutch Credit Party and each other direct or indirect Subsidiary of Holdings incorporated in The Netherlands.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, neither any Credit Party nor any Affiliate thereof (other than (A) an Affiliated Lender (which for the avoidance of doubt may not include Holdings, Borrower or any of their respective Subsidiaries) pursuant to assignments made to such Person in accordance with Section 9.5(c), (d) and (e) and (B) Holdings, Borrower or any of their respective Subsidiaries pursuant to assignments made to such Person solely in connection with Section 10.6(i)) shall be an Eligible Assignee; and provided, further that, in each case, the respective assignee must qualify as a professional market party under the Dutch Financial Supervision Act; and provided, further that notwithstanding anything to the contrary in the foregoing definition, in no event shall any Person that is a Direct Competitor as of the applicable “trade date” with respect to any assignment hereunder be an Eligible Assignee.

“Eligible Commodity Hedging Agreement” means any Commodity Hedging Agreement entered into by any Credit Party with respect to natural gas which, at the time such Commodity Hedging Agreement is entered into, (a) is structured such that the Counterparty’s exposure, when combined with all other Commodity Hedging Agreements outstanding with such Counterparty, is expected to respond to broad changes in commodity prices in the same direction as the value of the underlying commodities, services or other property or assets that are subject to such Commodity Hedging Agreements and (b) has a term that shall not extend more than two years from the date such Commodity Hedging Agreement is entered into.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), whether subject to Law of the United States or otherwise, (a) which is or, within the last six years, was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or, solely with respect to any Employee Benefit Plan covered under Title IV of ERISA, any of their respective ERISA Affiliates or (b) which Holdings or any of its Subsidiaries could have any liability, whether absolute or contingent.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written notice of violation, claim, action, suit, adjudicatory proceeding, demand, abatement order or other legally binding order or directive (conditional or otherwise) by any Governmental Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any actual or alleged Environmental Liability; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the Environment arising from any Hazardous Material or related to any Environmental Law.

“Environmental Laws” means any and all foreign, domestic, federal, state or local laws, statutes, ordinances, codes, orders, rules, regulations, judgments, decrees, directives, legally binding judicial and administrative orders, common law, or any other requirements of Governmental Authorities, in each case having the force or effect of law, imposing liability or standards of conduct relating to (i) environmental matters, including pollution, preservation, remediation or the protection of the environment or natural resources, or the emission of greenhouse gases; (ii) the generation, use, treatment, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health or the protection of human, plant or animal health or welfare from environmental hazards.

“Environmental Legacy Liabilities” means any and all Environmental Claims or Environmental Liabilities, whether now existing or hereinafter arising, in each case, related to (a) any actual or alleged exposure to Hazardous Materials (including asbestos, benzene or creosote) that occurred on or prior to January 12, 2009 or otherwise related to products manufactured, or environmental contamination caused, on or prior to January 12, 2009 other than in connection with the operation of the Facilities, or (b) the presence or Release of Hazardous Materials at, on, under or from any real property other than the Facilities, including any Environmental Legacy Property, on or prior to January 12, 2009.

“Environmental Legacy Property” means any real property, other than the Facilities, that (a) was owned, operated or leased, or to which Hazardous Materials were sent for disposal, on or prior to January 12, 2009 by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates, or (b) was owned, operated or leased by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates prior to the creation and formation of Tronox Worldwide LLC as a spin-off from Kerr-McGee Corporation.

“Environmental Liabilities” means any liability, claim, loss, damage, punitive damage, consequential damage, criminal liability, fine, penalty, interest, cost, expense, deficiency, obligation or responsibility, whether known or unknown, arising under or relating to any Environmental Laws, or Remedial Actions, or any Release or threatened Release of, or exposure to, Hazardous Materials, including costs and liabilities for any Remedial Action, personal injury, property damage, natural resource damages, court costs, and fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) which could reasonably be expected to result in a material liability; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or (xii) any Foreign Benefit Event.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means on any date of determination,

(i) at any time that neither the Revolving Credit Agreement nor any Alternative Facility is outstanding, Available Cash; and

(ii) at any time that the Revolving Credit Agreement or any Alternative Facility is outstanding, the sum of:

(a) Available Cash; and

(b) (x) if the Revolving Credit Agreement or such Alternative Facility contains a Borrowing Base, the lesser of (A) the aggregate commitments under the Revolving Credit Agreement and the aggregate commitments under such Alternative Facility; and (B) the Borrowing Base under the Revolving Credit Agreement or such Alternative Facility, in each case; or (y) if the Revolving Credit Agreement or such Alternative Facility does not contain a Borrowing Base, the aggregate commitments under the Revolving Credit Agreement and the aggregate commitments under such Alternative Facility; in each case, less (i) to the extent such has not been taken into account in arriving the amount of the Borrowing Base (if such Revolving Credit Agreement or Alternative Facility contains a borrowing base), any availability blocks and any reserves imposed thereunder by such Revolving Credit Agreement or such Alternative Facility and (ii) any outstanding loans and letter of credit obligations under the Revolving Credit Agreement or an Alternative Facility.

“Exchangeable Share Election” means an election to receive Tronox Exchangeable Shares in connection with the merger of Concordia Acquisition Corporation with and into Tronox Incorporated pursuant to Section 3.6(a)(i) of the Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Entities” means Tronox (Luxembourg) Holdings S.a.r.l., Tronox (Switzerland) Holding GmbH, Tronox Luxembourg S.a.r.l., Tronox Pigments International GmbH, Tronox GmbH, Tronox Pigments GmbH and Tronox Pigments (Savannah) Inc.

“Excluded Taxes” means with respect to any Lender (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced or received a security interest under, the Credit Documents); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Lender is located; (c) (i) taxes that are directly attributable to the failure (other than as a result of a change in any requirement of law rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) by any Lender to deliver the documentation required to be delivered pursuant to Section 2.17(c) and (ii) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement in the capacity under which such Person makes a claim under Section 2.17(b), except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 2.17(b); and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.

“Exempt Entity” means (a) South African Subsidiaries, (b) Excluded Entities, (c) Securitization Subsidiaries and (d) any Subsidiary precluded from providing any Guaranty as described in subclauses (ii) and (iii) in the first proviso of Section 5.10(a) solely during such time as the circumstances preventing a Subsidiary from becoming a Guarantor pursuant to such subclauses (ii) and (iii) are in existence.

“Existing Credit Agreement” as defined in the recitals hereto.

“Existing Indebtedness” means all Indebtedness and other obligations (other than contingent obligations) outstanding under the Existing Credit Agreement.

“Extended Maturity Date” as defined in Section 2.22(a).

“Extension” as defined in Section 2.22(a).

“Extension Amendment” as defined in Section 2.22(e).

“Extension Offer” as defined in Section 2.22(a).

“Exxaro Affiliated Lender” means the Exxaro Sellers and their Affiliates (not including Holdings or any of its Subsidiaries).

“Exxaro Group” means Exxaro Resources Limited, a company organized under the laws of the Republic of South Africa, and its Subsidiaries.

“Exxaro Material Adverse Effect” means any change, state of facts, circumstance, event or effect that, individually or in the aggregate (a) is materially adverse to the financial condition, businesses or results of operations of the Exxaro Group and its business, taken as a whole but excluding the Acquired Companies and the Mineral Sands Business, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from: (i) changes in economic, market, business or regulatory conditions generally in the jurisdiction of organization or any other jurisdiction in which such party operates, or in the global financial markets generally or in the financial markets of any such jurisdiction; (ii) changes, circumstances or events generally affecting the industry in which such party operates; (iii) changes in any Law after the date hereof; (iv) changes in generally accepted accounting principles (or local equivalents in the applicable jurisdiction) after the date hereof, including accounting and financial reporting pronouncements by JSE Limited, the SEC, ASIC or the Financial Accounting Standards Board, as the case may be; (v) the commencement, occurrence or continuation of any hostilities, act of war, sabotage, terrorism or military actions, or any natural disasters or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions or natural disasters; (vi) the execution, delivery, announcement or performance of the Transaction Agreement and the transactions contemplated hereby; and (vii) any action required to be taken or failure to act by any member of the Exxaro Group or any of its Affiliates pursuant to the terms of the Transaction Agreement; except in the case of the foregoing clauses (i) through (v) to the extent those changes, state of facts, circumstances, events, or effects have a disproportionate effect on the Exxaro Group and its business, taken as a whole but excluding the Acquired Companies and the Mineral Sands Business, relative to other for profit industry participants operating in the same or similar businesses and markets, or (b) materially impairs or delays the ability of the Exxaro Group (excluding the Acquired Companies) or the Acquired Companies, respectively, to perform their respective obligations under the Transaction Agreement or to consummate the transactions contemplated thereby.

“Exxaro Sands” means Exxaro Australia Sands Pty Ltd ABN 28 009 084 851, a company incorporated under the laws of Western Australia.

“Exxaro Sands—South Africa” means Exxaro Sands (Pty) Ltd, a company incorporated in the Republic of South Africa.

“Exxaro Sellers” means Exxaro Resources Limited, a company organized under the laws of the Republic of South Africa, Exxaro Holdings Sands (Proprietary) Limited, a company incorporated in the Republic of South Africa, and Exxaro International BV, a company incorporated in The Netherlands.

“Exxaro TSA Sands” means Exxaro TSA Sands (Pty) Ltd, a company incorporated in the Republic of South Africa.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their Affiliates.

“Fair Market Value” means the current value that would be attributed to the Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of directors of Borrower.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means sections 1471, 1472, 1473 or 1474 of the Code and the United States Treasury Regulations or published guidance with respect thereto.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or chief executive officer of Holdings (or, if the senior executive officer or senior financial officer of Holdings and its Subsidiaries are at Tronox US, of Tronox US) that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(k).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (a) (i) such Lien is senior to all other Liens with respect to all Collateral other than, at any time a Credit Party is party to the Revolving Credit Agreement or any Alternative Facility secured by Alternative Liens, (x) the Revolving Loan Priority Collateral and the ABL Collateral (in each case only to the extent and on the terms set forth in the Closing Date Intercreditor Agreement and/or the Alternative Facility Intercreditor Agreement (if applicable)), (y) Permitted Liens that are statutory Liens or Liens that arise by operation of Law in the Collateral and (z) those Permitted Liens set forth in Sections 6.2(g), (h), (i), (j), (l), (m), (p), (q), (s), (t) or (x) and (ii) at any time a Credit Party is party to the Revolving Credit Agreement or any Alternative Facility secured by Alternative Liens, such Lien is junior only to (x) the Liens of the secured parties under such Revolving Credit Agreement and any Alternative Facility secured by Alternative Liens in the Revolving Loan Priority Collateral or the ABL Collateral (in each case only to the extent and on the terms set forth in the Closing Date Intercreditor Agreement and/or the Alternative Facility Intercreditor Agreement (if applicable)), (y) Permitted Liens that are statutory Liens or Liens that arise by operation of Law in the Collateral and (z) those Permitted Liens set forth in Sections 6.2(g), (h), (i), (j), (l), (m), (p), (q), (s), (t) or (x), and (b) at any time when no Credit Party is party to the Revolving Credit Agreement or any Alternative Facility, such Lien is senior to all other Liens with respect to all Collateral other than Permitted Liens that are statutory, nonconsensual Liens in the Collateral and those Permitted Liens set forth in Sections 6.2(g), (h), (i), (j), (l), (m), (p), (q), (s), (t) or (x).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority or Governmental Entity (or, with respect to a Foreign Pension Plan in Australia, such Foreign Pension Plan being in an unsatisfactory financial position or technically insolvent (as defined under applicable Law)), (b) the failure of Holdings or any of its Subsidiaries to make the required contributions or payments, under any applicable Law or any other legal instrument, on or before the due date for such contributions or payments (or the incurrence by Holdings or any of its Subsidiaries of a superannuation guarantee charge under applicable Law), (c) the provision of a notice by Holdings or any of its Subsidiaries to terminate contributions to the Foreign Pension Plan, (d) the receipt by the Foreign Pension Plan (or Holdings or any of its Subsidiaries) of a notice by a Governmental Authority, Governmental Entity or any other entity relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (e) the incurrence of any liability, whether absolute or contingent, by Holdings or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (f) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any material liability by Holdings or any of its Subsidiaries, or the imposition on Holdings or any of its Subsidiaries of any material fine, excise tax, Lien or penalty resulting from any noncompliance with any applicable Law.

“Foreign Pension Plan” shall mean all of part of any defined benefit or defined contribution pension plan or fund maintained outside of the United States (a) to which Holdings or any of its Subsidiaries contributes or has any liability thereunder, whether absolute or contingent, and (b) that under applicable Law is required to be placed with a pension provider or to be funded through a trust or other funding vehicle (other than a trust or funding vehicle maintained exclusively by a Governmental Authority or Governmental Entity). For the avoidance of doubt, “Foreign Pension Plan” includes pension schemes applied by the Dutch Subsidiaries.

“Funding Defaulting Lender” means any Lender with a Delayed Draw Term Loan Commitment that (a) has failed to (i) fund all or any portion of its Delayed Draw Term Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent (other than any conditions precedent that have been waived pursuant to the affirmative vote of the Requisite Lenders in accordance with Section 10.5) to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (b) has notified Borrower and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent (other than any condition precedent that has been waived pursuant to the affirmative vote of the Requisite Lenders in accordance with Section 10.5) to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower unless the conditions in either clause (a) or (b) shall apply).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Authority” means any foreign, federal, state, provincial, local, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a non-United States entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, certification, registration, approval, consent order or consent decree of or from any Governmental Authority.

“Governmental Entity” means any federal, state, national, supranational, provincial, regional or local governmental or regulatory authority, agency, commission, minister, bureau, court, tribunal, arbitrator, self-regulatory organization, or other governmental entity.

“Grantor” means any Guarantor that is signatory to any of the Collateral Documents.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of (a) Holdings, (b) each direct and indirect Subsidiary of Holdings signatory hereto as of the Closing Date under the heading “Guarantors” on the signature pages of this Agreement, (c) any direct or indirect Subsidiary of Holdings that becomes a guarantor hereunder pursuant to Section 5.10, Section 5.14 or Section 6.15 and executes a Counterpart Agreement in connection therewith, (d) upon the relevant Whitewash Completion Date, any Whitewash Australian Entity, and (e) upon the Dutch Opco Guaranty and Collateral Date, the Dutch Opco; provided, however, notwithstanding anything to the contrary in this Agreement or the other Credit Documents, in no event shall any Exempt Entity be required to become a Guarantor.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, pollutant, radioactive material or waste, contaminant, waste, material or substance which is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedge Agreement” means an Interest Rate Agreement entered into with a Lender Counterparty or a Currency Agreement entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements—Tronox” means as of the Closing Date, (i) the audited consolidated financial statements of US Holdings and its Subsidiaries for the 2008, 2009 and 2010 Fiscal Years, (ii) the most recent unaudited consolidated quarterly financial statements required to be delivered pursuant to the Existing Credit Agreement for US Holdings and (iii) the most recent unaudited monthly financial statements of Tronox Incorporated and its Subsidiaries required to be delivered pursuant to the Existing Credit Agreement, in each case prepared in accordance with GAAP, and in each case certified by the chief financial officer or chief executive officer of US Holdings that they fairly present, in all material respects, the financial condition of US Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.

“Holdings” means (a) prior to the completion of the relevant step of the Reorganization whereby Australia Holdings is the top tier entity for the Credit Parties, US Holdings and (b) after completion of the relevant step of the Reorganization whereby Australia Holdings is the top tier entity for the Credit Parties, Australia Holdings.

“IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.

“Immaterial Entity” means, at any date of determination, each Subsidiary of Holdings that has been designated as an “Immaterial Entity” from time to time in writing by Holdings or Tronox US to Administrative Agent; provided that at no time shall (a) the book value of the consolidated tangible assets of all Immaterial Entities in the aggregate as of the last day of the most recent Fiscal Quarter or Fiscal Year for which financial statements are available equal or exceed 4% of the consolidated tangible assets of Holdings and its Subsidiaries as of such date or (b) the Consolidated Adjusted EBITDA attributable to or generated by all Immaterial Entities in the aggregate for the most recently ended four-Fiscal Quarter period equal or exceed 4% of the Consolidated Adjusted EBITDA of Holdings and its Subsidiaries on a consolidated basis for such period.

“Increased Amount Date” as defined in Section 2.21.

“Increased-Cost Lender” as defined in Section 2.20.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness of the type referred to in any of clauses (i) – (iv) or (vi) – (xi) of this definition that is secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to such Hedge Agreement which has been terminated.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other Remedial Action required under Environmental Law or otherwise reasonably necessary to remove, remediate, clean up or abate, or otherwise related to the presence or Release of, any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any fee letter, work fee or syndication letter delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; (iii) any Environmental Claim or Environmental Liability relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries; or (iv) any Environmental Legacy Liability.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.3.

“Information” as defined in Section 9.3(a).

“Initial Australian Credit Party” means each of (a) Tronox Australia Pigments Holdings Pty Limited ACN 155 120 728, (b) Tronox Pigments Australia Holdings Pty Limited ACN 155 235 304, (c) Tronox Pigments Australia Pty Ltd ACN 155 254 336, (d) Tronox Pigments Western Australia Pty Limited ACN 155 319 430, (e) Tronox Limited ACN 153 348 111, (f) Tronox Global Holdings Pty Limited ACN 154 691 826, (g) Tronox Sands Holdings Pty Limited ACN 154 709 332 and (h) Tronox Australia Holdings Pty Ltd ACN 155 254 274.

“Insolvency Defaulting Lender” means any Lender with respect to which Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Installment” as defined in Section 2.9.

“Insurance/Condemnation Proceeds Reinvestment Account” means a Deposit Account maintained by Holdings or Tronox US with a financial institution selected by Administrative Agent, which Deposit Account is subject to a control agreement or other Collateral Document reasonably satisfactory to the Administrative Agent, and which Deposit Account shall have no amounts on deposit therein other than with respect to any Net Insurance/Condemnation Proceeds required to be deposited therein pursuant to Section 2.11(b).

“Intellectual Property” as defined in the US Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the US Pledge and Security Agreement.

“Intercompany Note” means (a) with respect to intercompany indebtedness among Holdings and its Subsidiaries (or among such Subsidiaries) incurred or extended (i) prior to the Closing Date which is not as of the Closing Date evidenced by an instrument or (ii) from and after the Closing Date, a promissory note substantially in the form of Exhibit H and (b) with respect to intercompany indebtedness among Holdings and its Subsidiaries (or among such Subsidiaries) incurred or extended prior the Closing Date which is evidenced by an instrument as of the Closing Date, such instrument (subject to Section 10.27).

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (b) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, in each case, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or on the Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any Cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Inventory” means all “inventory” (as defined in Article 9 of the UCC), including inventory, merchandise, goods and other personal property that are held for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrower or a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings, Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, guarantee, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings, Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment (without taking into account any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment) plus the cost of all additions thereto less without duplicating amounts added to Available Amount, any returns on any such Investment (including any dividends paid or capital returned). Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the immediately preceding sentence.

“ITSA” means an agreement between the members of an Australian GST Group which takes effect as an indirect tax sharing agreement under section 444-90 of Schedule 1 of the Australian Taxation Administration Act 1953 (Cth) and complies with the Australian Taxation Administration Act 1953 (Cth) and the Australian GST Act as well as any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Australian Taxation Administration Act 1953 (Cth), any such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

“Joinder Agreement” means an agreement substantially in the form of Exhibit I.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Collateral Agent not to be unreasonably withheld, denied or delayed) in form and substance reasonably acceptable to the Collateral Agent.

“Law” means any law, statute, constitution, treaty, rule, regulation, policy, guideline, standard, directive, ordinance, code, judgment, ruling, order, writ, Decree, stipulation, normative act, instruction, information letter, injunction or determination of any Governmental Entity.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Legal Reservations” means (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (b) the time barring of claims under applicable limitation laws and defenses of set-off or counterclaim (including the limitation acts) and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of U.K. stamp duty may be void; (c) the principle that in certain circumstances security granted by way of fixed charge may be recharacterized as a floating charge or that security purported to be constituted as an assignment may be recharacterized as a charge; and (d) any other matters which are set out as qualifications or reservations (however described) regarding a matter of law contained in any legal opinion delivered to the Collateral Agent in connection with any Credit Document.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); it being understood and agreed, however, that any such Person shall, prior to the consummation of each transaction under any such Hedge Agreement, (a) notify the Collateral Agent in writing of its status as a Lender Counterparty and (b) if, at the time that such Person enters into such transaction, such Person is also a party to (or an Affiliate of a party to) the Revolving Credit Agreement, elect, as between its Lien on the Term Loan Priority Collateral and its Lien on the Revolving Loan Priority Collateral, which Lien will be a first priority Lien and which Lien will be a second priority Lien (in each case, subject to Liens permitted to be prior to such Liens hereunder or under the Revolving Credit Agreement), which election must be notified to the Collateral Agent in writing (it being understood and agreed that any such Person that elects to have its lien on the Revolving Loan Priority Collateral be a first priority Lien shall not constitute a “Lender Counterparty” for purposes of this Agreement).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Net Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Lien” means (i) (x) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and (y) any option, trust or other preferential arrangement having the practical effect of any of the items listed in clause (x) and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan or a New Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole (but excluding any event and their effects to the extent disclosed in Holdings’ filings with the SEC prior to January 15, 2012); (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party that is a Material Entity of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Affiliated Lender” means any Lender (other than an Exxaro Affiliated Lender), together with their Affiliates (not including Holdings or any of its Subsidiaries) for so long as such Lender possesses, directly or indirectly, the power (a) to vote 15% or more of the Securities having ordinary voting power for the election of directors of Holdings or any of Holdings’ Subsidiaries or (b) to direct or cause the direction of the management and policies of Holdings or any of Holdings’ Subsidiaries, whether through the ownership of voting securities or by contract or otherwise.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Entity” means (i) Borrower, (ii) US Holdings, (iii) Australia Holdings and (iv) any subsidiary of Holdings that is not an Immaterial Entity.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $7,000,000 as of the date of the acquisition thereof and (b) any Leasehold Property with respect to which the aggregate payments under the term of the lease are in excess of $10,000,000 per annum; provided that notwithstanding the foregoing, a Material Real Estate Asset shall not include any Real Estate Asset that the Collateral Agent acting reasonably has determined (and has advised Holdings of such determination) (x) is not material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including Borrower or (y) that the cost to realize upon the security interest thereon substantially outweighs the benefit of obtaining a security interest thereon.

“Maturity Date” means, except to the extent extended pursuant to Section 2.22 (and in such case, any Extended Maturity Date shall apply only with respect to the Loans so extended), (i) with respect to the Term Loans, the earlier of (a) February 8, 2018 and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise and (ii) with respect to New Term Loans, the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Merger Consideration Amount” shall mean an amount up to $200,000,000, with such final number to be notified to the Administrative Agent in writing by an Authorized Officer of Holdings or Tronox US prior to the Acquisition Date.

“Merger Consideration Payment” means the one-time payment of an amount not to exceed the Merger Consideration Amount.

“Mineral Sands Business” means, collectively, the Acquired Business and the Tiwest Business.

“Minimum Extension Condition” as defined in Section 2.22(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt, debenture or other document creating a Lien on any Real Estate Asset or any interest in any Real Estate Asset, in each case (a) as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and (b) in form and substance reasonably acceptable to the Collateral Agent.

“Mortgaged Property” as defined in Section 3.1(g).

“Multiemployer Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments or Cash proceeds received by Holdings or any of its Subsidiaries from such Asset Sale as and when received, minus (ii) any fees, costs and expenses incurred in connection with such Asset Sale, including (a) income or gains Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by any Lien, in each case, on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale or a Lien on assets not constituting Collateral and (c) a reasonable cash reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or Cash proceeds received by Holdings or any of its Subsidiaries as and when received (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case other than in respect of assets constituting Revolving Loan Priority Collateral or ABL Collateral minus (ii) (a) any actual fees, costs and expenses incurred by Holdings or any of its Subsidiaries in respect thereof, and (b) any actual fees, costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“New Term Loan” as defined in Section 2.21.

“New Term Loan Commitment” as defined in Section 2.21.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.21.

“Non-Consenting Lender” as defined in Section 2.20.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws in the United States or applicable foreign jurisdictions) with respect to Borrower or its Affiliates or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.

“Non-US Allocable Payment Amount” as defined in Section 2.11(e).

“Non-US Entity” means any Person that is not a US Entity.

“Non-US Lender” as defined in Section 2.17(c).

“Note” means a Term Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), the Arranger, Lenders or any of them under any Credit Document and Lender Counterparties under any Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, including all such Obligations as may be novated in accordance with Section 3.6.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto, but excluding Excluded Taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(o).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA or any Foreign Pension Plan.

“Permitted Acquisition” means any acquisition at any time by Holdings or any Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Holdings in connection with such acquisition shall be owned 100% by Holdings or one of its Subsidiaries, and if the acquisition is by a Credit Party, such Credit Party shall take, or cause to be taken, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable, and within the time periods set forth therein;

(iv) on a pro forma basis after giving effect to such acquisition (and, for the avoidance of doubt, any Indebtedness incurred in connection therewith and any repayments in connection therewith) as determined in accordance with Section 6.7(b), the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available and have been delivered pursuant to Section 5.1(b) or Section 5.1(c) shall not exceed the applicable covenant in Section 6.7 less 0.25:1.00;

(v) if such acquisition is for an aggregate cash purchase price amount in excess of $75,000,000, Tronox US shall have delivered to Administrative Agent (A) at least five Business Days prior to such proposed acquisition (or such shorter period as may be agreed by Administrative Agent), a Compliance Certificate evidencing in reasonable detail compliance with clause (iv) above and setting forth the aggregate consideration for such acquisition and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent to the extent available) provided such documents and information may not be permitted to be provided in light of any applicable confidentiality requirements (it being understood that Holdings shall use commercially reasonable efforts to obtain any applicable consents to permit delivery to the Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements, in each case to the extent available; and

(vi) any Person or assets or division as acquired in accordance herewith shall be in business or lines of business as permitted under Section 6.12.

In no event shall the Acquisition be deemed to be a Permitted Acquisition, irrespective of whether the terms of the Acquisition comply with the definition of a “Permitted Acquisition.”

“Permitted Factoring” means any accounts receivable discount sales program pursuant to which a Subsidiary of Holdings sells all or a portion of accounts receivable (and related rights) owed to it in one or more transactions to a buyer on a limited or non-recourse basis (and/or grants a security interest in such accounts receivable transferred or purported to be transferred to such buyer) in the ordinary course of business; provided that (a) no such sales may be for less than 70% of the face value of such receivables (and related rights) and (b) any such transactions shall otherwise comply with the requirements of this Agreement relating to Permitted Factoring.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Reinvestment Period” means in the case of Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds, the 18-month period following receipt thereof; provided that such period may be extended by six months if a binding commitment to reinvest such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds is entered into during such 18-month period.

“Permitted Securitization” means a Securitization that complies with the following criteria: (i) the cash portion of the initial purchase price paid by the Securitization Subsidiary to Holdings and its Subsidiaries at closing for the Securitization Assets is at least 70% of the Fair Market Value of the Securitization Assets at such time, (ii) the aggregate Investment by Holdings or any of its Subsidiaries in the Securitization Subsidiary does not exceed the customary investment required in the securitization market and (iii) the Seller’s Retained Interest and all proceeds thereof shall constitute Collateral (unless the Securitization Subsidiary is a South African Subsidiary, is not owned by a Credit Party, the granting of a Lien in the Seller’s Retained Interest would result in a violation of applicable Law or the Administrative Agent determines in its reasonable discretion that the benefit to the Secured Parties of the granting of a Lien in Seller’s Retained Interest is substantially outweighed by the burden of granting such a Lien) and, subject to the foregoing, all necessary steps to perfect a security interest in such Seller’s Retained Interest for the benefit of the Secured Parties are taken by Holdings and its Subsidiaries.

“Permitted Securitization Intercreditor Agreement” as defined in Section 6.1(m).

“Permitted Seller Notes” means any promissory note issued by Holdings or any of its Subsidiaries to a seller in any Permitted Acquisition constituting part of the purchase price thereof (or to a third party lender in connection with any Permitted Acquisition); provided that such Indebtedness (i) is on market terms (taking into account, among other things, Holdings’ corporate structure and the market in which the relevant Person operates), (ii) is unsecured, (iii) is expressly subordinated to the prior payment in full in cash of Obligations on customary terms and conditions reasonably satisfactory to Administrative Agent and (iv) has a scheduled maturity of at least six months beyond the scheduled maturity of the Loans.

“Permitted Unsecured Notes” means unsecured senior or subordinated (or any combination thereof) Indebtedness incurred from time to time by any Credit Party (or any Person that will, upon issuance of such notes, become a Credit Party) and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that such Indebtedness (i) is on market terms taking into account, among other things, Holdings’ corporate structure and the markets into which such Indebtedness is sold, (ii) is unsecured, (iii) does not mature or have scheduled amortization or other required payments of principal prior to the date that is 91 days beyond the latest Maturity Date of any Loans hereunder at the time such Permitted Unsecured Notes are incurred (other than customary offers to repurchase upon a change of control, asset sale or condemnation event and customary acceleration rights after an event of default), (iv) is not guaranteed by any Person other than the Credit Parties (or any Person that will, upon issuance of such notes, become a Credit Party), (v) does not contain any financial maintenance covenants, (vi) without limiting the foregoing limitations, does not contain covenants, events of default or other terms and conditions that, when taken as a whole, are more restrictive to the Credit Parties than the terms of this Agreement (it being understood that (A) interest rates, redemption and prepayment premiums and restrictions on prepayment or redemption shall not be taken into account in determining whether terms are more restrictive taken as a whole and (B) as a condition to the incurrence of any Permitted Unsecured Notes, Holdings or Tronox US shall have delivered a certificate of one of its Authorized Officers to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Permitted Unsecured Notes, together with a reasonably detailed description of the material terms and conditions of such Permitted Unsecured Notes or drafts of the documentation relating thereto, stating that Holdings or Tronox US, as the case may be, has determined in good faith that such terms and conditions satisfy the foregoing requirement, which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings in writing within three Business Days after receipt of such certificate that it disagrees with such determination (including a reasonably detailed description of specific provisions or terms of such notes as to which it has determined do not satisfy the foregoing (it being agreed that upon modifying such notes to change the relevant provisions identified in the Administrative Agent’s writing, Holdings or Tronox US shall not be required to provide a further notice or waiting period)).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(q).

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Products” means the products developed, researched, manufactured (including mining and exploring for raw materials for manufacture), distributed, marketed or sold by the Business, including those set forth on Schedule 1.1(b).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender at any time prior to the earlier of the end of the Current Interest Period and the Delayed Draw Term Loan Commitment Termination Date, (1) the percentage obtained by dividing (a) the Closing Date Term Loan Exposure of that Lender by (b) the Closing Date Term Loan Exposure of all Lenders and (2) the percentage obtained by dividing (a) the Delayed Draw Term Loan Exposure of that Lender by (b) the Delayed Draw Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Term Loan of any Lender at any time after the earlier of the end of the Current Interest Period and the Delayed Draw Term Loan Commitment Termination Date, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Closing Date Term Loan Exposure, Delayed Draw Term Loan Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Closing Date Term Loan Exposure, the aggregate Delayed Draw Term Loan Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its Subsidiaries or their Securities.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

“Refinanced Term Loans” as defined in Section 10.5(d).

“Register” as defined in Section 2.4(b).

“Regulation” as defined in Section 5.17.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required pursuant to any Environmental Law or by any Governmental Authority, voluntarily undertaken or otherwise reasonably necessary to (i) clean up, investigate, sample, evaluate, monitor, remediate, remove, correct, contain, treat, abate or in any other way address any Release of Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release or migration, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clauses (i) or (ii) above.

“Reorganization” means the reorganization of Holdings and its Subsidiaries (including the formation of new Subsidiaries and dissolution of certain Subsidiaries) as set forth in the Transaction Summary (without any changes thereto that are adverse in any material respect to the interests of the Lenders and the Administrative Agent hereunder (except to the extent consented to in writing by the Administrative Agent)).

“Replacement Lender” as defined in Section 2.20.

“Replacement Term Loans” as defined in Section 10.5(d).

“Requisite Lenders” means, at any time of determination, one or more Lenders having or holding Term Loan Exposure and/or New Term Loan Exposure representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate New Term Loan Exposure of all Lenders; provided that (i) with respect to any Defaulting Lender, such Defaulting Lender shall not be deemed to be a Lender for purposes of determining “Requisite Lenders” and (ii) each Material Affiliated Lender is automatically deemed to have voted any Term Loan Exposure or New Term Loan Exposure held by such Material Affiliated Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders with Term Loan Exposure or New Term Loan Exposure, as the case may be, who are not Material Affiliated Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective direct or indirect Subsidiaries now or hereafter outstanding, except a non-cash dividend payable solely in shares of that class of stock to the holders of that class or in options, warrants or other rights to purchase such stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings) now or hereafter outstanding; (iv) any management or similar fees payable to any equityholders other than a Credit Party; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Permitted Seller Notes, the Permitted Unsecured Notes, the Revolving Credit Agreement or any Alternative Facility. The Merger Consideration Payment shall not be deemed to be a Restricted Junior Payment and may be distributed whether or not the Acquisition is consummated.

“Revolving Credit Agreement” means, initially, that certain credit agreement dated as of February 14, 2011 by and among Tronox LLC, as borrower, the guarantors party thereto, the lenders signatory thereto and the ABL Agent, as it may be amended, restated, supplemented, modified, repaid and later reborrowed, extended, renewed, refinanced or replaced from time to time in accordance herewith, subject to the Closing Date Intercreditor Agreement.

“Revolving Credit Agreement Documents” means, collectively, the definitive loan documentation governing or entered into in connection with the Revolving Credit Agreement, including collateral documents relating thereto.

“Revolving Loan Debt” as defined in the Closing Date Intercreditor Agreement.

“Revolving Loan Priority Collateral” as defined in the Closing Date Intercreditor Agreement.

“S&P” means Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents and Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means any transaction or series of transactions entered into by a Subsidiary of Holdings pursuant to which such Subsidiary sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets with the cash proceeds of Indebtedness permitted to be incurred by such Securitization Subsidiary or the realization of proceeds from the Securitization Assets in the ordinary course of business, or any similar arrangement with respect to the monetization of receivables reasonably acceptable to Administrative Agent, it being understood that a Securitization may involve periodic transfers or pledges of accounts receivable in which new Securitization Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Securitization Assets, or interests therein; provided that any such transactions shall otherwise comply with the requirements of this Agreement relating to Securitizations.

“Securitization Assets” means any accounts receivable owed to a Subsidiary of Holdings (whether now existing or arising or acquired or formed in the future), arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by such Subsidiary to a Securitization Subsidiary.

“Securitization Subsidiary” means a Subsidiary of Holdings that engages in no activities other than in connection with the financing of accounts receivable (and activities incidental thereto) and that is designated by the board of directors (or similar governing body) of Holdings (as provided below) as a Securitization Subsidiary and: (1) has no Indebtedness or other Obligations (contingent or otherwise) that: (a) are guaranteed by Holdings, Borrower or any of their Subsidiaries; (b) are recourse to or obligate Holdings, Borrower or any of their Subsidiaries in any way or create a Lien on, or otherwise encumber or restrict, the Collateral in any way; or (c) subjects any property or assets of Holdings, Borrower or any of their Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof; (2) has no contract, agreement, arrangement or undertaking (except in connection with a Permitted Securitization) with Holdings, Borrower or any of their Subsidiaries other than on terms no less favorable to Holdings, Borrower or such Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivables; (3) neither Holdings, Borrower nor any of their Subsidiaries has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition or cause the Securitization Subsidiaries to achieve certain levels of operating results and (4) does not commingle its funds or assets with those of Borrower or any other Credit Party, in each case, other than Standard Securitization Undertakings. Any such designation by the board of directors (or similar governing body) of Holdings or Tronox US will be evidenced to Administrative Agent by filing with Administrative Agent a certified copy of the resolution of the board of directors (or similar governing body) of Holdings or Tronox US giving effect to such designation and an officers’ certificate certifying, to such officer’s knowledge and belief, that such designation complied with the foregoing conditions.

“Seller’s Retained Interest” means the debt or equity interests held by Holdings or a Subsidiary of Holdings in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which Holdings or a Subsidiary of Holdings has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Series” as defined in Section 2.21.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer (or responsible financial officer) of Holdings and the chief financial officer (or responsible financial officer) of Borrower substantially in the form of Exhibit F-2 (or, if the senior financial officer of Borrower is at Tronox US, Tronox US).

“Solvent” means, with respect to a Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable Debtor Relief Laws and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“South African Acquired Companies” means Exxaro Sands—South Africa and Exxaro TSA Sands.

“South African Subsidiaries” means any Subsidiary formed under the laws of the Republic of South Africa or any Subsidiary if, as a result of providing a Guaranty of the Obligations or providing any Collateral or being a party to any of the Credit Documents, such Subsidiary would violate any applicable South African “Black Empowerment” laws, any South African exchange control regulations or any other similar South African laws and regulations applicable to it.

“Specified Event of Default” means an Event of Default pursuant to Section 8.1(a), (f) or (g).

“Specified Representations” as defined in Section 6.8(m).

“Specified Transaction Agreement Representations” as defined in Section 6.8(m).

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by Holdings, Borrower or any of its Subsidiaries which are customary for a seller or servicer of assets transferred in connection with a Securitization.

“Subject Transaction” as defined in Section 6.7(b).

“Subsidiary” means (a) solely for the definitions of “Exxaro Group” and “Tronox Group,” with respect to any Person, any other Person of which the first Person (i) owns, directly or indirectly, more than 50% of all the securities or other ownership interests in that other Person, (ii) is able to exercise, directly or indirectly, or control, directly or indirectly, the exercise of more than 50% of the voting rights associated with the securities or other ownership interests of that other Person, whether pursuant to contract or otherwise, (iii) owns, directly or indirectly, securities or other ownership interests having voting power to elect or appoint a majority of the board of directors or other Person performing similar functions, or (iv) has the right, whether through contract or otherwise, to appoint or elect or control the appointment or election of the majority of the board of directors or other Person performing similar functions (or if there are no such voting interests, more than 50% of the equity interest in the second Person); provided that for the avoidance of doubt, Tiwest is not a Subsidiary of either US Holdings or Exxaro Resources Limited, a company organized under the laws of the Republic of South Africa, for purposes of this Agreement, except that Tiwest shall be deemed a Subsidiary of Holdings, from and after the consummation of the Acquisition and (b) for all other purposes hereunder, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that, in the case of this clause (b): (1) in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding, (2) for purposes of the definitions of “Net Asset Sale Proceeds” and “Net Insurance/Condemnation Proceeds,” Sections 2.11(a) and 2.11(b) of this Agreement, the term “Subsidiary” or “Subsidiaries” shall be deemed to not include any Persons that would otherwise be Subsidiaries hereunder for so long as such Persons are South African Subsidiaries, (3) for purposes of the representations and warranties made pursuant to Section 4 of this Agreement, “Subsidiary” or “Subsidiaries” shall be deemed to include (x) all Subsidiaries of Holdings other than as set forth in the succeeding clause (y) and (y) South African Subsidiaries only with respect to those representations and warranties that constitute Specified Transaction Agreement Representations or Specified Representations and (4) the Excluded Entities shall not be considered Subsidiaries of Holdings for any purpose under the Credit Documents.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature imposed by a Governmental Authority.

“Term Loan Commitments” means the Closing Date Term Loan Commitment and the Delayed Draw Term Loan Commitment, collectively.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of any of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Priority Collateral” means Collateral other than Revolving Loan Priority Collateral and ABL Collateral.

“Term Loans” means the Closing Date Term Loans and the Delayed Draw Term Loans, collectively.

“Terminated Lender” as defined in Section 2.20.

“TFA” means a tax funding agreement between the members of an Australian Tax Consolidated Group which includes (a) reasonably appropriate arrangements for the funding of tax payments by the head company (as defined in the Australian Tax Act) having regard to the position of each member of the Australian Tax Consolidated Group, (b) an undertaking from each member of the Australian Tax Consolidated Group to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of the Australian Tax Consolidated Group, and (c) an undertaking from the head company to pay all group liabilities (as described in section 721-10 of the Australian Tax Act) of the Australian Tax Consolidated Group before the members of the Australian Tax Consolidated Group make any payments to the head company under the agreement, any such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

“Tific” means Tific Pty. Ltd., ABN 69 009 123 451, a company incorporated in Western Australia.

“Title Policy” as defined in Section 3.1(g)(iv).

“Tiwest” means Tiwest Pty Ltd, ABN 59 009 343 364, a company incorporated in Western Australia.

“Tiwest Business” means the business currently conducted by the Tiwest Joint Venture of (a) the exploration for and mining of valuable heavy minerals such as ilmenite, natural rutile and leucoxene that are used to produce titanium dioxide and other products, such as staurolite and zircon, (b) the beneficiation of (through mineral separation and other methods) such minerals to produce synthetic rutile, titanium dioxide and other products including activated carbon, and (c) the storage, sales, marketing, transport and distribution of the minerals and products described in clauses (a) and (b) (except that the Tiwest Joint Venture is not engaged in the sale of titanium dioxide), in each case, including all of the assets, liabilities, rights and obligations of such business and business operations.

“Tiwest Joint Venture” means the joint venture arrangement governed by the Tiwest Joint Venture Agreements.

“Tiwest Joint Venture Agreements” means the joint venture arrangements governed by (a) that certain Cooljarloo Mining Joint Venture Agreement, dated as of November 3, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Amending Deed to the Cooljarloo Mining Joint Venture Agreement, dated March 26, 1991, by and among Yalgoo, Tronox Australia and the other parties thereto; (b) that certain Processing Joint Venture Agreement, dated November 3, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Amending Deed to the Processing Joint Venture Agreement, dated March 26, 1991, by and among Yalgoo, Tronox Australia and the other parties thereto as further amended by the Supplemental Deed to Processing Joint Venture Agreement, dated as of June 30, 2008, by and among Yalgoo, Tronox Australia, Exxaro Sands and the other parties; (c) that certain Jurien Exploration Joint Venture Agreement, dated March 9, 1989, by and among Exxaro Sands, Tific, Tronox Australia and the other parties thereto; (d) that certain Co-Operation Deed, dated November 3, 1988, by and among Exxaro

Sands, Tronox Australia and the other parties thereto; (e) that certain Operations Management Agreement, dated as of December 16, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Supplemental Deed to the Operations Management Agreement dated as of July 23, 2008 by and among Yalgoo, Tronox Australia and the other parties thereto; (f) that certain Development Agreement, dated as of March 25, 2008, by and among Tronox LLC, Tronox Australia, Yalgoo, Exxaro Sands and other parties thereto as amended by that certain Supplemental Deed to the Development Agreement, dated March 24, 2010; (g) that certain Mineral Sands (Cooljarloo) Mining and Processing Agreement, dated November 8, 1988 by and among the State of Western Australia, Yalgoo, Tronox Australia and other parties thereto; (h) those certain other documents, agreements and amendments entered into from time and time in connection with any of the foregoing agreements; pursuant to which agreements the parties operate a chloride process titanium dioxide plant located in Kwinana, Western Australia, a mining venture in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility in Muchea, Western Australia; (i) those certain other documents relating to or concerning exploration ventures at Jurien, Dongara and elsewhere in Western Australia; (j) those certain other documents relating to or concerning an office building in Bentley, Western Australia for the purpose of providing certain corporate services; (k) that certain Bunbury Port Authority Lease of Port Facilities Bunbury, dated October 21, 2010 (commencement date of November 1, 2009), by and between Bunbury Port Authority and Tiwest; and (l) that certain Russell Park, Henderson Warehouse Lease, dated December 11, 1996 and extended by a Deed of Renewal dated August 1, 2007 (effective November 3, 2007), by and between ISPT Pty Ltd and Tiwest.

“Transaction Agreement” means that certain Transaction Agreement dated as of September 25, 2011 by and among Tronox Incorporated, a Delaware corporation, Tronox Limited, a public limited company organized under the laws of Australia, Concordia Acquisition Corporation, a Delaware corporation and the Exxaro Sellers, including the exhibits, schedules and all documents related thereto, as the same may be amended, modified, amended and restated, waived or supplemented from time to time pursuant to the terms thereof subject to the limitations set forth herein.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Holdings’ Subsidiaries in connection with the transactions contemplated by the Acquisition, the Transaction Summary, the Transaction Agreement (including filings with the SEC relating thereto), the initial registration statement in Australia, the Credit Documents or any Additional Facility Credit Documents (including the amendment to the Revolving Credit Agreement occurring on or prior to the Closing Date).

“Transaction Summary” means the summary of the Reorganization as set forth in Schedule 1.1(c).

“Transactions” means, collectively, (i) the refinancing of the Existing Indebtedness, (ii) the Reorganization, (iii) the consummation of the Acquisition contemplated by the Transaction Agreement, (iv) the filing and amending of, until effective, the initial registration statement in Australia, (v) the entering into of the Credit Documents and (vi) the entering into of the amendment or amendment and restatement or replacement of the Revolving Credit Agreement.

“Tronox Australia” means Tronox Western Australia Pty Ltd ABN 56 009 331 195, a company incorporated under the laws of Western Australia.

“Tronox Exchangeable Election Shares” means all shares of the common stock, par value $0.01 per share of US Holdings with respect to which an Exchangeable Share Election has been made as contemplated by the terms of the Transaction Agreement, and not revoked.

“Tronox Exchangeable Shares” means exchangeable shares of US Holdings, par value $0.01 per share, with the terms and conditions set forth on Exhibit VI to the Transaction Agreement.

“Tronox Group” means US Holdings and its Subsidiaries.

“Tronox Parties” means US Holdings, Tronox Limited and Concordia Acquisition Corporation.

“Tronox US” means, initially, Tronox Incorporated, a Delaware corporation, its successors and assigns, or any other Credit Party designated by Holdings or the Borrower where the senior management of Holdings and its Subsidiaries will be located.

“TSA” means an agreement between the members of an Australian Tax Consolidated Group which takes effect as a tax sharing agreement under section 721-25 of the Australian Tax Act and complies with the Australian Tax Act and any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Australian Tax Act, any such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

“Type of Loan” means either a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Collateral Documents” means any and all instruments, documents and agreements, including, without limitation, share charges and debentures, governed by the laws of England and Wales delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“US Entity” means any Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

“US Holdings” as defined in the preamble hereto.

“US Lender” as defined in Section 2.17(c).

“US Pledge and Security Agreement” means the US Pledge and Security Agreement, dated as of the Closing Date among the Credit Parties thereto and the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Whitewash Australian Entity” means any Australian Subsidiary which is required to obtain approval to the giving of financial assistance in accordance with section 260B of the Corporations Act in connection with the Transactions.

“Whitewash Completion Date” means (a) in respect of each Initial Australian Credit Party that is a Whitewash Australian Entity, as soon as commercially practicable, but in any event no later than 45 days after the Closing Date (or such longer period as consented to by the Collateral Agent in its sole discretion); and (b) in respect of each other Australian Subsidiary from time to time that is a Whitewash Australian Entity, the date which is 45 days (or such longer period as consented to by the Collateral Agent in its sole discretion) after the date such Australian Subsidiary is acquired by, or otherwise becomes a Subsidiary domiciled in Australia of, Holdings or one of its Subsidiaries.

“Whitewash Documents” means the documents, in a form approved by the Administrative Agent (acting reasonably), required under section 260B of the Corporations Act for approving the giving of financial assistance being given by any Australian Subsidiary that is a Whitewash Australian Entity under all relevant Credit Documents to which it is proposed to be a party, including, in respect of each Whitewash Australian Entity and the ultimate Australian holding company, the circular or sole member (as applicable) resolution approving the giving of the financial assistance by the relevant company, an explanatory statement setting out all the information that is material to the decision on how to vote on such resolution, a notice proposing the passing of a resolution to approve the giving of the financial assistance and as required, ASIC forms 2602 (financial assistance details), 2601 (intention to give financial assistance) (other than for the ultimate Australian holding company) and 2205 (notification of resolutions regarding shares) (including, in each case, with all necessary attachments, if any).

“Whitewash Resolution Date” means, in respect of an Australian Subsidiary that is a Whitewash Australian Entity, the date which is at least 14 days prior to the relevant Whitewash Completion Date for such Australian Subsidiary.

“Yalgoo” means Yalgoo Minerals Pty. Ltd., ABN 21 008 948 383, a company incorporated in Western Australia.

1.2. Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(g), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements—Tronox.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement and either Borrower or Requisite Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP, as applicable, prior to such change therein and (ii) Borrower shall provide the reconciliation statements required by Section 5.1(g). Notwithstanding anything in this Agreement to the contrary, any change in GAAP that would require operating leases to be treated similarly to Capital Leases shall not be given effect in the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement hereunder.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

1.4. Currency Translation. For purposes of determining compliance with the terms and provisions of the Credit Documents, including for purposes of determining compliance with the covenants set forth in Section 6 hereof as of any date, for purposes of making any determination in respect of Section 8 as of any date and for any other limitation or threshold herein, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the date of the incurrence or the making of such non-Dollar liability, Investment, sale, Lien, acquisition or other action, as the case may be, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

1.5. Dutch Terms. In this Agreement, where it relates to or has an effect on a Dutch entity or its assets, or Dutch security, then, solely for purposes of Dutch law, a reference to:

(a)	a necessary action to authorize where applicable, includes without limitation:

(i) any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden); and

(ii) obtaining an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden);

(b)	gross negligence means grove schuld;

(c)	negligence means schuld;

(d)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)	wilful misconduct means opzet;

(f)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(h)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(i)	an administrative receiver or receiver includes a curator;

(j)	an administrator includes a bewindvoerder;

(k)	an attachment includes a beslag;

(l)	a merger includes a juridische fusie;

(m)	a demerger includes a juridische splitsing; and

(n)	financial assistance means any action or contemplated action prohibited by:

(i)	for a naamloze vennootschap, section 2:98(c) of the Dutch Civil Code; or

(ii)	for a besloten vennootschap met beperkte aansprakelijkheid, section 2:207(c) of the Dutch Civil Code.

SECTION 2. LOANS

2.1. Closing Date Term Loans.

(a) Closing Date Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to the amount of such Lender’s Closing Date Term Loan Commitment. Borrower may make only one borrowing under the Closing Date Term Loan Commitment of each Lender, which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Closing Date Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding in full of such Lender’s Closing Date Term Loan Commitment on such date.

(b) Borrowing Mechanics for Loans. Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three Business Days, in the case of Eurodollar Rate Loans, and no later than one Business Day, in the case of Base Rate Loans, prior to the Closing Date or such shorter period of time acceptable to Administrative Agent. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender with a Closing Date Term Loan Commitment of the proposed borrowing.

2.2. Delayed Draw Term Loans.

(a) Delayed Draw Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, at any one time after the Closing Date up until the Delayed Draw Term Loan Commitment Termination Date, a Term Loan to Borrower in an amount equal to the amount of such Lender’s Delayed Draw Term Loan Commitment. Borrower may make only one borrowing under the Delayed Draw Term Loan Commitment, which, if made, must be prior to the Delayed Draw Term Loan Commitment Termination Date. Any amount borrowed under this Section 2.2 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.10(a) and 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date.

(b) Borrowing Mechanics for Loans. Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three Business Days, in the case of Eurodollar Rate Loans, and no later than one Business Day, in the case of Base Rate Loans, prior to the Delayed Draw Funding Date or such shorter period of time acceptable to Administrative Agent. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender with a Delayed Draw Term Loan Commitment of the proposed borrowing.

(c) Initial Interest Period. The Interest Period (and the respective Adjusted Eurodollar Rate) in effect on the Delayed Draw Funding Date in respect of the Closing Date Term Loans (the “Current Interest Period”) will continue to be in effect for such Closing Date Term Loans following the Delayed Draw Funding Date and will end on the last day of the Current Interest Period, and for the Delayed Draw Term Loans funded on the Delayed Draw Funding Date the initial Interest Period will end on the last day of the Current Interest Period and the Adjusted Eurodollar Rate during such initial Interest Period will equal the Adjusted Eurodollar Rate applicable to the Closing Date Term Loans during the Current Interest Period. If the Closing Date Term Loans are as of the Delayed Draw Funding Date Base Rate Loans, then the Delayed Draw Term Loans shall be borrowed in Base Rate until the next Interest Payment Date.

2.3. Use of Proceeds. Holdings shall cause the proceeds of the Closing Date Term Loans to be applied to repay the Existing Indebtedness of the Credit Parties in full and may also cause such proceeds to be used to pay fees and expenses in connection therewith and for ongoing working capital requirements and other general corporate purposes. The proceeds of any Delayed Draw Term Loans may be used for ongoing working capital requirements and other general corporate purposes and, together with the proceeds of the Closing Date Term Loans, at the option of the Borrower, may be used to fund, in part, the Acquisition (including refinancing or retiring all existing debt and redeeming all preferred stock of the Acquired Business and paying fees, commissions and expenses in connection with the Acquisition). The proceeds of any New Term Loans shall be applied as set forth in the applicable Joinder Agreement. Notwithstanding the foregoing, no portion of the proceeds of any Loans shall be used (x) in any manner that causes or might cause the borrowing of the Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act, (y) to collateralize or secure Borrower’s Hedging Agreements or any other hedging arrangements or (z) in any manner that could reasonably be expected to adversely impair in any material respect the ability of Holdings or any of its Subsidiaries to be directly liable for or provide a Guaranty of the Obligations or to provide a Lien over the assets of Holdings or any of its Subsidiaries in favor of the Collateral Agent to secure the Obligations.

2.4. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or Tronox US or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan, payable to such Lender or its registered assigns.

2.5. Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall, subject to Section 2.21, bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to a Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6. Conversion/Continuation.

(a) Subject to Section 2.15 and so long as no Specified Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Subject to clause (c) below, Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c) Any Conversion/Continuation Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Conversion/Continuation Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation; provided each such notice shall be promptly confirmed in writing by delivery of the Conversion/Continuation Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern. In the case of any Conversion/Continuation Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

2.7. Default Interest. Upon the occurrence and during the continuance of a Specified Event of Default, any overdue amounts in respect of the Loans (including overdue principal and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder) shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and overdue amounts in respect thereof shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8. Fees; Call Premium.

(a) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date with a Closing Date Term Loan Commitment, as fee compensation for the funding of such Lender’s Closing Date Term Loan, a closing fee in an amount equal to 1.0% of the stated principal amount of such Lender’s Term Loan to be funded on the Closing Date.

(b) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the issuance of the Delayed Draw Term Loan Commitment, a closing fee in an amount equal to 1.0% of the stated principal amount of such Lender’s Delayed Draw Term Loan Commitment; provided, however, that each Lender with a Delayed Draw Term Loan Commitment that has become a Defaulting Lender and has not funded its Delayed Draw

Term Loan Commitment in full severally agrees that it shall, to the extent permitted by law, promptly return to Borrower directly upon written request by Borrower to such Lender the fees it has received pursuant to this Section 2.8(b).

(c) In the event all or any portion of funded Term Loans is subject to a Repricing Event, the Borrower shall pay or cause to be paid to each Lender whose Term Loans are prepaid or repaid in whole or in part, or which is required to assign any of its Term Loans pursuant to Section 2.20 in connection with such Repricing Event, an amount equal to 1.0% of the amount of such Lender’s Term Loans so prepaid, repaid or assigned if such Repricing Event occurs prior to the first anniversary of the Closing Date. “Repricing Event” means (a) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of such Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate that is less than the “effective” interest rate then applicable to the Term Loans and (b) any amendment or other modification of this Agreement that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (with “effective” interest rate for all purposes of this Section 2.8(c) to give effect to all upfront or similar fees or original issue discount (in each case, with original issue discount and upfront or similar fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), the relevant Applicable Margin, and any “LIBOR” floor or “Base Rate” floor but excluding arrangement, syndication, structuring or like fees payable in connection therewith that are not shared with all lenders). Determination of the “effective” interest rate shall be made by Administrative Agent in a manner determined by it to be consistent with accepted financial practice; provided that Administrative Agent shall have no obligation to make any such determination absent a request therefor by Borrower; provided further that Borrower and each Lender hereby agree that Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by Borrower or such Lender as a result of such determination.

(d) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

(e) Borrower agrees to pay to the Administrative Agent for the account of each applicable Lender a commitment fee equal to 1.0% per annum on the average daily unused amount of each Delayed Draw Term Loan Commitment of such Lender during the period from and including the Closing Date to but excluding the Delayed Draw Term Loan Commitment Termination Date. Accrued fees under this Section 2.8(e) shall be payable in arrears on (i) the three-month anniversary of the Closing Date (if the Delayed Draw Term Loan Commitment Termination Date has not yet occurred at such time) and (ii) the Delayed Draw Term Loan Commitment Termination Date, shall be computed on the basis of a year of 366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.9. Scheduled Payments.

Commencing with the first full fiscal quarter following the Delayed Draw Term Loan Commitment Termination Date, the principal amount of the Term Loans shall be repaid in consecutive quarterly installments on the last Business Day of such quarter and of each calendar quarter thereafter (each, an “Amortization Date”) in an amount equal to the product of (a) 0.25% and (b) the sum of the original principal amount of Closing Date Term Loans and the original principal amount of any drawn Delayed Draw Term Loans, with the remaining principal amount of the outstanding Term Loans together with all other amounts owed hereunder with respect thereto to be paid in full no later than the Maturity Date. In the event that any New Term Loans are made, such New Term Loans shall be paid on each Amortization Date occurring on or after the applicable Increased Amount Date, with the remaining principal amount of New Term Loans of a particular Series together with all other amounts owed hereunder with respect thereto to be paid in full no later than the Maturity Date applicable to such Series, in each case as and in such amount specified in the applicable Joinder Agreement. For the avoidance of doubt, New Term Loans shall not be required to amortize except to the extent set forth in the applicable Joinder Agreement (but in any event shall be payable in full on the maturity date applicable thereto). Notwithstanding the foregoing, each scheduled payment of the principal amount of the Loans, including on the relevant Maturity Date (each such payment, an “Installment”) shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.10(a), 2.11 and 2.12, as applicable.

2.10. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments

(i) Any time and from time to time:

(A) with respect to Base Rate Loans, Borrower may prepay, without premium or penalty (subject to Section 2.8(c)), any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(B) with respect to Eurodollar Rate Loans, Borrower may prepay, without premium or penalty (subject to Section 2.8(c) and Section 2.15(c)), any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Commitment Reductions

(i) Prior to the Delayed Draw Funding Date, Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Delayed Draw Term Loan Commitments; provided, any such partial reduction of the Delayed Draw Term Loan Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Any Delayed Draw Term Loan Commitments terminated under this Section 2.10(b) may not be re-established.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Delayed Draw Term Loan Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Delayed Draw Term Loan Commitment of each Lender proportionately.

2.11. Mandatory Prepayments.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay or cause to be prepaid the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that no prepayment shall be required pursuant to this Section 2.11(a) in respect of such Net Asset Sale Proceeds for which Holdings or Tronox US shall have delivered to Administrative Agent no later than the fifth Business Day following the date of receipt of such Net Asset Sale Proceeds a certificate of an Authorized Officer certifying in good faith that (A) no Specified Event of Default and no other Event of Default (other than in respect of any covenants hereunder) has occurred and is continuing, (B) no Event of Default in respect of any covenants hereunder has occurred and is continuing (and if such Authorized Officer cannot make such certification, it may certify that Holdings and Tronox US intend to cure (if such cure is possible), or obtain a waiver in respect of, such Event of Default within 30 days after the date of delivery of such certificate (it being understood and agreed that, solely in the circumstances contemplated by this clause (B), such Net Asset Sale Proceeds shall not be required to be prepaid and shall not be permitted to be reinvested hereunder until the earlier of such cure (if such cure is possible) or waiver and the end of such 30 day period (and pending resolution of the foregoing, such Net Asset Sale Proceeds shall have been deposited in the Blocked Reinvestment Account) and if such cure (if such cure is possible) or waiver has not occurred by the end of such 30 day period, Borrower shall immediately prepay or cause to be prepaid the Loans as set forth in Section 2.12(b) with such Net Asset Sale Proceeds)), and (C) during the Permitted Reinvestment Period, Holdings and its Subsidiaries intend to reinvest (or intend during such period to commit in writing to reinvest) such Net Asset Sale Proceeds in assets with respect to which the Collateral Agent will have a Lien of at least the same priority as the priority of its Lien on the assets sold or disposed of, that such assets in which it will reinvest are useful in the business of Holdings or any of its Subsidiaries and if such Net Asset Sale Proceeds are from an Asset Sale of all or a portion of any Facility such Net Asset Sale Proceeds shall not be reinvested in Equity Interests (it being understood and agreed that, with respect to any Net Asset Sale Proceeds covered by such certificate of an Authorized Officer that are not reinvested during the Permitted Reinvestment Period as set forth above, (x) no Default or Event of Default shall be deemed to have occurred merely because Holdings previously provided a certificate indicating its intent to reinvest (so long as such certificate was not submitted in bad faith) and (y) Holdings or Tronox US shall cause Borrower not later than the first Business Day after the end of such Permitted Reinvestment Period to prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds not reinvested); provided, however, that (i) no reinvestment otherwise permitted hereunder may be made if at the time of any such reinvestment an Event of Default has occurred and is continuing, (ii) any Net Asset Sale Proceeds received by a Non-US Entity from a sale or other disposition of property or assets otherwise permitted under the Credit Documents shall be excluded from this prepayment obligation to the extent applicable law or regulation prohibits transfer of such proceeds to Borrower or a Guarantor; and (iii) if such Net Asset Sale Proceeds are not subject to the restrictions described in the immediately preceding clause (ii), Holdings or Tronox US shall cause such Non-US Entity to distribute such Net Asset Sale Proceeds to the Borrower promptly after receipt thereof for distribution in accordance with the provisions hereof.

(b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any

Net Insurance/Condemnation Proceeds, Borrower shall prepay or cause to be prepaid the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that no prepayment shall be required pursuant to this Section 2.11(b), so long as Holdings or Tronox US shall have delivered to Administrative Agent no later than the fifth Business Day following the date of receipt of such Net Insurance/Condemnation Proceeds a certificate of an Authorized Officer certifying in good faith that (A) no Specified Event of Default and no other Event of Default (other than in respect of any covenants hereunder) has occurred and is continuing, (B) no Event of Default in respect of any covenants hereunder has occurred and is continuing (and if such Authorized Officer cannot make such certification, it may certify that Holdings and Tronox US intend to cure (if such cure is possible), or obtain a waiver in respect of, such Event of Default within 30 days after the date of delivery of such certificate (it being understood and agreed that, solely in the circumstances contemplated by this clause (B), such Net Insurance/Condemnation Proceeds shall not be required to be prepaid and shall not be permitted to be reinvested hereunder until the earlier of such cure (if such cure is possible) or waiver and the end of such 30 day period (and pending such resolution, such Net Insurance/Condemnation Proceeds shall have been deposited in the Blocked Reinvestment Account) and if such cure (if such cure is possible) or waiver has not occurred by the end of such 30 day period, Borrower shall immediately prepay or cause to be prepaid the Loans as set forth in Section 2.12(b) with such Net Insurance/Condemnation Proceeds)), and (C) Holdings and its Subsidiaries intend to reinvest such Net Insurance/Condemnation Proceeds in assets with respect to which the Collateral Agent will have a Lien of at least the same priority as the priority of its Lien on the assets pursuant to which the Net Insurance/Condemnation Proceeds were generated, that such assets in which it will reinvest are useful in the business of Holdings or any of its Subsidiaries, and if such Net Insurance/Condemnation Proceeds were generated from an insurance or condemnation event involving all or a portion of any Facility, such Net Insurance/Condemnation Proceeds shall not be reinvested in Equity Interests (it being understood and agreed that, with respect to any Net Insurance/Condemnation Proceeds covered by such certificate of an Authorized Officer that are not reinvested as set forth, and to the extent permitted, above, (i) no Default or Event of Default shall be deemed to have occurred merely because Holdings previously provided a certificate indicating its intent to reinvest (so long as such certificate was not submitted in bad faith), (ii) if Holdings or Tronox US determine that they no longer intend to reinvest all or a portion of such Net Insurance/Condemnation Proceeds, Holdings or Tronox US shall cause Borrower to prepay promptly the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds and (iii) if such Net Insurance/Condemnation Proceeds are not reinvested or used to prepay the Loans during the Permitted Reinvestment Period, then such Net Insurance/Condemnation Proceeds shall be held in the Insurance/Condemnation Proceeds Reinvestment Account, which Holdings and its Subsidiaries will be permitted to use, other than during the continuance of an Event of Default, in whole or in part to reinvest in assets meeting the criteria set forth in clause (C) of this Section 2.11(b)); provided further, that (x) no reinvestment otherwise permitted hereunder may be made if at the time of any such reinvestment an Event of Default has occurred and is continuing (y) any Net Insurance/Condemnation Proceeds received by a Non-US Entity shall be excluded from any prepayment obligation under this Section 2.11(b) to the extent applicable law or regulation prohibits transfer of such proceeds to a Credit Party; and (z) if such Net Insurance/Condemnation Proceeds are not subject to the restrictions described in the immediately preceding clause (y), Holdings shall cause such Person to distribute such Net Insurance/Condemnation Proceeds to the Borrower or another Credit Party promptly after receipt thereof for distribution, reinvestment or deposit in accordance with the provisions hereof. As long as no Event of Default is then continuing, any insurance proceeds received by the Administrative Agent as loss payee shall, reasonably promptly after delivery by Holdings of a certificate referred to in the first proviso of this Section 2.11(b), be paid over to Holdings to the account specified by Holdings at such time.

(c) Reserved.

(d) Issuance of Debt. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay or cause to be prepaid the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other fees, costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year ending after the Closing Date (with respect to the Fiscal Year ended December 31, 2012, Consolidated Excess Cash Flow shall be computed for the period from July 1, 2012 to December 31, 2012), Borrower shall, subject to the Closing Date Intercreditor Agreement and any Alternative Facility Intercreditor Agreement, no later than 115 days after the end of such Fiscal Year (or, solely with respect to the Fiscal Year ended December 31, 2012, no later than 125 days after the end of such Fiscal Year), prepay or cause to be prepaid the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that, beginning with the Fiscal Year ending December 31, 2013, if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be (x) less than 2.25:1.00 but greater than or equal to 1.75:1.00, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow or (y) less than 1.75:1.00, Borrower shall not be required to make the prepayments otherwise required by this clause (e) in respect of such Fiscal Year; provided further, that notwithstanding the foregoing, (i) the allocable share of such payment arising from Consolidated Excess Cash Flow relating to or attributable to Non-US Entities (“Non-US Allocable Payment Amount”) shall be excluded from the foregoing prepayment obligation for so long as (and only for so long as), and to the extent that, applicable law or regulation prohibits transfer of the Non-US Allocable Payment Amount to any Credit Party (each Credit Party hereby agreeing to cause the affected Person to promptly take all commercially reasonable actions reasonably required by local law or regulation to permit such transfer) and (ii) to the extent that Holdings has determined in good faith that the transfer of such Non-US Allocable Payment to any Credit Party would cause material adverse tax consequences for Holdings and its Subsidiaries taken as a whole (taking into account any foreign tax credit or benefit received in connection with such transfer and the amount at issue), then, to the extent that such material adverse tax liability (taking into account the amount at issue) is not directly attributable to actions taken by Holdings or any of its Subsidiaries with the intent of avoiding or reducing the mandatory prepayments otherwise required under this Agreement, such affected Non-US Allocable Payment Amount may be retained by such Non-US Entity, provided that in such case, on or before the one-year anniversary of the date on which the relevant Consolidated Excess Cash Flow mandatory prepayment would otherwise be required hereunder, Borrower shall make the payments (or shall have caused the making of such payments) otherwise required hereby.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) through 2.11(e), Tronox US shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Tronox US shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, (i) Tronox US shall promptly make an additional prepayment of the Loans in an amount equal to such excess and Tronox US shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess and (ii) Tronox US’s initially inaccurate determination of the amount of mandatory prepayments to be made shall not cause a Default or an Event of Default hereunder as long as Tronox US made such determinations in good faith and not with a view to circumventing the mandatory prepayment requirements hereunder.

(g) Revolving Credit Agreement; Alternative Facility. Notwithstanding anything to the contrary in Sections 2.11(a) and 2.11(b), if any Revolving Credit Agreement or any Alternative Facility is outstanding, to the extent a prepayment is required under the Revolving Credit Agreement or any such Alternative Facility due to any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds constituting the proceeds of Revolving Loan Priority Collateral or ABL Collateral, no prepayment shall be required under Sections 2.11(a) and 2.11(b).

2.12. Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied to reduce the scheduled remaining Installments of principal of the Loans in direct order of maturity.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be prepaid pursuant to Sections 2.11(a) through 2.11(e) above shall be applied: (i) prior to any funding of the Delayed Draw Term Loans, to prepay Closing Date Term Loans, permanently reduce the Delayed Draw Term Loan Commitment (without any corresponding mandatory payment of principal on Delayed Draw Term Loans by Borrower), and prepay New Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts (or Delayed Draw Term Loan Commitment, if applicable) thereof) and (ii) if the Delayed Draw Term Loans have been funded, to prepay Term Loans and New Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), and, in each case, further applied pro rata to the remaining scheduled Installments of principal on such Loans (including the final payment due on the relevant Maturity Date).

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).

2.13. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral in connection with any exercise of remedies permitted hereunder, under applicable Law or under the other Credit Documents, all payments or proceeds received by Agents in respect of any of the Obligations, shall, subject to the provisions of the Closing Date Intercreditor Agreement and any Alternative Facility Intercreditor Agreement, be applied in accordance with the application arrangements described in Section 8.2.

2.14. Ratable Sharing. Except as otherwise provided in this Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate,” Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to Indemnified Taxes addressed therein), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order (but excluding solely proposals thereof), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional cost (other than Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that (A) the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten Business Days after receipt by Holdings from such Lender of the statement referred to in the next sentence, Holdings shall pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Holdings (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.17. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Holdings, Borrower or Tronox US becomes aware of it; (ii) Borrower shall pay any such Indemnified Tax before the date on which penalties attach thereto in accordance with applicable law; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Indemnified Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.20) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, further, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

(c) Evidence of Exemption From US Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for US federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate of Non-Bank

Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “US Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or otherwise proving that it is entitled to such an exemption. In addition, if a payment made to a Lender or the Administrative Agent with respect to the Credit Documents would be subject to US federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent, as applicable, fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower any documentation required by law or reasonably requested by the Borrower sufficient for the Borrower to comply with its obligations under FATCA, to determine that such Lender or the Administrative Agent has complied with such applicable reporting requirements and, if necessary, to determine the amount to withhold from such payments. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.17(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer legally able to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Evidence of Exemption from Non-U.S. Withholding Tax. A Lender that is entitled to an exemption from or reduction of non-US withholding tax under the law of the jurisdiction in which Borrower is subject to tax, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver, within a reasonable period of time, to the Administrative Agent for transmission to the Borrower, as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law (including, if relevant, a certificate of residence) as will permit such payments to be made without withholding or at a reduced rate, provided such Lender is legally entitled to complete, execute and deliver such documentation.

(e) Refunds. If Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Without limiting the provisions of Section 2.17(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law and shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(g) Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes (including, without limitation, Other Taxes), in each case arising in connection with payments made under this Agreement or any other Credit Document (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Borrower shall not be required to compensate any Lender or the Administrative Agent pursuant to this Section 2.17(g) for penalties, interest or other additions with respect to any Tax paid more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower, in writing, of the Tax, and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor. Such payment shall be due within 30 days of the Borrower’s receipt of such certificate.

(h) PPS Law (Australia). If a Credit Document (or any of the transactions contemplated by any Credit Document) is or contains a security interest under the PPS Law (Australia), each Australian Credit Party agrees to do anything (such as obtaining consents, completing, signing and producing documents and supplying information) which the Administrative Agent or the Collateral Agent considers reasonably necessary for the purposes of (i) ensuring that the security interest is enforceable, perfected and otherwise effective; (ii) enabling the Administrative Agent or the Collateral Agent to apply for any registration, or give any notification, in connection with the security interest so that it has the priority required by the Administrative Agent or the Collateral Agent; and (iii) enabling the Administrative Agent or the Collateral Agent to exercise powers in connection with the security interest. Without limiting any other provision of this document, any security or any other Credit Document, each Australian Credit Party waives its right to receive any verification statement (or notice of any verification statement) in respect of any financing statement or financing change statement relating to any security interest created under this document or any other Credit Document. Notwithstanding any other provision of this document or any other Credit Document, each of the Collateral Agent and the Administrative Agent (i) is not responsible for ensuring that the PPS Law (Australia) is complied with in relation to the Credit Documents or for ensuring the accuracy, completeness or effectiveness of any registration or perfection, or the priority, of any security interest; and (ii) is not liable to any person for any loss arising in relation to the Credit Documents in connection with the PPS Law (Australia), the register in respect of the PPS Law (Australia), any defect in registration or loss of priority in connection with the PPS Law (Australia) or for acting on any advice given by legal counsel except to the extent that such loss is a direct result of a breach by it of its obligations under this clause. For the purposes of this clause, the following words and expressions have the same meanings given to them in the PPS Law (Australia): “financing change statement”, “financing statement” and “verification statement”, and “PPS Law (Australia)” means the Australian Personal Property Securities Act 2009 (Cth) (“PPSA Australia”) and any amendment made at any time to any other law, by-law or regulation as a consequence of the PPSA Australia.

(i) Residency of Borrower. Borrower is not, nor will at any time during the term of the Agreement be, considered to be a resident of any jurisdiction other than The Netherlands for the purposes of any double taxation convention concluded by The Netherlands, for the purposes of the Tax Arrangement for the Kingdom (Belastingregeling voor het Koninkrijk) or for purposes of the Tax Arrangement for the country of The Netherlands (Belastingregeling voor het land Nederland), or otherwise. The Loans, or any other elements in relation to the Agreement, cannot, nor will at any time during the term of the Agreement, be attributable to a permanent establishment or permanent representative of Borrower outside the Netherlands.

(j) Dutch Income Tax Act 2001. Notwithstanding any other provision of this Agreement, Borrower agrees to pay (within three Business Days of demand by Administrative Agent) to a Lender an amount equal to the loss, liability or costs which that Lender determines will be or has been (directly or indirectly) suffered for on account of Dutch corporate income tax by that Lender in respect of this Agreement or another Credit Document if and to the extent such Dutch corporate income tax becomes due as a result of that Lender having a substantial interest (aanmerkelijk belang) in Borrower as described in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

2.18. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19. Defaulting Lenders.

(a) Anything contained herein to the contrary notwithstanding, in the event that any Lender is a Defaulting Lender, then such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders.

(b) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Specified Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(b)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees. No Defaulting Lender shall be entitled to receive fees pursuant to Section 2.8(e) (but shall be entitled to receive fees prior to the time it became a Defaulting Lender).

(c) Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such actions as Administrative Agent may reasonably request, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(d) Other. Performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto. Administrative Agent shall not be required to ascertain or inquire as to the existence of any Defaulting Lender. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.20. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, and (ii) such Lender shall fail to withdraw such notice within three Business Days after Borrower’s request for such withdrawal; or (b)(i) any Lender shall become and continues to be a Defaulting Lender and (ii) if a Funding Defaulting Lender, such Defaulting Lender shall fail to cure the default pursuant to Section 2.19 within three Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”; it being understood and agreed that in no event shall any Lender that does not agree to an Extension pursuant to Section 2.22 be deemed a Non-Consenting Lender) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; or otherwise as if it were a prepayment (including for purposes of Section 2.8(c)) and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.21. Term Loan Commitment Increase. Borrower may by written notice (it being understood and agreed that Borrower shall not deliver more than three such written notices) to Administrative Agent elect to request the establishment of new term loan commitments (each, a “New Term Loan Commitment” and collectively, the “New Term Loan Commitments”) in an aggregate amount not in excess of $100,000,000 plus the amount of any Delayed Draw Term Loan Commitment that has been terminated and not funded. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Event of Default shall exist on such Increased Amount Date after giving effect to such New Term Loan Commitments and the funding of the New Term Loans thereunder; (2) Holdings, Borrower and their respective Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter for which financial statements are available after giving effect to such New Term Loan Commitment and the funding of the New Term Loans thereunder (it being understood and agreed that for purposes of this calculation the proceeds of the relevant Series of New Term Loans shall not be netted as otherwise contemplated in the definition of “Consolidated Net Debt”); (3) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (and in all respects to the extent that such representation and warranty is already qualified by materiality) on and as of the Increased Amount Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects to the extent that such representation and warranty is already qualified by materiality) on and as of such earlier date; (4) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Term Loan Lenders and Administrative Agent, each of which shall be recorded in the Register, and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.17(c); (5) the Borrower shall make any payments required pursuant to Section 2.15(c) in connection with the New Term Loan Commitments; and (6) the Borrower shall deliver or cause to be delivered any legal opinions, mortgage modifications, amendments to Collateral Documents or other documents reasonably requested by Administrative Agent in connection with any such transaction. The New Term Loans made on the Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to Borrower (collectively, the “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loan made pursuant thereto.

The terms and provisions of the New Term Loan and New Term Loan Commitment shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans. In any event, (a) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Term Loans, (b) the applicable Maturity Date of each Series shall be no earlier than the latest Maturity Date of the Term Loans, (c) the yield applicable to the New Term Loans of any Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the yield applicable to the New Term Loans of any Series (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans, the relevant Applicable Margin, and any “LIBOR” floor or “Base Rate” floor but excluding arrangement, syndication, structuring or like fees payable in connection therewith that are not shared with all lenders) shall not be greater than the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans (including any upfront fees or original issue discount payable to the initial Lenders hereunder, the Applicable Margin, and any “LIBOR” floor or “Base Rate” floor but excluding arrangement, syndication, structuring or like fees payable in connection therewith that are not shared with all lenders), plus 0.50% per annum unless the interest rate with respect to the Term Loans is increased so as to cause the then applicable yield under this Agreement on the Term Loans to equal the yield then applicable to the New Term Loans of such Series (after giving effect to all upfront or similar fees or original issue discount, the Applicable Margin and any “LIBOR” floor or “Base Rate” floor payable with respect to such New Term Loans but excluding arrangement, syndication, structuring or like fees payable in connection therewith that are not shared with all lenders), minus 0.50% and (d) all other terms of the New Term Loans and New Term Loan Commitments, if not consistent with the terms of the Term Loans, must be reasonably acceptable to the Administrative Agent. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provisions of this Section 2.21.

2.22. Extensions of Loans.

(a) Borrower may from time to time, pursuant to the provisions of this Section 2.22, agree with one or more Lenders holding Loans of any Class to extend the maturity date, and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.22, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender, which Extension Offer may be conditioned as determined by Borrower and set forth in such offer. In connection with each Extension, Borrower will provide notification to Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(b) Each Extension shall be subject to the following:

(i) no Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except as to interest rates, fees, scheduled amortization and final maturity date (which shall, subject to clause (iii) below, be determined by Borrower and set forth in the relevant Extension Offer), the Loans of any Lender extended pursuant to any Extension shall have the same terms as the Class of Loans subject to the related Extension Offer;

(iii) the final maturity date of any Loans of a Class to be extended pursuant to an Extension shall be later than the final maturity date of such Class, and the weighted average life to maturity of any Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class;

(iv) if the aggregate principal amount of Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans of such Class offered to be extended by Borrower pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(vi) any applicable Minimum Extension Condition (as defined below) shall be satisfied;

(vii) no more than three Extensions may be effectuated hereunder; and

(viii) no Extension shall become effective unless, on the proposed effective date of such Extension, (1) the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on and as of the applicable date of such Extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and (2) no event shall have occurred and be continuing or would result from the consummation of the applicable Extension that would constitute an Event of Default; and Administrative Agent shall have received a certificate to the effect of the foregoing dated the applicable date of such Extension and executed by an Authorized Officer of Borrower.

(c) The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another lesser amount is agreed to by Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.14 (Ratable Sharing) and Section 10.5 (Amendments and Waivers) will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.22, including to any payment of interest or fees in respect of any Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(d) No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.20 (Removal or Replacement of a Lender).

(e) The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order establish new Classes of Term Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.22. Notwithstanding the foregoing,

Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders with respect to any matter contemplated by this Section 2.22 and, if Administrative Agent seeks such advice or concurrence, Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Credit Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to Administrative Agent).

(f) In connection with any Extension, Borrower shall provide Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.22.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document (other than any Collateral Documents to be delivered after the Closing Date pursuant to Section 5.14 or in connection with the Reorganization, the Acquisition or the Dutch Opco Guaranty and Collateral Date) as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party. Administrative Agent and Collateral Agent shall be satisfied, each in their sole discretion, with the form and substance of the Schedules and Exhibits hereto.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party party hereto as of the Closing Date, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors (or similar governing body) of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) in respect of each Dutch Credit Party, shareholders resolutions approving the terms of, and the transactions contemplated by this Agreement and the other Credit Documents to which such Dutch Credit Party is a party, (v) if reasonably customary in the relevant jurisdiction, a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (vi) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1.

(d) Existing Credit Agreement, Revolving Credit Agreement, Transaction Agreement. Administrative Agent shall be satisfied, in its sole discretion, that:

(i) on the Closing Date, Holdings, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings, Borrower and its Subsidiaries thereunder being repaid on the Closing Date and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation or cash collateralization of any outstanding letters of credit thereunder;

(ii) (1) the Revolving Credit Agreement shall have been amended in form and substance reasonably satisfactory to the Administrative Agent to permit the Obligations and Liens created under this Agreement and the Collateral Documents with such other changes as may be reasonably satisfactory to the Administrative Agent, (2) the Administrative Agent shall have received a fully executed or conformed copy of the Revolving Credit Agreement and any documents executed in connection therewith and (3) after giving effect to the Transactions contemplated hereby to occur on the Closing Date, no default shall have occurred and be continuing under the Revolving Credit Agreement;

(iii) all Indebtedness of Holdings, Borrower and its Subsidiaries (other than the Existing Indebtedness and the Loans) and any Liens securing the same that are outstanding immediately prior to the Closing Date shall not exceed the amounts set forth on Schedule 3.1(d)(iii); and

(iv) there shall have been no modifications, consents, amendments or waivers to the Transaction Agreement or the Transaction Summary that are materially adverse to the Lenders and the Arranger (except to the extent consented to in writing by the Administrative Agent (it being understood that an increase to the cash payment component of the Tronox Exchangeable Election Shares is materially adverse to the Lenders and the Arranger)).

(e) Governmental Authorizations and Consents. Each Credit Party shall have obtained all material Governmental Authorizations and all material consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents (other than in connection with the Acquisition) and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, or to evidence such creation, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) evidence satisfactory to Collateral Agent of the compliance by each applicable Credit Party of its obligations under the US Pledge and Security Agreement and the other Collateral Documents (including its obligations to authorize UCC financing statements, and execute and deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated as of the Closing Date and executed by an Authorized Officer of Tronox US or Holdings for and on behalf of each Credit Party party hereto as of the Closing Date and each Initial Australian Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized and, if applicable, executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective (after giving effect to the transactions contemplated to occur on the Closing Date) UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) the certificates evidencing all of the issued and outstanding Equity Interests owned by the Credit Parties and pledged pursuant to the Collateral Documents, which certificates shall be accompanied by undated instruments of transfer duly executed in blank, and such other instruments and documents as shall be necessary or, in the reasonable opinion of Administrative Agent, desirable under applicable law to perfect (subject to certain Permitted Liens) the First Priority security interest of the Collateral Agent in such Equity Interests;

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent, including but not limited to (x) the execution, delivery and filings of Intellectual Property Security Agreements and (y) the filing of UCC financing statements and any PPS Law (Australia) financing statements; and

(v) evidence satisfactory to Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to Collateral Agent for the tracking of all UCC financing statements of Borrower and the Guarantors and that will provide notification to Collateral Agent of, among other things, the upcoming lapse or expiration thereof.

Notwithstanding the foregoing, solely with respect to Credit Parties that are Non-US Entities (other than Australian Subsidiaries), as of the Closing Date such Non-US Entities (other than Australian Subsidiaries) shall not be required to grant a security interest in favor of the Collateral Agent in respect of any Accounts or Inventory unless such assets are secured in favor of the ABL Agent or pursuant to Alternative Facility Liens (with any such security interest in favor of the Collateral Agent in respect of such Accounts or Inventory being subject to the Closing Date Intercreditor Agreement or an Alternative Facility Intercreditor Agreement, as the case may be). Further, no Excluded Entity shall be required to be a Credit Party.

(g) Real Property Collateral. In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(g) (each, a “Mortgaged Property”), together with all related title documents (if any);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state or jurisdiction in which a Mortgaged Property is located with respect to the enforceability of Mortgages to be recorded in such state or jurisdiction and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) in the case of each Leasehold Property that is a Material Real Estate Asset located in the United States or in another jurisdiction where the documents set forth in this clause (g)(iii) are reasonably customary, then to the extent available after the use of commercially reasonable efforts by the Credit Parties, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv) (A) ALTA mortgagee title insurance policies with all endorsements requested by Collateral Agent or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property located in the United States (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(v) (A) a completed Flood Certificate with respect to each Mortgaged Property located in the United States, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (C) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

(vi) ALTA surveys of all Mortgaged Properties located in the United States which are not Leasehold Properties, certified to Collateral Agent provided that, if the applicable Borrower is able to obtain a “no change” affidavit acceptable to the title company and does deliver such certificate to the title company to enable it to issue a title policy (1) removing all exceptions which would otherwise have been raised by the title company as a result of the absence of a new survey for such real property and (2) including all endorsements that would otherwise have been included had a new survey been obtained, then a new survey shall not be required.

(vii) Notwithstanding anything contained in this Section 3.1(g), the Collateral Agent and the Borrower agree to exclude Real Estate Assets from the Collateral and the Borrower shall not be required to deliver any Mortgages, opinions of counsel, Title Polices and surveys, if, in each case, as reasonably determined by the Collateral Agent in writing, the cost of obtaining or perfecting a security interest is excessive in relation to the benefit afforded to the Lenders thereby.

(h) Opinion of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of (A) the favorable written opinion of Kirkland & Ellis LLP, counsel for US Holdings and its US Subsidiaries, (B) Minter Ellison Lawyers, Australian counsel for the Administrative Agent, (C) Loyens & Loeff N.V., Dutch counsel for the Administrative Agent, and (D) Harry B. Sands, Lobosky & Co., Bahamas counsel for the Administrative Agent, in each case dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(i) Insurance. Collateral Agent shall have received one or more certificates from Holdings’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(j) Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Sections 2.8(a) and (d) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(k) Closing Date Certificate. Holdings and Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(l) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the making of the Loans hereunder or any of the other transactions contemplated by the Credit Documents or that could have a Material Adverse Effect.

(m) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(n) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Closing Date Term Loans.

(o) Patriot Act. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(p) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice executed by an Authorized Officer in accordance with Section 2.1(b) prior to the Closing Date or such shorter period of time acceptable to Administrative Agent.

(q) No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions to be consummated on the Closing Date that would constitute an Event of Default or a Default.

(r) Financial Statements. The Arranger shall have received (i) at least 30 calendar days prior to the Closing Date, audited financial statements of Tronox Incorporated for the 2008, 2009 and 2010 fiscal years, prepared in accordance with GAAP; (ii) as soon as internal financial statements are available, and in any event at least 30 calendar days prior to the Closing Date, unaudited financial statements for any fiscal quarter of Tronox Incorporated ended after the date of the most recent audited financial statements and more than at least 45 calendar days prior to the Closing Date, prepared in accordance with GAAP, (iii) as soon as internal financial statements are available to Tronox Incorporated, and in any event at least 30 calendar days prior to the Closing Date, unaudited financial statements for each fiscal month of Tronox Incorporated ended after the date of the most recent audited financial statements and more than at least 30 calendar days prior to the Closing Date (except for the last fiscal month of any fiscal quarter and any fiscal year), prepared in each case in accordance with GAAP; (iv) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; (v) if the Closing Date occurs on or after March 1, 2012, unaudited financial statements for Tronox Incorporated for the fiscal year 2011, prepared in accordance with GAAP; (vi) any financial statements or other financial information delivered by any of the Tronox Parties or the Exxaro Sellers pursuant to the Transaction Agreement and (vii) pro forma financial statements of Tronox Incorporated and its subsidiaries for the four fiscal quarter period ending December 31, 2010 and for the four fiscal quarter period most recently ended prior to the Closing Date (based on management’s good faith estimates solely for purposes of the pro forma financial statements relating to the Acquired Business) for which financial statements are required to be delivered pursuant to clause (ii) above, other than expressly stated otherwise, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements.

(s) Accuracy of Representations. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(t) Taxes. In respect of any Australian security, the Borrower shall have provided or caused to be provided (i) a multi-jurisdictional mortgage statement signed on behalf of each Guarantor who provides security where any of the relevant collateral is situated, or taken under the Duties Act 1997 (NSW) to be situated, in New South Wales, together with sufficient same day funds to enable the payment of the applicable taxes or (ii) a certification or a statutory declaration by a director or company secretary of each Guarantor that no relevant collateral is situated, or taken under the Duties Act 1997 (NSW) to be situated, in New South Wales.

(u) Financial Assistance. Administrative Agent and Holdings shall have agreed to the form of the Whitewash Documents required to satisfy the requirements of section 260B of the Corporations Act in respect of each Initial Australian Credit Party which is a Whitewash Australian Entity.

(v) Credit Rating. Holdings shall have been assigned a public corporate family rating from Moody’s, a public corporate credit rating from S&P and the Term Loans shall have been assigned a credit rating from each of Moody’s and S&P.

(w) Solvency Certificate. Administrative Agent shall have received a duly executed Solvency Certificate signed on behalf of Holdings and its Subsidiaries (taken as a whole) and on behalf of Borrower, together with supporting documentation satisfactory to the Administrative Agent.

(x) Dutch Works Council Advice. Administrative Agent shall have received a copy of (i) the request for advice from each works council (ondernemingsraad) or central or European works council with jurisdiction over the transactions contemplated by the Credit Documents in respect of the pledge of the Equity Interests held by the Borrower in the Dutch Opco and (ii) if required, the unconditional positive advice from such works council in respect of the pledge of the Equity Interests in the Borrower held by Tronox Holdings Europe C.V.

(y) No Restricted Junior Payments. Since December 31, 2010, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

3.2. Delayed Draw Funding Date. The obligation of each Lender with a Delayed Draw Term Loan Commitment to make a Loan on the Delayed Draw Funding Date (but in any event prior to the Delayed Draw Term Loan Commitment Termination Date) is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Delayed Draw Funding Date:

(a) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice executed by an Authorized Officer in accordance with Section 2.2(b) prior to the Delayed Draw Funding Date or such shorter period of time acceptable to Administrative Agent.

(b) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Delayed Draw Funding Date of the proceeds of the Delayed Draw Term Loans.

(c) Accuracy of Representations. As of the Delayed Draw Funding Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Delayed Draw Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(d) No Default. As of the Delayed Draw Funding Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions to be consummated on the Delayed Draw Funding Date that would constitute an Event of Default or a Default.

(e) Fees. Borrower shall have paid to Agent the fees payable on or before the Delayed Draw Funding Date referred to in Section 2.8(e) and all expenses payable pursuant to Section 10.2 which have accrued to the Delayed Draw Funding Date.

(f) Creation and Perfection of Security Interest in Initial Australian Credit Parties. No later than the earlier of (i) the Delayed Draw Funding Date and (ii) the date that is 45 days after the Closing Date (as the same may be extended by the Administrative Agent in its discretion), the First Priority Lien in the assets of all Initial Australian Credit Parties that are Whitewash Australian Entities (as well as the Equity Interests in such Subsidiaries held by Credit Parties) shall have been created and perfected to the reasonable satisfaction of the Administrative Agent and the Whitewash Completion Date shall have occurred in respect of such Subsidiaries.

(g) Taxes. In respect of any Australian security, the Borrower shall have provided or caused to be provided (i) a multi-jurisdictional mortgage statement signed on behalf of each Guarantor who provides security where any of the relevant collateral is situated, or taken under the Duties Act 1997 (NSW) to be situated, in New South Wales, together with sufficient same day funds to enable the payment of the applicable taxes or (ii) a certification or a statutory declaration by a director or company secretary of each Guarantor that no relevant collateral is situated, or taken under the Duties Act 1997 (NSW) to be situated, in New South Wales.

(h) Deposit Account Control Agreement. On or prior to the Delayed Draw Funding Date, Borrower’s United States deposit accounts (other than Excluded Accounts (as defined in the US Pledge and Security Agreement)) with Wells Fargo shall be subject to a deposit account control agreement reasonably satisfactory to the Collateral Agent pursuant to which the Collateral Agent has a First Priority Lien.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Loan to be made hereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date, on the Delayed Draw Funding Date and on each Increased Amount Date that the following statements are true and correct (it being understood and agreed that the representations and warranties made on any of such dates are deemed to be made concurrently with the consummation of the transactions contemplated hereby to occur on such dates):

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and (with respect to any Persons organized, formed or incorporated in any state of the United States, and to the extent applicable in the relevant jurisdiction for any Non-US Entities) in good standing under the laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1 as of the Closing Date (and as of the Acquisition Date after giving effect to the supplements thereto contemplated by Section 10.5(f)), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (or with respect to Non-US Entities, to the extent such concept is applicable in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its

Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries (other than the Tronox Exchangeable Election Shares). Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date (and as of the Acquisition Date after giving effect to the supplements thereto contemplated by Section 10.5(f)).

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which such Credit Parties are parties and the consummation of the transactions contemplated by such Credit Documents do not and will not (a) except as could not reasonably be expected to result in a Material Adverse Effect, violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries or (ii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) except as could not reasonably be expected to result in a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) violate any of the Organizational Documents of Holdings or any of its Subsidiaries, (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties and any Liens created under any Additional Facility Credit Documents in favor of the ABL Agent or any Alternative Facility Agent, as the case may be); or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date or, in respect of the Delayed Draw Term Loans, prior to the Delayed Draw Funding Date.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents entered into on such date and to which such Credit Parties are parties and the consummation of the transactions contemplated by such Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and, in the case of the Acquired Business, as of the Acquisition Date and (b) as could not reasonably be expected to result in a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements—Tronox were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.8. Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries (both with and without giving effect to the Acquisition) for the period commencing with the Closing Date through December 31, 2016 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9. No Material Adverse Effect. Since December 31, 2010, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11. Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings and Tronox US know of no proposed Tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. For U.S. Federal income tax purposes, no obligor of any of the Loans will be considered to be a “United States person” (as defined in section 7701(a)(30) of the Code) and interest on any of the Loans will not be considered “income from sources within the United States” for purposes of section 861 of the Code and the Treasury Regulations promulgated thereunder.

4.12. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed or other rights in (in the case of licensed or other interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the Historical Financial Statements—Tronox and in the most recent financial statements delivered pursuant to Section 5.1, in each case except where the failure to have good and legal title, a valid leasehold interest, a valid license or other rights or good title could not reasonably be expected to have a Material Adverse Effect and for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Closing Date (and as of the Acquisition Date after giving effect to the supplements thereto contemplated by Section 10.5(f)), Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Holdings nor Tronox US has knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13. Environmental Matters. Except as set forth on Schedule 4.13 hereto:

(a) Other than exceptions that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(i) Holdings and its Subsidiaries (A) are and have been in compliance with all applicable Environmental Laws, and (B) have obtained, and maintained in full force and effect, all Governmental Authorizations arising under Environmental Laws that are required for the conduct of the Business and the Tiwest Joint Venture in compliance with Environmental Laws;

(ii) neither Holdings nor any of its Subsidiaries have received any unresolved written notice, report or other written communication regarding any actual or alleged material violation of Environmental Laws or any unresolved Environmental Liabilities relating to the Business, the Facilities or the Tiwest Joint Venture;

(iii) no Release affecting the Business, any Facility or the Tiwest Joint Venture has occurred or is occurring at or from any of the Facilities or by Holdings or any of its Subsidiaries on any other property that requires notice by Holdings or any of its Subsidiaries to any Governmental Authority, any form of Remedial Action under applicable Environmental Law, or that could reasonably be expected to form the basis of an Environmental Claim;

(iv) neither Holdings nor any of its Subsidiaries has by law or contract agreed to, assumed or retained any material Environmental Liability or responsibility for any Environmental Claim, including under any lease, purchase agreement, sale agreement, joint venture agreement or other binding corporate or real estate document or agreement related to the Business, the Facilities or the Tiwest Joint Venture; and

(v) there are no pending or, to the knowledge of Holdings and Tronox US, threatened Environmental Claims related to the Business, the Facilities or the Tiwest Joint Venture and, to the knowledge of Holdings and Tronox US, there are no violations of Environmental Law or Releases that could reasonably be expected to form the basis of any such Environmental Claim; and

(vi) the Products are being, or have been, pre-registered and registered within the meaning of the Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals of the European Union and all rules and regulations promulgated thereunder, and do and will comply with all Environmental Laws relating to the Products or to the sale of the Products in the European Union.

(b) Holdings or Tronox US has provided Administrative Agent, or its agents or consultants, with access to all significant environmental reports, data (including in relation to energy consumption, energy generation and emissions of greenhouse gases to the extent such data exists), documents, studies, analyses, investigations, audits and reviews in the possession or control of, or otherwise reasonably available to, Holdings or its Subsidiaries as necessary to reasonably disclose any material Environmental Liabilities with respect to any Facility set forth in such documents, studies, analyses, investigations, audits or reviews.

(c) No material Lien has been recorded or, to the knowledge of Holdings and Tronox US, threatened by any Governmental Authority under any Environmental Law with respect to any Facility.

(d) Neither Holdings nor any of its Subsidiaries is subject to, or has taken any action so as to exacerbate, any Environmental Legacy Liabilities which Environmental Legacy Liabilities, or which exacerbation, could reasonably be expected to have a Material Adverse Effect.

This Section 4.13 contains the sole and exclusive representations and warranties of Holdings with respect to any environmental, health or safety matters, including without limitation any arising under any Environmental Laws.

4.14. No Defaults. To the actual knowledge of Holdings and Tronox US, neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15. Material Contracts. Schedule 4.15(a) contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date (and as of the Acquisition Date after giving effect to the supplements thereto contemplated by Section 10.5(f)), and, except as described on Schedule 4.15(b), all such Material Contracts are in full force and effect and, to the actual knowledge of Holdings and Tronox US, no material defaults by Holdings or a Subsidiary (or, on the Closing Date, any other Person) currently exist thereunder.

4.16. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other applicable statute or regulation of any Governmental Authority which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable except as expressly set forth herein. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17. Federal Reserve Regulations; Exchange Act.

(a) None of Holdings, Borrower or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Loans shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such the extension of such Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Tronox US, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority or Governmental Entity outside of the United States and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and Tronox US, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Tronox US, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Tronox US, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19. Employee Benefit Plans.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, Holdings, each of its Subsidiaries and, with respect to a Pension Plan, each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code (or similar Law applicable outside of the United States) and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan (i) which is intended to qualify under Section 401(a) of the Internal Revenue Code (or be registered or qualify under similar Law applicable outside of the United States) has either received a favorable determination letter from the Internal Revenue Service (or similar documentation from a Governmental Authority or Governmental Entity outside of the United States) indicating that such Employee Benefit Plan is so qualified or registered or may rely on a favorable opinion letter issued by the Internal Revenue Service (or similar documentation issued by a Governmental Authority or Governmental Entity outside the United States), and, to the knowledge of Holdings and Tronox US, nothing has occurred subsequent to the issuance of such determination or opinion letter (or such similar documentation issue by a Governmental Authority or Governmental Entity outside of the United States) which would cause such Employee Benefit Plan to lose its qualified or registered status. No material liability to the PBGC (other than required premium payments and required minimum funding contributions) or the Internal Revenue Service (or similar Governmental Authority or Governmental Entity outside of the United States), any Employee Benefit Plan or any trust established under Title IV of ERISA (or similar Law applicable outside of the United States) has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. No fact or circumstance exists that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code, a violation of 436 of the Internal Revenue Code or ERISA and, except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b) With respect to each Foreign Pension Plan and except as could not reasonably be expected to have a Material Adverse Effect, (i) none of Holdings, its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings or any of its Subsidiaries, directly or indirectly, to any tax or civil liability, Lien or penalty, (ii) all pension contributions (including, without limitation, employer and employee contributions) required by applicable Law, by the terms of such Foreign Pension Plan or by any other instrument to have been made by Holdings or its Subsidiaries have been timely made by Holdings or its Subsidiaries on or before the due date thereof, and (iii) (A) reserves have been established in the financial statements of Holdings and its Subsidiaries furnished to Lenders in respect of any and all unfunded liabilities (and other financial obligations which have not yet been fulfilled) of Holdings and its Subsidiaries in accordance with applicable Law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained and (B) Holdings and its Subsidiaries have no liabilities or financial obligations other than those for which such reserves have been established. Except with respect to any pension schemes applied by the Dutch Subsidiaries, the present value of the aggregate accumulated benefit liabilities of each Foreign Pension Plans (based on those assumptions used to fund such Foreign Pension Plan) did not, as of the last valuation date applicable thereto, exceed the fair market value of the assets of such Foreign Pension Plan in an amount that could reasonably be expected to result in a Material Adverse Effect.

4.20. Certain Fees. Except as set forth on Schedule 4.20, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to Agents and Lenders.

4.21. Solvency. (a) The Borrower (after giving effect to rights of contribution) is and (b) Holdings and its Subsidiaries taken as a whole are, and, in each case, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be Solvent.

4.22. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in material compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.23. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings, Tronox US or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.24. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) other applicable federal, state or foreign laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.25. Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all applicable United States, Bahamian and Australian economic sanctions laws, Decrees and implementing regulations as promulgated by the US Treasury Department’s Office of Foreign Assets

Control, and all applicable anti-money laundering and counter-terrorism laws including (i) financing provisions of the Bank Secrecy Act and (ii) Part 4 of the Australian Charter of the United Nations Act 1945 (Cth), and all regulations issued pursuant to any of the foregoing. No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with in business transactions, (ii) is a Person who is otherwise the target of United States, Bahamian or Australian economic sanctions laws such that a United States Person, Bahamian Person or Australian Person cannot deal in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States, Bahamian or Australian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under United States, Bahamian or Australian law. Further, each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all Dutch economic sanction laws and regulations and all applicable Dutch anti-money laundering and Dutch counter-terrorism laws, including, but not limited to, the law for the prevention of money laundering and terrorist financing (Wet ter voorkoming van witwassen en financieren van terrorisme) to the extent applicable to it.

4.26. Senior Indebtedness. To the extent any Indebtedness that, by its terms is contractually subordinated to the Obligations, is outstanding, the Loans and other Obligations will constitute “senior indebtedness,” “designated senior indebtedness” or other comparable term for all purposes of such subordinated indebtedness.

4.27. Deposit Accounts and Securities Accounts. As of the Closing Date, all of the Credit Parties’ material deposit accounts and securities accounts (and the bank or securities intermediary at which such accounts are maintained) are listed on Schedule 4.27.

4.28. Security Matters.

(a) The US Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the US Pledge and Security Agreement) of the Credit Parties party thereto as of the Closing Date and (i) when the Pledged Collateral (as defined in the US Pledge and Security Agreement) is delivered to the Collateral Agent together with stock, membership interest powers or other appropriate instruments of transfer duly executed in blank, the Lien created under the US Pledge and Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Collateral, and (ii) when financing statements in appropriate form are filed in the jurisdiction of organization of each US Entity (and in the District of Columbia with respect to any Non-US Entity that is a signatory to the US Pledge and Security Agreement), the Lien created under the US Pledge and Security Agreement will constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral (other than Intellectual Property (as defined in the US Pledge and Security Agreement)) on which a Lien may be perfected by the filing of a financing statement.

(b) Upon the recordation of the US Pledge and Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to Tronox US and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office (and, with respect to any equivalent rights outside of the United States, the taking of appropriate actions under the laws of such jurisdictions as required pursuant to the terms of the US Pledge and

Security Agreement, including filing in other appropriate foreign or international offices or registrars), together with the financing statements or such other filings in appropriate form are filed in the jurisdiction of organization of each US Entity (and in the District of Columbia with respect to any Non-US Entity that is a signatory to the US Pledge and Security Agreement), the Lien created under the US Pledge and Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property (as defined in the US Pledge and Security Agreement) (it being understood that (i) subsequent filings and recordings in the United States Patent and Trademark Office and the United States Copyright Office and equivalent offices outside the United States may be necessary with respect to registered trademarks and patents, trademark and patent applications and registered copyrights acquired or created by the Credit Parties after the date hereof and (ii) notwithstanding anything to the contrary in this Agreement or any other Credit Document, in no event shall any of the Credit Parties be required to make any filings or recordings with intellectual property offices in Asia).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable First Priority Lien on all of the Credit Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified as of the Closing Date on Schedule 4.28 (and specified as of the Acquisition Date after giving effect to the supplements thereto contemplated by Section 10.5(f)) and all related recording fees paid, the Mortgages shall constitute a fully perfected First Priority Lien on, and, subject to the exceptions set forth in the applicable Mortgage, security interest in, all right, title and interest of the Credit Parties in each such Mortgaged Property and the proceeds thereof.

(d) Subject to the Legal Reservations, the UK Collateral Documents, if any, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, enforceable and perfected First Priority Lien in the “Collateral” (as defined in the relevant UK Security Document) of the Credit Parties party to such documents to the extent set forth therein.

(e) Any Collateral Document governed by applicable Australian laws (including but not limited to one or more Australian General Security Deeds and one or more Australian Specific Security Deeds), Dutch laws or Bahamian laws creates an effective First Priority Lien over the assets purported to be secured by it.

4.29. Certain Dutch Law Matters. No Dutch Credit Party guarantees or has guaranteed the obligations of any other Person in accordance with Section 2:403 of the Dutch Civil Code (or similar arrangements in other jurisdictions).

4.30. Australian Tax Consolidated Group. Neither Holdings nor any of its Subsidiaries is a member of an Australian Tax Consolidated Group unless a TSA and a TFA are in full force and effect.

4.31. Australian GST Group. Neither Holdings nor any of its Subsidiaries is a member of an Australian GST Group unless an ITSA is in full force and effect.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than unasserted contingent indemnification and unasserted reimbursement obligations), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform (including, with respect to Section 5.3 and Section 5.6, any Securitization Subsidiary), all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:

(a) Intentionally Omitted;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, with respect to the first Fiscal Quarter following the Acquisition Date, if such Fiscal Quarter is one of the first three Fiscal Quarters of the relevant Fiscal Year, 60 days), commencing with the Fiscal Quarter in which the Closing Date occurs, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Narrative Report with respect thereto (it being understood that all of the foregoing information may be furnished in the form of a Form 10-Q and only the information required by such Form 10-Q shall be required by this Section 5.1(b)(i)) and (ii) a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year (or, with respect to the first Fiscal Year in which the Acquisition Date occurs, 120 days), commencing with the Fiscal Year ending December 31, 2011, (1) (i) the audited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Narrative Report with respect thereto (it being understood that all of the foregoing information may be furnished in the form of a Form 10-K and only the information required by such Form 10-K shall be required by this Section 5.1(c)(1)(i)) and (ii) a Financial Officer Certification with respect thereto and (2) with respect to such audited consolidated financial statements, a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national or regional standing selected by Holdings, and reasonably satisfactory to Administrative Agent (the firm delivering such report, the “Accounting Firm”) (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards). Furthermore, Holdings and Tronox US shall use commercially reasonable efforts to cause the Accounting Firm to deliver concurrently with its report delivered pursuant to Section 5.1(c)(2) a written statement by such independent certified public accountants stating (i) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions, (ii) to the extent the accountants agree to so provide, whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (iii) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate, which shall include, in respect of Compliance Certificates accompanying financial statements delivered pursuant to Section 5.1(c), but not be limited to, reasonably detailed calculations of the Available Amount (including with respect to any utilizations thereof); provided, that any errors in respect of the calculation of the Available Amount shall not cause a Default or an Event of Default hereunder as long as (i) Holdings or Tronox US made such calculations in good faith and not with a view to circumventing the covenants set forth in this Agreement and (ii) the Credit Parties have not relied on such erroneous calculation in utilizing the Available Amount for any Fiscal Year to the extent that, following the correct calculation, it is determined that such utilization exceeded the correct Available Amount;

(e) Reserved;

(f) Reserved;

(g) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements—Tronox, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(h) Notice of Default. Promptly upon any officer of Holdings or Tronox US obtaining actual knowledge (i) of any occurrence of a Default or an Event of Default; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(m); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(i) Notice of Litigation. Promptly upon any officer of Holdings or Tronox US obtaining actual knowledge of (A) (i) any Adverse Proceeding not previously disclosed in writing to Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, (B) any proceeding that could reasonably be expected to (i) materially affect or delay the Acquisition or (ii) have a Material Adverse Effect, an Acquisition Date Material Adverse Effect, an Exxaro Material Adverse Effect or an Acquired Companies Material Adverse Effect or (C) any proceeding that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Tronox US to enable Administrative Agent and its counsel to evaluate such matters;

(j) Employee Benefit Plans; Multiemployer Plans. (i) Promptly upon Holdings or Tronox US becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or any similar Governmental Authorities and Governmental Entities with respect thereto; and (ii) with reasonable promptness upon the request of Administrative Agent, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan (and any similar reports filed by Holdings or any of its Subsidiaries with any Governmental Authority, Governmental Entity or pension provider with respect to each Foreign Pension Plan); (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan;

(k) Financial Plan. As soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, commencing for the Fiscal Year ending December 31, 2013, (i) a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Quarter of such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and, (ii) a consolidated plan and financial forecast for each of the two subsequent Fiscal Years, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based (each plan delivered pursuant to clause (i) or (ii) above, a “Financial Plan”);

(l) Insurance Report. As soon as practicable and in any event within 90 days after the end of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;

(m) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated (other than pursuant to its terms) or amended in a manner that is materially adverse to Holdings and its Subsidiaries, taken as a whole, or (ii) any new Material Contract (other than any contract in the ordinary course of business) is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(m)), and an explanation of any actions being taken with respect thereto;

(n) Information Regarding Collateral. (a) Holdings will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) if applicable, in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Other than in connection with the Reorganization (provided that it is acknowledged and agreed that any transfers of Collateral in connection with the Reorganization shall be made subject to the Liens in favor of the Collateral Agent for the benefit of the Secured Parties), Holdings agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Holdings also agrees promptly after it or Tronox US becomes aware to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed or otherwise materially adversely affected;

(o) Annual Collateral Verification. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2012, Holdings and Tronox US shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in the information set forth in the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental Intellectual Property Security Agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (n) above (or in the most recent certificate delivered pursuant to this Section 5.1(o)) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (to the extent perfection may be achieved by the foregoing filings) for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Other Information. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders or bondholders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the SEC, ASIC or any other Governmental Authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (iv) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent;

(q) Certification of Public Information. Holdings, Borrower, Tronox US and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities; and

(r) Revolving Credit Agreement. Concurrently with the delivery thereof, Holdings or Tronox US shall deliver copies of all reports and other information provided to the agents and lenders under the Revolving Credit Agreement and shall provide notice of all conference calls and meetings of the Credit Parties and the lenders under such Revolving Credit Agreement to the extent not prohibited by the ABL Agent or any such lenders, in each case for informational purposes only.

5.2. Existence. Except as otherwise permitted under Section 6.8 or (other than with respect to Holdings or Borrower) to the extent that the failure to remain in existence could not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries (including any Securitization Subsidiary) to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4. Maintenance of Properties. Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and damage by casualty or operational failure excepted, all material tangible properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder. Holdings shall provide or shall cause to be provided at least thirty days’ prior written notice to Collateral Agent of any modification adverse to the interests of the Lenders hereunder or cancellation of such policy.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries (including any Securitization Subsidiary) to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries (including any Securitization Subsidiary) to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries (including any Securitization Subsidiary), to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable prior written notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however, that Holdings shall only be responsible for the expenses relating to the foregoing (a) for one visit per Fiscal Year if no Event of Default has occurred and is continuing and (b) during the continuation of an Event of Default.

5.7. Lenders Meetings. Holdings will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once each Fiscal Year to be held at Holdings’ offices in the United States (or at such other location as may be agreed to by Holdings and Administrative Agent) at such time as may be agreed to by Holdings, Tronox US and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (except with respect to Environmental Laws which are covered in Section 5.9), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release of Hazardous Materials that could reasonably be expected to require a Remedial Action or give rise to Environmental Liabilities or Environmental Claims that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (2) any Environmental Claim brought against Holdings or any of its Subsidiaries that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (3) Holdings’ or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with any Governmental Authority or other Person with respect to (1) any Environmental Claims that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (2) any Release of Hazardous Materials that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Release of Hazardous Materials that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(iii) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to expose Holdings or any of its Subsidiaries to, or result in, Environmental Liability or Environmental Claims that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material Environmental Liabilities or other material obligations or requirements under any Environmental Laws which in either case could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested in writing by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Remedial Action. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or any of its Subsidiaries that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (ii) conduct any Remedial Action that may be required pursuant to applicable Environmental Laws by such Credit Party or any of its Subsidiaries that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c) Environmental Compliance. Each Credit Party shall, and shall cause each of its Subsidiaries promptly to, use and operate all of its Facilities in compliance with all Environmental Laws, obtain and maintain in full force and effect all necessary Governmental Authorizations required pursuant to any Environmental Laws, and conduct all Remedial Actions required by, and in accordance with, applicable Environmental Laws except for any failures to comply, obtain, maintain or conduct which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.10. Subsidiaries.

(a) (I) In the event that any Person becomes a Subsidiary of Holdings (other than any Exempt Entity and other than pursuant to the Acquisition or the Reorganization), Holdings shall promptly (but in no event later than 45 days after the date such Person becomes a Subsidiary of Holdings unless extended by the Administrative Agent in its sole discretion), and (II) in the case of Persons becoming Subsidiaries of US Holdings or Australia Holdings as a result of the Acquisition or the Reorganization (which for purposes of this Section 5.10(a)(II) shall include but not be limited to the Australian Acquired Companies and the legal entities comprising the Tiwest Joint Venture which shall include Tronox Western Australia Pty Ltd ACN 009 331 195), US Holdings or Australia Holdings, as the case may be, shall immediately (unless extended by the Administrative Agent in its sole discretion), cause in each case such Subsidiary (other than any Exempt Entity) to become a Guarantor hereunder by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement; provided that, notwithstanding the foregoing, (i) each additional Guaranty shall be limited (or not required) as necessary to reflect limitations or prohibitions under applicable law with respect to maintenance of share capital, corporate benefit, financial assistance and other such similar legal restrictions affecting such Subsidiary, (ii) Holdings shall not be obligated to cause such Subsidiary to provide a Guaranty of the Obligations to the extent that such Guaranty would result in a violation of applicable law or any liability for individuals that are officers or directors of such Subsidiary which, in any case, cannot be prevented or otherwise avoided through the reasonable commercial efforts of Holdings or such Subsidiary, (iii) if such Subsidiary is not directly or indirectly wholly-owned by Holdings, another Credit Party or a direct or indirect wholly-owned Subsidiary of any of the foregoing, if the consent of the co-owner of such Subsidiary is necessary or desirable and such consent is not obtained following the use of commercially reasonable efforts, then such Subsidiary shall not be required to provide a Guaranty pursuant to this Section 5.10(a), (iv) until the Dutch Opco Guaranty and Collateral Date, the Dutch Opco shall not be required to provide a Guaranty under this Section 5.10(a), (v) Holdings shall not be obligated to cause such Subsidiary to provide a Guaranty of the Obligations if such Guaranty could result in an adverse tax consequences on account of application of Section 956 of the Code, (vi) if the Administrative Agent determines in its sole discretion that the benefit to the Secured Parties of such Subsidiary providing a Guaranty of the Obligations is substantially outweighed by the expense or burden of such Subsidiary providing such Guaranty, the Administrative Agent may advise Holdings or Tronox US that certain actions otherwise required by this Section 5.10(a) shall not be required (in which case such Subsidiary shall not be required to take such actions); and (vii) the requirement set forth in (II) above shall be extended to the Whitewash Completion Date in the case of any Whitewash Australian Entity (and to 45 days (or such later date as may be agreed by the Collateral Agent) after consummation of the Acquisition in respect of Tronox Western Australia Pty Ltd ACN 009 331 195).

(b) In the event that any Person provides a Guaranty pursuant to Section 5.10(a), Holdings shall (I) in the case of Persons becoming Subsidiaries of US Holdings or Australia Holdings as a result of the Reorganization, immediately (unless the time for compliance with this Section 5.10(b) is extended by the Administrative Agent in its sole discretion), (II) in the case of Persons becoming Subsidiaries of Holdings as a result of the Acquisition, within 45 days (unless extended by the Administrative Agent in its sole discretion), and (III) in all other cases, promptly (but in no event later than 45 days after the date such Person becomes a Subsidiary of Holdings unless extended by the Administrative Agent in its sole discretion), in each case: (i) cause such Subsidiary to become a Grantor under the relevant Collateral Documents, and additional Collateral Documents in form and substance reasonably acceptable to the Collateral Agent (it being understood and agreed that the Secured Parties by their acceptance of the benefits of this Agreement and the Collateral Documents authorize the Collateral Agent to negotiate and execute such additional Collateral Documents on their behalf), (ii) cause Holdings or the relevant Subsidiary or Subsidiaries of Holdings that hold the ownership interests in such Person to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent in respect of the pledge of the equity interests in such Person and (iii) cause such Subsidiary to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including but not limited to those which are similar to those described in Sections 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(h) (such opinions, if any, to be delivered by such counsel as is customary in the relevant jurisdiction as determined by the Administrative Agent) and 3.1(t) and Section 5.16(b); provided however that if the Administrative Agent determines in its reasonable discretion that the benefit to the Secured Parties of the granting of a Lien on certain assets of such Subsidiary by such Subsidiary is outweighed by the burden of granting a Lien on such assets of such Subsidiary by such Subsidiary, the Administrative Agent may advise such Subsidiary that certain actions otherwise required by this Section 5.10(b) shall not be required (in which case such Subsidiary shall not be required to take such actions). With respect to each such Subsidiary, Holdings shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) to the extent applicable, all of the data required to be set forth in Schedules 4.1, 4.2, 4.12, 4.15(a) and 4.28 with respect to such Subsidiary; and such written notice shall be deemed to supplement Schedules 4.1, 4.2, 4.12, 4.15(a) and 4.28 for all purposes hereof. Notwithstanding anything herein or in any other Credit Document to the contrary, (i) solely with respect to Non-US Entities (other than Australian Subsidiaries) that provide a Guaranty pursuant to Section 5.10(a), such Non-US Entities (other than Australian Subsidiaries) shall not be required to grant a security interest in favor of the Collateral Agent in respect of any Accounts or Inventory unless and until such assets are secured in favor of the ABL Agent or pursuant to Alternative Facility Liens (with any such security interest in favor of the Collateral Agent in respect of such Accounts or Inventory being subject to the Closing Date Intercreditor Agreement or an Alternative Facility Intercreditor Agreement, as the case may be), (ii) no Credit Party shall be required to grant a security interest in respect of Equity Interests in any South African Subsidiaries, (iii) in no event shall any of the Credit Parties be required to make any filings or recordings with intellectual property offices in Asia and (iv) no Lien shall be required to be created pursuant to the operation of this Section 5.10(b) to the extent that the granting of such Lien would result in a violation of applicable law.

5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset, or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, other than the Mortgaged Properties, and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Section 3.1(g) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; provided that (a) the Collateral Agent and the Borrower agree to exclude such Material Real Estate Asset from the Collateral and the Borrower shall not be required to deliver any additional Collateral Documents if in each case, as reasonably determined by the Collateral Agent in writing, the cost of obtaining or perfecting a security interest is excessive in relation to the benefit afforded to the Lenders thereby (b) solely in respect of Leasehold Properties that are Material Real Estate Assets, the applicable Credit Party shall only be obligated to use commercially reasonable efforts to meet its obligations under this Section 5.11. In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent, such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. For the avoidance of doubt, with respect to any Real Estate Asset acquired or leased after the Closing Date, unless required pursuant to this Section 5.11, no Credit Party shall be required to take any actions to grant a Lien or perfect a Lien in a Real Estate Asset that is not a Material Real Estate Asset.

5.12. Further Assurances.

(a) At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, at all times subject to the express limitations, exceptions and time limitations included in the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral and all other assets of the same asset class as those asset classes constituting Collateral (in each case, and perfected with a First Priority Lien) including all of the outstanding Equity Interests of the Subsidiaries of Holdings (subject to the limitations contained in the Credit Documents with respect to Non-US Entities and provided that Non-US Entities shall not be required to grant a security interest in favor of the Collateral Agent in respect of any Accounts or Inventory unless such assets are secured in favor of the ABL Agent or pursuant to Alternative Facility

Liens (with any such security interest in favor of the Collateral Agent in respect of such Accounts or Inventory being subject to the Closing Date Intercreditor Agreement or an Alternative Facility Intercreditor Agreement, as the case may be).

(b) Holdings shall use commercially reasonable efforts to cause the occurrence of the Dutch Opco Guaranty and Collateral Date, including without limitation the use of commercially reasonable efforts to obtain all necessary approvals (it being understood and agreed that the Dutch Opco’s Board of Directors (or similar governing body) shall first have determined, in its sole discretion, and, after unconditional positive advice of the works council of Dutch Opco, that it is in the Dutch Opco’s corporate interest to provide a Guaranty of the Obligations and pledge collateral pursuant to the relevant Collateral Documents.

5.13. Cash Management.

(a) At any time that the Revolving Credit Agreement or any Alternative Facility is outstanding, proceeds of the Term Loan Priority Collateral shall not be intentionally commingled with proceeds of the Revolving Loan Priority Collateral or any ABL Collateral, or, if commingled, shall remain identifiable and, as promptly as practicable (but in no event later than five Business Days after such commingling unless extended by the Collateral Agent in its sole discretion), segregated and maintained in separate accounts. In respect of any such accounts, and in respect of any other accounts that are intended to contain solely the proceeds of any Term Loan Priority Collateral, Holdings, Tronox US or the applicable Credit Party shall (subject to the relevant limitations and exceptions in the Collateral Documents) provide a first priority perfected Lien (subject to statutory Permitted Liens) in such accounts.

(b) For so long as the Revolving Credit Agreement is not outstanding and no Alternative Facility is then outstanding, any changes in any material respect to the cash management systems of Holdings and its Subsidiaries may only be made with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

5.14. Post-Closing Covenants. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.14 on or before the date specified for such requirement or such later date to be determined by Administrative Agent.

5.15. Maintenance of Ratings. (a) At all times on and after the Closing Date, Holdings shall use commercially reasonable efforts to maintain (a) a public corporate family rating from Moody’s, (b) a public corporate credit rating from S&P and (c) a public credit rating for the Loans hereunder from each of Moody’s and S&P.

5.16. Australian Financial Assistance and Related Matters.

(a) Each Credit Party shall ensure that (i) all board and shareholder resolutions that are required to be passed under the Corporations Act to approve the giving of financial assistance by each Whitewash Australian Entity in connection with the entering into and performance of each of the Credit Documents by each Whitewash Australian Entity are passed; and (ii) all duly completed Whitewash Documents in respect of each Whitewash Australian Entity are lodged with ASIC in accordance with the Corporations Act to the extent required, in each case on or prior to the Whitewash Resolution Date.

(b) The Credit Parties must provide the Administrative Agent with a certified copy of all the Whitewash Documents, together with evidence that all Whitewash Documents have been (to the extent required) lodged with ASIC within the required time periods, promptly upon receiving a request from the Administrative Agent to do so (such request not to be given before the Whitewash Resolution Date).

(c) In respect of any Australian security being granted by a Whitewash Australian Entity, on or prior to the relevant Whitewash Completion Date, Holdings shall provide (i) a multi-jurisdictional mortgage statement signed on behalf of Australia Holdings and each other relevant Credit Party who provides a security where any of the relevant collateral is situated, or taken under the Duties Act 1997 (NSW) to be situated, in New South Wales, together with sufficient same day funds to enable the payment of the applicable taxes or (ii) a certification or a statutory declaration by a director or company secretary of Australia Holdings and each other relevant Credit Party that no relevant collateral is situated, or taken under the Duties Act 1997 (NSW) to be situated, in New South Wales.

5.17. Centre of Main Interests. Each Credit Party incorporated or organised within the European Union shall, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), except as contemplated by the Transaction Summary, have and maintain its centre of main interest (as that term is used in Article 3(1) of the Regulation) in the jurisdiction of its incorporation or organisation, as applicable, and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than unasserted contingent indemnification and unasserted reimbursement obligations), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness in respect of Investments permitted under Sections 6.6(b), (d) and (e); provided, (i) all such Indebtedness shall be evidenced by an Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to Collateral Documents, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an Intercompany Note and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) [reserved]

(d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements in connection with the Acquisition, Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness (including intraday cash management lines relating thereto) of Holdings and its Subsidiaries pursuant to over-draft or similar lines of credit (including treasury management arrangements, depository or other cash management services and commercial credit card and merchant card services), netting services and other services customarily provided in connection with depository account services;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(h) (i) guaranties by US Holdings or Australia Holdings of Indebtedness of a Guarantor Subsidiary, (ii) guaranties by a Guarantor Subsidiary or Borrower of Indebtedness of Borrower or another Guarantor Subsidiary or (iii) guaranties by a Person that is not a Credit Party of Indebtedness of another Person that is not a Credit Party, in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i) Indebtedness described in Schedule 6.1(i) and any extensions, renewals, refinancings or replacements of such Indebtedness and any further extensions, renewals, refinancings or replacements of such extended, renewed, refinanced or replaced Indebtedness; provided that in respect of any extensions, renewals, refinancings or replacements of any such Indebtedness (or any further extensions, renewals, refinancings or replacements of such extended, renewed, refinanced or replaced Indebtedness), (i) the terms and conditions thereof shall not be materially less favorable to the obligor(s) thereon or to Lenders than the Indebtedness being extended, renewed, refinanced or replaced, (ii) the average life to maturity thereof is greater than or equal to that of the Indebtedness being extended, renewed, refinanced or replaced, (iii) if the direct or contingent obligors thereon are not the same as the direct or contingent obligors on the Indebtedness being extended, renewed, refinanced or replaced, then the direct or contingent obligors thereon shall be non-Credit Parties if the direct or contingent obligors on the Indebtedness being extended, renewed, refinanced or replaced are non-Credit Parties and (iv) the principal amount thereof shall not exceed the then outstanding amount of the Indebtedness being extended, renewed, refinanced or replaced (plus capitalized interest thereon, OID and related fees);

(j) Indebtedness of Subsidiaries of Holdings with respect to Capital Leases (including but not limited to leasing of rail cars constituting Capital Leases and letter of credit reimbursement obligations in connection therewith) in an aggregate amount not to exceed (i) at any time outstanding prior to the Acquisition Date, $50,000,000 and (ii) at any time outstanding thereafter, $85,000,000;

(k) purchase money Indebtedness of Subsidiaries of Holdings in an aggregate amount not to exceed (i) $35,000,000 outstanding at any time prior to the Acquisition Date and (ii) $60,000,000 outstanding at any time thereafter; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;

(l) [reserved]

(m) (i) Indebtedness of one or more Credit Parties in respect of the Revolving Credit Agreement and any extensions, renewals, refinancings or replacements of any such Indebtedness, including any replacements thereof following repayment in full thereof (which, for the avoidance of doubt, includes the repayment in full of all obligations (other than contingent indemnification obligations) under such agreement including reimbursement obligations under letters of credit issued thereunder and the termination of all commitments to lend thereunder) to the extent permitted by the Closing Date Intercreditor Agreement or a replacement intercreditor agreement with the Administrative Agent the terms of which are substantially similar to the Closing Date Intercreditor Agreement or are not less favorable in any material respect to the Administrative Agent and the Lenders than the terms of the Closing Date Intercreditor Agreement (provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior to the entering into of such intercreditor agreement stating that Tronox US has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent notifies Borrower within such five Business Day period that it disagrees with such determination and includes a reasonable description of the basis upon which it disagrees); provided, that any such extensions, renewals, refinancings or replacements (x) shall not have direct or contingent obligors that are not also Credit Parties, (y) shall not be secured by assets that do not constitute Collateral, and (z) shall at all times be subject to the Closing Date Intercreditor Agreement (or such replacement intercreditor agreement described above in this clause (m)); (ii) a Permitted Securitization incurred by a Securitization Subsidiary, and (iii) Indebtedness incurred by one or more Subsidiaries of Holdings in respect of one or more Alternative Facilities (which for the avoidance of doubt includes all obligations under such agreements including reimbursement obligations under letters of credit issued thereunder) with one or more Persons that are not Affiliates of Holdings or any of Holdings’ Subsidiaries; provided that:

(A) prior to the Acquisition Date, the aggregate principal amount of all Indebtedness outstanding at any time pursuant to (x) Section 6.1(m)(i) may not exceed $200,000,000 and (y) Section 6.1(m)(ii) and Section 6.1(m)(iii) in the aggregate may not exceed the difference between $200,000,000 and any outstanding Indebtedness pursuant to Section 6.1(m)(i);

(B) from and after the Acquisition Date, the aggregate principal amount of all Indebtedness outstanding at any time pursuant to (x) Section 6.1(m)(i) may not exceed $400,000,000 and (y) Section 6.1(m)(ii) and Section 6.1(m)(iii) in the aggregate may not exceed the difference between $400,000,000 and any outstanding Indebtedness pursuant to Section 6.1(m)(i);

(C) any Indebtedness pursuant to this Section 6.1(m) shall not be incurred (for the avoidance of doubt, utilizations of the commitments under the Revolving Credit Agreement shall not to be deemed to be an incurrence of Indebtedness solely for purposes of this Section 6.1(m)(C)), created or assumed if any Event of Default has occurred and is continuing or would result therefrom;

(D) in respect of any secured Alternative Facility (other than any Permitted Securitization and other than any Alternative Facility that has loans or commitments in an original aggregate principal amount of less than of $50,000,000), the relevant Credit Party, the Collateral Agent and the Alternative Facility Agent shall, at the option of the Administrative Agent, enter into either an amendment, supplement or amendment and restatement of the Closing Date Intercreditor Agreement with the ABL Agent and Administrative Agent to join such Alternative Facility to the Closing Date Intercreditor Agreement or enter into one or more intercreditor agreements with the Administrative Agent the terms of which are substantially similar to the Closing Date Intercreditor Agreement or are not less favorable in any material respect to the Administrative Agent and the Lenders than the terms of the Closing Date Intercreditor Agreement (provided that a certificate of an Authorized Officer delivered to the

Administrative Agent at least five Business Days prior to the entering into of such intercreditor agreement stating that Tronox US has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent notifies Borrower within such five Business Day period that it disagrees with such determination and includes a reasonable description of the basis upon which it disagrees) (each such intercreditor agreement, an “Alternative Facility Intercreditor Agreement”), and such amended, supplemented or amended and restated Closing Date Intercreditor Agreement or such Alternative Facility Intercreditor Agreement shall be in full force and effect so long as any such Indebtedness in respect of any Alternative Facility (other than a Permitted Securitization) remains outstanding (provided that, solely with respect to secured Alternative Facilities established or incurred by South African Subsidiaries, no Alternative Facility Intercreditor Agreement shall be required if the Collateral Documents do not purport to grant a security interest in the assets secured by such Alternative Facility Credit Documents);

(E) in respect of any Permitted Securitization, (1) the Securitization Subsidiary, the Collateral Agent and the Alternative Facility Agent shall, if required by the Alternative Facility Agent for the Permitted Securitization to grant in favor of the Collateral Agent a First Priority Lien in the Seller’s Retained Interest, enter into either an amendment, supplement or amendment and restatement of the Closing Date Intercreditor Agreement with the ABL Agent and Administrative Agent to effectuate such security interest or enter into one or more intercreditor agreements with the Administrative Agent to effectuate such security interest (each such intercreditor agreement, a “Permitted Securitization Intercreditor Agreement”), and such amended, supplemented or amended and restated Closing Date Intercreditor Agreement or such Permitted Securitization Intercreditor Agreement shall be in full force and effect so long as any such Permitted Securitization remains outstanding (provided that, if Seller’s Retained Interest in the relevant Securitization Subsidiary is not required to be Collateral pursuant to the terms of the definition of “Permitted Securitization”, then this clause (D) shall not be applicable to such Seller’s Retained Interest);

(F) if the original aggregate principal amount of loans and commitments in respect of such Alternative Facility exceeds $200,000,000, the terms and provisions of any Alternative Facility shall be reasonably acceptable to Administrative Agent; and

(G) there shall be no Alternative Facilities in respect of South African Subsidiaries prior to the Acquisition Date, and after the Acquisition Date the aggregate principal amount of any Alternative Facilities established, incurred or guaranteed by South African Subsidiaries shall not exceed $160,000,000.

(n) the financing of insurance premiums in customary amounts in the ordinary course of business;

(o) Indebtedness with respect to Standard Securitization Undertakings;

(p) [reserved];

(q) (i) letters of credit issued for the account of Holdings or any of its Subsidiaries that are outstanding on the Closing Date (and renewals, extensions and replacements thereof) and set forth on Schedule 6.1(q) and (ii) other letters of credit issued for the account of Holdings or any of its Subsidiaries in an aggregate principal face amount not to exceed (A) prior to the Acquisition Date, $20,000,000 outstanding at any time and (B) thereafter $35,000,000 outstanding at any time;

(r) other Indebtedness (excluding Permitted Unsecured Notes) of Holdings and its Subsidiaries in an aggregate principal amount not to exceed (A) prior to the Acquisition Date, $75,000,000 outstanding at any time and (B) thereafter $125,000,000 outstanding at any time;

(s) [reserved]

(t) Indebtedness under Eligible Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements; provided, that such Eligible Commodity Hedging Agreements shall be unsecured; provided further that such Interest Rate Agreements and Currency Agreements shall be unsecured unless they constitute Hedge Agreements;

(u) Permitted Seller Notes in an aggregate principal amount not to exceed (A) prior to the Acquisition Date, $75,000,000 outstanding at any time and (B) thereafter $125,000,000 outstanding at any time;

(v) Indebtedness of a Person at the time such Person becomes a Subsidiary of Holdings, or is merged or consolidated with or into Holdings or any of its Subsidiaries in a transaction otherwise permitted under this Agreement (other than in connection with the Acquisition), in an aggregate principal amount not to exceed (A) prior to the Acquisition Date, $35,000,000 outstanding at any time and (B) thereafter, $100,000,000 outstanding at any time, in each case outstanding for all Indebtedness incurred pursuant to this clause (v), and extensions, renewals, refinancing, refunding and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any such increase not exceeding the amount of any fees, OID, if any, premium, if any, and financing costs relating to such refinancing); provided that (i) such Indebtedness (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (ii) other than guaranties permitted by Section 6.1(h), neither Holdings, Borrower or any Subsidiaries (other than the Person that is the obligor on such Indebtedness at the time it becomes a Subsidiary) shall be liable for such Indebtedness and (iii) Holdings is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, with the covenant contained in Section 6.7 (as determined in accordance with Section 6.7(b));

(w) Permitted Unsecured Notes, so long as both before and after giving pro forma effect to the incurrence of such Permitted Unsecured Notes, (i) no Event of Default shall have occurred and be continuing or result therefrom and (ii) the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available does not exceed 2.50:1.00; and

(x) Indebtedness of Persons comprising the Acquired Business in existence at the time the Acquisition is consummated; provided that (i) such Indebtedness is paid in full, any commitments to lend thereunder are terminated, and any Liens permitted pursuant to Section 6.2(z) hereof are released in full no later than seven Business Days after the Acquisition, (ii) the only consideration for the repayment in full of such Indebtedness shall be consideration received from the Exxaro Sellers (it being understood and agreed that such consideration shall be in addition to the consideration otherwise contemplated by the Transaction Agreement as of the Closing Date), (iii) on or prior to the Acquisition Date, consideration in the form of cash to be utilized for the payment in full of such Indebtedness shall held by Borrower or an Affiliate of Borrower on terms reasonably satisfactory to the Collateral Agent or its designee for the purpose of paying such Indebtedness in full and (iv) such Indebtedness is not guaranteed in any way by Holdings or any of its Subsidiaries (other than those Persons comprising the Acquired Business) and is not recourse to, or otherwise obligate Holdings or any of its Subsidiaries (other than those Persons comprising the Acquired Business) in any way to make payment on such Indebtedness.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute in any jurisdiction in or outside of the United States or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not yet due or, if due, if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the consolidated books of Holdings;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code, ERISA or a violation of Section 436 of the Internal Revenue Code or analogous provisions under applicable Laws outside of the United States), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 45 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and analogous provisions under applicable Laws outside of the United States, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness for borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property and analogous filings under applicable Laws outside of the United States;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business;

(l) Liens described in Schedule 6.2 and any replacements, renewals or extensions thereof at any time and from time to time so long as such replacement, renewed or extended Liens do not extend to any property other than the property covered by the Liens described in Schedule 6.2;

(m) Liens securing Indebtedness permitted pursuant to Sections 6.1(j) and (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) (i) Liens on (x) assets of Holdings, Borrower, Guarantors or any of their respective Subsidiaries and Affiliates (other than Exclusive Term Loan Collateral as defined in the Closing Date Intercreditor Agreement) securing obligations under the Revolving Credit Agreement and other Revolving Loan Debt, in each case subject to the Closing Date Intercreditor Agreement and (ii) Alternative Facility Liens, which to the extent required under Section 6.1(m), shall be subject to either the Closing Date Intercreditor Agreement (if amended to join the Alternative Facility to the Closing Date Intercreditor Agreement), an Alternative Facility Intercreditor Agreement or a Permitted Securitization Intercreditor Agreement, as the case may be; provided that, in no event shall the Lien permitted hereby securing any Alternative Facilities in respect of South African Subsidiaries extend to the assets (other than Equity Interests held in such South African Subsidiaries) of any Person other than such South African Subsidiaries;

(o) in respect of any Permitted Factoring, Liens granted to the relevant Person to whom assets are sold, and any Liens securing such assets created by such Person and filings made by such Person in connection therewith, in each case solely with respect to the accounts receivable actually sold for which cash has been received by Holdings or its Subsidiaries pursuant to the terms of such Permitted Factoring;

(p) Liens on insurance policies and the proceeds thereof and unearned premiums securing the financing of premiums with respect thereto as provided in Section 6.1(n);

(q) Liens consisting of customary rights of set-off for bankers liens on amounts on deposit at banks or other financial institutions, to the extent arising by operation of law or otherwise, incurred in the ordinary course of business;

(r) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h) hereof;

(s) Liens of a collection bank arising in the ordinary course of business under §4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and any analogous right of a collection bank arising by operation of applicable Laws outside of the United States;

(t) Liens on Cash and Cash Equivalents arising in connection with the cash collateralization of letters of credit in an amount not to exceed 105% of the aggregate face amount of the letters of credit permitted pursuant to Section 6.1(q);

(u) other Liens on assets other than the Collateral, or other Liens subordinated to the Liens of the Collateral Agent under this Agreement and any liens in favor of the ABL Agent, securing Indebtedness in an aggregate amount not to exceed (i) prior to the Acquisition Date, $50,000,000 at any time outstanding and (ii) thereafter $85,000,000 at any time outstanding;

(v) Liens securing Indebtedness permitted pursuant to Section 6.1(b) of Persons that are not Credit Parties;

(w) Liens securing not more than 80% of the aggregate principal amount of Indebtedness permitted pursuant to Section 6.1(r); provided that if the aggregate principal amount of any individual item of Indebtedness incurred pursuant to such section is equal to or greater than $25,000,000 and such Liens are in respect of any Collateral, such Lien must be subordinated to the Liens created pursuant to the Collateral Documents on terms reasonably satisfactory to the Administrative Agent pursuant to, at the option of the Administrative Agent, either an amendment, supplement or amendment and restatement of the Closing Date Intercreditor Agreement with the ABL Agent and Administrative Agent to join such secured Indebtedness to the Closing Date Intercreditor Agreement or an intercreditor agreement or subordination agreement with the Administrative Agent and the relevant creditor;

(x) title retention arrangements relating to goods or raw materials purchased by a Credit Party in the ordinary course of business, which secures only the unpaid purchase price of those goods or raw materials and is scheduled to be, and is, discharged within 90 days of its creation;

(y) an interest that is a Lien by virtue only of the operation of section 12(3) of the Australian Personal Property Securities Act 2009 (Cth); and

(z) Liens securing Indebtedness permitted pursuant to Section 6.1(x) of Persons comprising the Acquired Business; provided that (i) such Liens are released no later than seven Business Days after the Acquisition, (ii) such Liens only encumber the assets of those Persons acquired with in connection with the Acquisition, (iii) such Liens do not subject any property or assets of Holdings, Borrower or any of their Subsidiaries (other than in respect of those Persons comprising the Acquired Business), directly or indirectly, contingently or otherwise, to the satisfaction thereof and (iv) such Liens do not in any way adversely affect the ability of the Collateral Agent to obtain Liens for the benefit of itself and the other Secured Parties as contemplated by, and within the time frames set forth in, Section 5.10 and Section 6.8(m) hereof.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) any Alternative Facility and the Revolving Credit Agreement, (d) Indebtedness permitted pursuant to Section 6.1(v) and Section 6.1(x) so long as such restrictions were in place at the time such Indebtedness was assumed or acquired and such restrictions are limited to the assets secured thereby (and to no other assets of the entities or businesses being acquired) and (e) restrictions identified on Schedule 6.3, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare,

order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Holdings may declare and pay dividends or make other distributions ratably to its equity holders (provided that no Credit Party or any of its Subsidiaries may declare and pay dividends pursuant to this Section 6.4(a) to any Person that is not a Credit Party), (b) any Subsidiary of Holdings may make Restricted Junior Payments to Holdings or to Tronox LLC to the extent necessary to permit Holdings or Tronox LLC (i) to pay general administrative costs and expenses, legal and accounting fees and other general corporate and overhead expenses incurred by Holdings or Tronox LLC in the ordinary course of business, (ii) pay franchise taxes and other Tax obligations or fees required in each case to maintain its corporate existence, (iii) pay Taxes which are due and payable by Holdings as part of a consolidated group or due to ownership of any interests in Subsidiaries that are not treated as corporations for applicable Tax purposes, in each case, to the extent such Taxes are attributable to Holdings and Subsidiaries of Holdings, (iv) pay auditing fees and expenses, (v) pay directors fees, expenses and indemnities owing to directors of Holdings and (vi) pay fees and expenses incurred in connection with an initial public offering; provided however that other than due to applicable law or regulation prohibiting the payment by one or more Subsidiaries of their proportionate share of Holdings’ liabilities noted in this Section 6.4(b) (or if any such payment would render one or more Subsidiaries insolvent or reasonably likely to become insolvent), each Subsidiary of Holdings may not pay more than its proportionate share of Holdings’ liabilities noted in this Section 6.4(b)), (c) Holdings or any Subsidiary may make regularly scheduled payments of interest in respect of the Permitted Seller Notes and the Permitted Unsecured Notes in accordance with the terms of, and only to the extent required by, the agreement pursuant to which such Permitted Seller Note or Permitted Unsecured Note, as the case may be, was issued, (d) Holdings or any Subsidiary may make payments of principal and interest in respect of the extensions of credit made under the Revolving Credit Agreement and any Alternative Facility in accordance with the terms thereof, (e) US Holdings may make payments in connection with the repurchase of the Tronox Exchangeable Election Shares in an amount equal to the per share purchase price set forth in the Transaction Agreement (without giving effect to any amendments thereto that are prohibited hereunder) so long as no Event of Default is then continuing or would result therefrom, but in no event shall the Restricted Junior Payments made pursuant to this Section 6.4(e) exceed the difference between the Merger Consideration Amount and the actual Merger Consideration Payment, (f) (i) any Restricted Junior Payments made in connection with the Reorganization to Exxaro Sellers and their Affiliates or Holdings and its Subsidiaries that are referenced in the Transaction Summary and permitted under Section 6.15 but not to exceed the amounts set forth in the Transaction Summary in respect thereof and (ii) the non-Cash distributions in connection with the Acquisition to Exxaro Sellers and their Affiliates in accordance with the Transaction Agreement, (g) so long as both before and immediately after giving effect to such Restricted Junior Payment, the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available does not exceed 2.25:1.00 and no Event of Default has occurred and is continuing or would result therefrom, Holdings may make Restricted Junior Payments in an amount not in excess of the Available Amount, (h) so long as (I) both before and immediately after giving effect to such Restricted Junior Payment, the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available does not exceed 2.25:1.00, (II) no Event of Default has occurred and is continuing or would result therefrom and (III) such Restricted Junior Payments are made on or prior to the date that is 18 months after the Closing Date, dividends to the shareholders of Holdings may be made from the proceeds of Permitted Unsecured Notes in an amount not in excess of $350,000,000 (it being understood and agreed that up to $150,000,000 of such Restricted Junior Payments may be made from Cash and Cash Equivalents on the balance sheet of Holdings and its Subsidiaries in lieu of the proceeds of Permitted Unsecured Notes), (i) from and after the Acquisition Date, so long as (I) both before and immediately after giving effect to such Restricted Junior Payment, the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available does not exceed 2.25:1.00, (II) no Event of Default has occurred and is continuing or would result therefrom and (III) such Restricted Junior Payments are made on or prior to the date that is 18 months after the Closing Date, dividends to the shareholders of Holdings may be made solely from the proceeds of Permitted Unsecured Notes in an amount not in excess of $500,000,000 and (j) to the extent that both before and immediately after giving effect to such Restricted Junior Payment, Holdings is in compliance with Section 6.7 hereof and no Event of Default has occurred and is continuing or would result therefrom, Holdings may make additional Restricted Junior Payments in an amount not in excess of $150,000,000 during the term of this Agreement.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Holdings or any other Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (c) make loans or advances to Holdings or any other Subsidiary of Holdings, or (d) transfer, lease or license any of its property or assets to Holdings or any other Subsidiary of Holdings other than restrictions (i) in agreements evidencing Indebtedness permitted by (v) Section 6.1(j) and Section 6.1(x) that impose restrictions on the property with respect to such Indebtedness, (w) Section 6.1(k) and Section 6.1(x) that impose restrictions on the property so acquired, (x) Section 6.1(m), (y) Section 6.1(o) to the extent relating to the assets serving as collateral for such Securitization and (z) Section 6.1(w), (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iv) described on Schedule 6.5.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments owned as of the Closing Date (and any renewals, replacements, refinancing, refundings and reinvestments thereof that do not increase the principal amount of such Investment) in any Subsidiary of Holdings; provided, that any renewal, replacement, refinancing or refunding of Investments in the form of intercompany loans in existence as of the Closing Date (other than among non-Credit Parties) shall be evidenced by the Intercompany Note;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or on account of an Asset Sale otherwise permitted hereunder and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(d) (A) Investments made (x) by any Credit Party to any other Credit Party and (y) by any Subsidiary that is not a Credit Party to any Credit Party, and (B) Investments made by any Subsidiary that is not a Credit Party to or in any other Subsidiary that is not a Credit Party; provided (i) any Investment by or in a Credit Party in the form of a loan or advance shall be evidenced by an Intercompany Note and, in the case of a loan or advance by a Credit Party, shall be subject to a perfected First Priority Lien pursuant to the Collateral Documents and (ii) any such Investment in the form of a loan or advance by or in a Credit Party in the form of a loan or advance that is renewed, replaced, refinanced or refunded shall continue to be evidenced by the Intercompany Note;

(e) other Investments (which may consist of intercompany loans, equity contributions, guarantees or other Investments) made by a Credit Party to any Subsidiary that is not a Credit Party in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided, (i) any such

Investments in the form of intercompany loans shall be evidenced by an Intercompany Note, and shall be subject to a perfected First Priority Lien to the extent required under and pursuant to the Collateral Documents, (ii) any such Investments in the form of intercompany loan shall be renewed, replaced, refinanced or refunded so long as such intercompany loan continues to be evidenced by the Intercompany Note and (iii) the aggregate amount of Investments permitted under this Section 6.6(e) shall be reduced by amounts utilized pursuant to Section 6.8(h)(ii)(x);

(f) [Intentionally omitted];

(g) loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in connection with Holdings’ and its Subsidiaries’ credit card program as in effect on the Closing Date and as may be revised from time to time in an aggregate principal amount not to exceed (A) $1,000,000 at any time outstanding prior to the Acquisition Date and (B) $2,000,000 at any time outstanding thereafter; provided that no payments shall be made on any such loans or advances unless such payment is being made to a Credit Party;

(h) the Acquisition and Permitted Acquisitions permitted pursuant to Section 6.8;

(i) (i) each Investment described in Schedule 6.6(i)(1) as of the Closing Date, and any renewals, replacements, refinancings or refundings thereof that do not increase the amount of, or require an increase in the amount of, such Investment and (ii) each Investment described in Schedule 6.6(i)(2) owned by the Acquired Business as of the Acquisition Date (and not, for the avoidance of doubt, owned by Holdings or any of its Subsidiaries immediately prior to the Acquisition), and any renewals, replacements, refinancings or refundings thereof that do not increase the amount of, or require an increase in the amount of, such Investment; provided however that, for the avoidance of doubt, any increase in the amount of any Investment referenced in this Section 6.6(i) (whether such increased Investment is voluntary or committed) shall not be permitted pursuant to this Section 6.6(i) (without limiting the availability of other applicable sections of this Section 6.6 to make such increased Investment);

(j) Investments in a Securitization Subsidiary made in connection with an Alternative Facility to the extent permitted under Section 6.1(m);

(k) Eligible Commodity Hedging Agreements, Interest Rate Agreements and Currency Agreements which constitute Investments; provided, that (i) such Eligible Commodity Hedging Agreements shall not be secured by any assets; (ii) such Interest Rate Agreements and Currency Agreements shall not be secured by any assets unless they constitute Hedge Agreements; and (iii) Administrative Agent shall have received a certificate of an Authorized Officer of Tronox US notifying Administrative Agent of the entry into any such Hedge Agreement;

(l) [Intentionally omitted];

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, and any Investments consisting of extensions of credit in the nature of accounts receivable arising from the granting of trade credit in the ordinary course of business;

(n) other Investments in an aggregate amount (plus the amount of any distributions on, proceeds of, or other returns thereon) not to exceed (A) prior to the Acquisition Date, $50,000,000 at any time and (B) thereafter $85,000,000 at any time; provided that the amount of Investments made pursuant to this Section 6.6(n) may be increased by the Available Amount so long as both before and immediately after giving effect to such Investment made with the Available Amount (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available does not exceed 2.50:1.00; and

(o) Investments made in connection with the Reorganization that are referenced in the Transaction Summary and permitted under Section 6.15.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. Financial Covenant.

(a) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the first full Fiscal Quarter ending after the Closing Date, to exceed the correlative ratio indicated:

Fiscal Quarter(s) Ending	Leverage Ratio
June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013 and each Fiscal Quarter thereafter through and including December 31, 2015	3.00:1.00
March 31, 2016 and thereafter	2.75:1.00

(b) Certain Calculations. With respect to any period during which a Permitted Acquisition, the Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenant set forth in this Section 6.7, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer, if any (or alternatively chief executive officer) of Holdings) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8. Fundamental Changes; Disposition of Assets; Permitted Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (1) any Subsidiary of Holdings (other than Borrower) may be merged with and into Borrower or any Guarantor Subsidiary or into any Person that, upon such merger, shall become a Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary or to any Person that, in connection with such transaction, becomes a Credit Party; provided, in the case of such a merger, (i) in no event shall the jurisdiction of organization of either the entity being merged into another entity or such surviving entity be changed (provided, that the foregoing shall not preclude Non-US Entities from merging into US Entities so long as the surviving entity is a US Entity that is a Credit Party), (ii) in any merger involving the Borrower, in no event shall the Borrower not be the continuing or surviving Person, (iii) the Guaranties of the Obligations and the Collateral securing the Obligations shall not be adversely affected in any material respect and (iv) any Person that becomes a Credit Party in connection herewith shall comply with Section 5.10 hereof and (2) any non-Guarantor Subsidiary (other than Borrower) may be merged with or into any other non-Guarantor Subsidiary (other than Borrower), or be liquidated, wound up or dissolved, or all or part of its assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other non-Guarantor Subsidiary;

(b) sales or other dispositions of assets that do not constitute Asset Sales or that are expressly carved-out from the definition of “Asset Sale;”

(c) Asset Sales, the proceeds of which are less than (i) $500,000,000 from the Closing Date until the Acquisition Date and (ii) (without duplication of Section 6.8(c)(i)) $750,000,000 from the Closing Date until the date of determination; provided with respect to each of the Asset Sales in this clause (c): (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Holdings (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a);

(d) the liquidation, winding-up or dissolution of the Excluded Entities;

(e) disposals of obsolete, worn out or surplus property;

(f) (i) any license of Intellectual Property in the ordinary course of business or (ii) the abandonment or other disposition of Intellectual Property in the ordinary course of business that is no longer material to the conduct of the business of Holdings and its Subsidiaries as such business is operated;

(g) the discount, write-off or sale of overdue accounts receivables, in each case in the ordinary course of business;

(h) Permitted Acquisitions; provided that (i) in respect of Permitted Acquisitions made by Credit Parties, the consideration for acquisition targets that do not become Guarantors shall not exceed more than (x) prior to the Acquisition Date, $75,000,000 in the aggregate from the Closing Date to the date of determination and (y) on and after the Acquisition Date, $125,000,000 in the aggregate from the Closing Date to the date of determination and (ii) the amounts set forth in the foregoing Section 6.8(h)(i) may be increased by (x) $50,000,000 less the amount of Investments outstanding pursuant to Section 6.6(e) and (y) so long as both before and immediately after giving effect to such Permitted Acquisition in acquisition targets that do not become Guarantors no Event of Default has occurred and is continuing or would result therefrom and the Leverage Ratio for the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available does not exceed 2.50:1.00, the Available Amount;

(i) Investments made in accordance with Section 6.6 (excluding Section 6.6(h));

(j) Asset Sales described in Schedule 6.8;

(k) the subordination of the Liens on the Revolving Loan Priority Collateral securing the Revolving Credit Agreement to the extent required by the Closing Date Intercreditor Agreement and the subordination of the Liens on any ABL Collateral securing any Alternative Facilities to the extent required by the Closing Date Intercreditor Agreement or any Alternative Facility Intercreditor Agreement;

(l) prior to the Acquisition, the sale by Tronox Australia to Yalgoo of Tronox Australia’s participating interest in the Tiwest Joint Venture; and

(m) the Acquisition, so long as:

(i) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Acquisition Date (other than Section 4.9); provided that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof; provided further that, solely with respect to the Acquired Business and any South African Subsidiaries, the only representations relating to the Acquired Business and such Subsidiaries the accuracy of which will be a condition precedent to the Acquisition as of the Acquisition Date will be (A) the representations made by or with respect to the Acquired Business or such Subsidiaries in the Transaction Agreement as are material to the interests of the Lenders and the Administrative Agent, as reasonably determined by the Administrative Agent (but only to the extent that US Holdings or its Affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close) under the Transaction Agreement as a result of a failure of such representations in the Transaction Agreement to be true and correct) (the “Specified Transaction Agreement Representations”) and (B) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties set forth in Sections 4.1, 4.3, 4.4(a), 4.4(b) (but only to the extent such Contractual Obligations are material to the Acquired Business or South African Subsidiaries), 4.4(c), 4.6, 4.16 (solely with respect to the Investment Company Act of 1940), 4.17 (other than with respect to the Exchange Act), 4.21, 4.24, 4.25, and 4.28 (other than to the extent relating to Collateral in which a Lien in favor of the Collateral Agent may be perfected after the Acquisition Date pursuant to the terms of Section 5.10);

(ii) since December 31, 2010, there shall not have occurred (A) any Acquisition Date Material Adverse Effect, (B) an Exxaro Material Adverse Effect, (C) an Acquired Companies Material Adverse Effect or (D) immediately prior to the Acquisition, an event, circumstance or change that has caused or evidences or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;

(iii) other than pursuant to the terms of the Transaction Agreement as in effect on the date hereof and the Transaction Summary, there shall have been no modifications, consents, amendments or waivers to the Transaction Agreement or the Transaction Summary that are materially adverse to the Lenders and the Arranger, without the consent of the Administrative Agent (it being understood that an increase to the cash payment component of the Tronox Exchangeable Election Shares will be materially adverse to the Lenders and the Arranger);

(iv) as of the Acquisition Date, no Specified Event of Default shall have occurred and be continuing;

(v) concurrently with the consummation of the Acquisition, all pre-existing Indebtedness of the Acquired Business (other than Indebtedness permitted under Section 6.1(x) hereof) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released (except for such liens permitted under Section 6.2), in each case on terms satisfactory to the Administrative Agent;

(vi) all material Governmental Authorizations and all material consents of other Persons necessary in connection with the Acquisition, the related transactions or the financing thereof, have been obtained (other than any Whitewash Documents that can be obtained only after the Acquisition) or waived pursuant to the terms of the Transaction Agreement and are in full force and effect and in form and substance reasonably satisfactory to Administrative Agent (including evidence that the Australian Treasurer will not make an order pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth) prohibiting the Acquisition or any transaction connected with it);

(vii) there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, affects the Acquisition, the related transactions and the financing thereof or that could have a Material Adverse Effect;

(viii) the Administrative Agent shall have received (i) audited financial statements of the Acquired Business for the 2008, 2009 and 2010 fiscal years, prepared in accordance with IFRS; (ii) as soon as internal financial statements are available, and in any event at least 30 calendar days prior to the Acquisition Date, unaudited financial statements for any fiscal quarter of the Acquired Business ended after the date of the most recent audited financial statements and more than at least 45 calendar days prior to the Acquisition Date, prepared in accordance with IFRS, (iii) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; (iv) if the Acquisition Date occurs on or after March 1, 2012, unaudited (and, to the extent available, audited) financial statements for the Acquired Business for Fiscal Year 2011, prepared in accordance with IFRS; (v) any financial statements or other financial information delivered by any of the Tronox Parties or the Exxaro Sellers pursuant to the Transaction Agreement and (vi) pro forma financial statements of Tronox Incorporated and its subsidiaries for the four fiscal quarter period ending December 31, 2010 and for the four fiscal quarter period most recently ended prior to the Acquisition Date (based on management’s good faith estimates solely for purposes of the pro forma financial statements relating to the Acquired Business) for which financial statements are required to be delivered pursuant to clause (ii) above, other than expressly stated otherwise, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements;

(x) Tronox US shall have delivered a completed updated Collateral Questionnaire dated as of the Acquisition Date and executed by an Authorized Officer of Tronox US on behalf of each Credit Party, together with all attachments contemplated thereby, including without limitation (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any new Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized and, if applicable, executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective (after giving effect to the transactions contemplated to occur on the Closing Date) UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(xi) subject to Section 5.10, Tronox US shall have delivered the certificates evidencing all of the issued and outstanding Equity Interests owned by the Credit Parties and pledged pursuant to the Collateral Documents, which certificates shall be accompanied by undated instruments of transfer duly executed in blank, and such other instruments and documents as shall be necessary or, in the reasonable opinion of Administrative Agent, desirable under applicable law to perfect the First Priority security interest of the Collateral Agent in such Equity Interests;

(xii) Tronox US shall have used commercially reasonable efforts to obtain the consent from the applicable governmental agencies (including the applicable Minister on behalf of the State) to the pledge (and any exercise of remedies thereunder) of the State Agreement associated with the Tiwest Project;

(xiii) at least 10 days prior to the Acquisition Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in respect of any new Credit Parties in connection with the Acquisition to the extent requested by the Administrative Agent prior to the Acquisition Date;

(xiv) to the extent requested by Administrative Agent, Administrative Agent shall have received a Solvency Certificate (A) signed by the chief financial officer of Tronox US on behalf of Holdings and its Subsidiaries and (B) signed by the chief financial officer of Tronox US on behalf of Borrower (which may take into account any rights of contribution), together with supporting documentation satisfactory to the Administrative Agent;

(xv) Administrative Agent and Holdings shall have agreed to the form of the Whitewash Documents required to satisfy the requirements of section 260B of the Corporations Act in respect of each Australian subsidiary forming part of the Acquired Business that is a Whitewash Australian Entity; and

(xvi) Holdings and Tronox US shall have delivered to Administrative Agent an originally executed certificate with respect to compliance with this Section 6.8(m) reasonably satisfactory to the Administrative Agent.

(n) Asset Sales made in connection with the Reorganization that are referenced in the Transaction Summary and permitted under Section 6.15 but not to exceed the amounts set forth in the Transaction Summary in respect thereof.

6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.11; (e) transactions with one or more Securitization Subsidiaries in connection with a Permitted Securitization; (f) Restricted Junior Payments permitted pursuant to Section 6.4; and (g) Investments permitted pursuant to Section 6.6. Notwithstanding anything in the foregoing to the contrary, no Dutch Credit Party shall guarantee the obligations of any Person (other than those of another Dutch Credit Party) in accordance with Section 2:403 of the Dutch Civil Code (or similar arrangements in other jurisdictions).

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party and its Subsidiary on the Closing Date and any businesses similar, related, ancillary, complementary or a reasonable expansion thereof, (ii) following the Acquisition, the businesses engaged in by the Acquired Business on the Acquisition Date and any businesses similar, related, ancillary, complementary or a reasonable expansion thereof, and (iii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Permitted Activities of Holdings, the Excluded Entities and Borrower.

(a) Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (A) the Indebtedness and obligations under this Agreement and the other Credit Documents and (B) any Permitted Unsecured Notes; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, created, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (A) directly or indirectly holding (1) 100% of the Equity Interests of Borrower and (2) its other Subsidiaries, (B) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, any Revolving Credit Agreement Documents or documents governing Permitted Unsecured Notes; and (C) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; or (vi) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b) Until the Dutch Opco Guaranty and Collateral Date, notwithstanding anything else in this Agreement to the contrary (other than in connection with the Reorganization), no Credit Party nor any Subsidiary of any Credit Party (other than the Dutch Opco) may (i) create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness for the benefit of the Dutch Opco, (ii) incur any Liens or enter into any negative pledges for the benefit of the Dutch Opco, (iii) make any Restricted Junior Payments to, Investments in, or Asset Sales to, the Dutch Opco or (iv) merge with or into the Dutch Opco.

(c) Until the Dutch Opco Guaranty and Collateral Date, notwithstanding anything else in this Agreement to the contrary (other than in connection with the Reorganization or the Acquisition), (i) no Credit Party nor any Subsidiary of any Credit Party (other than the Dutch Opco) may make any Restricted Junior Payments to, Investments in, or Asset Sales to, the Borrower other than solely to facilitate the payment of any of the Obligations or any obligations under any Alternative Facility or any other Indebtedness permitted hereunder, and any such Restricted Junior Payments, Investments or Asset Sales shall only be made to the Borrower within five Business Days prior to the date of any such payment and (ii) other than in connection with the funding as of the Closing Date and as set forth in the letter of direction delivered pursuant to Section 3.1(n) or the Funding Notice delivered pursuant to Section 3.1(p), Borrower shall not make any Investments or other payments hereunder other than payments of any of the Obligations or any obligations under any Alternative Facility or any other Indebtedness permitted hereunder.

(d) In respect of the Excluded Entities, no Credit Party nor any Subsidiary of any Credit Party (other than another Excluded Entity) may (i) create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness for the benefit of any Excluded Entity, (ii) incur any Liens or enter into any negative pledges for the benefit of any Excluded Entity, (iii) make any Restricted Junior Payments to, Investments in, or Asset Sales to, any Excluded Entity or (iv) merge with or into any Excluded Entity. Further, no Excluded Entity may, for so long as such Person is a direct or indirect Subsidiary of any Credit Party: (i) engage in any business from and after the Closing Date except to the extent (A) it is engaged in such business prior to the Closing Date or (B) related to any insolvency, liquidation or dissolution proceedings, (ii) hold or acquire a material amount of assets or liabilities in excess of any assets or liabilities such Excluded Entity holds as of the Closing Date, (iii) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than to the extent in existence as of the Closing Date or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.14. Amendments or Waivers of Organizational Documents, Additional Facility Credit Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents that would adversely affect the Lenders or their rights in the good faith judgment of Administrative Agent or the Requisite Lenders after the Closing Date without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver or (ii) agree to any amendment, restatement, supplement or other modification to, or waiver of, or make any payment consistent with an amendment thereof or change thereto, (w) any Permitted Unsecured Notes, (x) any Permitted Seller Notes, (y) any Revolving Credit Agreement Document to the extent in violation of the Closing Date Intercreditor Agreement or (z) any Alternative Facility Credit Document other than as permitted under the applicable Alternative Facility Intercreditor Agreement, in each case that would adversely affect the Lenders or their rights after the Closing Date in the good faith judgment of the Administrative Agent or the Requisite Lenders without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.15. Reorganization. Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, the Credit Parties shall be permitted to make the Investments, Restricted Junior Payments, Asset Sales, other dispositions, mergers and other modifications, and in each case with respect to intercompany transfers of assets from Credit Parties to non-Credit Parties in not more than the amounts, that are referenced in the Transaction Summary (without any changes thereto that are adverse in any material respect to the Lenders and the Administrative Agent (except to the extent consented to in writing by the Administrative Agent)) in connection with or as a result of the Reorganization; provided that (a) after giving effect to the Reorganization, the Credit Parties shall consist of those Persons set forth on Schedule 6.15 hereto, and if any of such Persons are not then Credit Parties, such Persons (and/or their parent companies) shall comply with Sections 5.10, 5.11 and 5.12 of this Agreement, as applicable, and take all such further actions and executed all such further documents and instruments (and delivered such opinions) as may be reasonably requested by Administrative Agent or Collateral Agent to ensure the validity, enforceability, creation and perfection of the Guaranty and the Collateral Documents, as the case may be, and (b) the Collateral pledged (and the perfection and priority thereof) under the Collateral Documents in favor of the Collateral Agent (taken as a whole) shall not be adversely affected in any material respect as the final result of the consummation and completion of the Reorganization as a whole, and, subject to the timing requirements, exceptions and other terms contained in Section 5.10 and Section 6.8 hereof, in no instance may less than 100% of the Equity Interests of the Borrower and Holdings’ other Subsidiaries organized under the laws of any State in the United States, Australia, the United Kingdom, the Bahamas and, subject to any necessary works council and corporate approvals in respect of Dutch Subsidiaries, The Netherlands, be pledged in favor of the Collateral Agent.

6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

6.17. Australian Tax Consolidated Group. If it is or becomes a member of an Australian Tax Consolidated Group, each Credit Party must (a) enter into and comply with the TSA and the TFA and ensure that a TSA and a TFA are maintained in full force and effect, (b) not amend the TSA where such variation or amendment may result in it not being a TSA for the purposes of the Australian Tax Act, (c) not amend or vary the TSA or the TFA in a manner that could reasonably be expected to be adverse in any material respect to the Lenders without the Administrative Agent’s prior written consent (it being understood and agreed that any such amendment that does not adversely affect in any material respect a Credit Party’s cash flows or financial condition or its present or prospective tax liabilities or liabilities under the TSA or TFA shall be deemed to be not adverse to the Lenders in any material respect) and (d) not cease to be a party to, or replace or terminate, the TSA or TFA, without the Administrative Agent’s prior written consent.

6.18. Australian GST Group. If it is or becomes a member of an Australian GST Group, each Credit Party must (a) enter into and comply with the terms of the ITSA of which it is a party, (b) provide a copy of the ITSA to the Administrative Agent within five Business Days of request, (c) ensure that the ITSA is maintained in full force and effect while such Australian GST Group is in existence, (d) not amend or vary the ITSA in a manner that could reasonably be expected to be adverse in any material respect to the Lenders without the Administrative Agent’s prior written consent (it being understood and agreed that any such amendment that does not adversely affect in any material respect a Credit Party’s cash flows or financial condition or its present or prospective indirect tax liabilities or liabilities under the ITSA shall be deemed to be not adverse to the Lenders in any material respect), (d) not cease to be a party to, or replace or terminate the ITSA, without the Administrative Agent’s prior written consent, (e) ensure that the ITSA is in the approved form as determined by the Australian Commissioner of Taxation from time to time, (f) ensure that Contribution Amounts are determined on a reasonable basis, and (g) ensure that the representative member of such Australian GST Group provides a copy of the ITSA to the Australian Commissioner of Taxation within 14 days of request or within such other time required by the Australian Commissioner of Taxation.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default and, at the Administrative Agent’s discretion, may enforce this Guaranty prior to enforcing any rights against the Borrower;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction,

limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, void, invalid or unenforceable in any respect (including, without limitation, as a result of Borrower’s violation of any law regarding corporate benefit, thin capitalization or financial assistance prohibitions or other laws); (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto (including, without limitation, as a result of Borrower’s violation of any law regarding corporate benefit, thin capitalization or financial assistance prohibitions or other laws) or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Loan may be continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof (other than a disposition to another Credit Party not constituting a merger or consolidation with and into such Credit Party), the Guaranty of such Guarantor (or such successor in interest, as the case may be) hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such disposition. At the sole cost and expense of Borrower, the Administrative Agent and the Collateral Agent shall deliver any such termination or release documentation as the Credit Party may reasonably request to evidence such termination and release, and return to the Credit Party any related Collateral that is in the Collateral Agent’s possession.

7.13. Dutch Limitations. Any guarantee, indemnity or other obligation provided hereunder by a Guarantor organized or incorporated under the laws of The Netherlands shall be deemed not to be provided by such Guarantor to the extent that the same would constitute a breach of the financial assistance prohibitions contained in Section 2:98c or 2:207c of the Dutch Civil Code or under any other applicable financial assistance rules under any applicable law, and the provisions of this Agreement and the other Credit Documents shall be construed accordingly; for the avoidance of any doubt, it is expressly acknowledged that the relevant Guarantor will continue to provide its guarantee, indemnity and other obligations hereunder to the extent doing so does not constitute a violation of such prohibitions.

7.14. English Law Limitations. Notwithstanding anything to the contrary in this Agreement or the other Credit Documents, the obligations and liabilities of any Guarantor incorporated in England and Wales under Section 7.01 shall not apply to the extent that it would result in any such obligations and liabilities constituting financial assistance within the meaning of sections 678 or 679 of the Companies Act of 2006.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Sections 5.1(b), (c), (d) or (h)(i), Section 5.2, Section 5.9, Section 5.14, Section 5.16 or Section 6; or

(c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of Holdings or Tronox US becoming aware of such default or (ii) receipt by Holdings of notice from Administrative Agent or any Lender of such default; or

(e) Reserved; or

(f) Involuntary Bankruptcy, Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Material Entity in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law or law in any other jurisdiction; (ii) an involuntary case shall be commenced against any Material Entity under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of an administrator, receiver, liquidator or manager, sequestrator, trustee, custodian or other officer having similar powers over any Material Entity, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim administrator, receiver, liquidator or manager, trustee or other custodian of any Material Entity for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Material Entity, and any such event described in this clause (ii) above (other than in relation to a Credit Party incorporated under the laws of England and Wales) shall continue for sixty days without having been dismissed, bonded or discharged; (iii) in the case of any Material Entity incorporated under the laws of England and Wales, any legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up dissolution, administration or reorganization (whether by a scheme of arrangement or otherwise) or compromise, composition or assignment with creditors; or (iv) any analogous step or procedure shall be taken under the laws of any jurisdiction in respect of any Material Entity; or

(g) Voluntary Bankruptcy, Appointment of Receiver, Etc. (i) Any Material Entity shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, administrator, liquidator, manager, trustee or other custodian for all or a substantial part of its property; or any Material Entity shall make any assignment for the benefit of creditors; (ii) any Material Entity shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due or suspends or threatens to suspend making payments of its debts; or the board of directors (or similar governing body) of any Material Entity (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iii) any analogous step or procedure shall be taken under the laws of any jurisdiction in respect of any Material Entity; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process individually or in the aggregate in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party that is a Material Entity decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of an amount that would reasonably be expected to have a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) or 436 of the Internal Revenue Code or ERISA that could reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m) Defaults in Other Agreements. (A) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on (or, in respect of any Indebtedness set forth in clause (xi) of the definition of “Indebtedness,” any other amount), including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or

(B) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (A) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that, notwithstanding the foregoing, solely with respect to the failures, breaches and defaults set forth in this Section 8.1(m) as they relate to the Revolving Credit Agreement in existence as of the Closing Date agented by Wells Fargo Capital Finance LLC, and only if Holdings and its Subsidiaries are at such time holding Available Cash in excess of the amount necessary to satisfy in full all obligations thereunder and under all other Revolving Loan Debt, then any such failure, breach or default under such Revolving Credit Agreement (v) that is not related to a failure to pay when due any principal, interest or other amount thereon, (w) that is not related to any bankruptcy, dissolution or insolvency event, (x) with respect to which no party has accelerated payment, terminated commitments or exercised any remedies, (y) for which there is no grace period under the terms of such Revolving Credit Agreement and (z) that but for the applicability of this proviso would create an Event of Default under this Section 8.1(m), shall not create an Event of Default under this Section 8.1(m) until the date that is two Business Days after the date of any such failure, breach or default under such Revolving Credit Agreement.

THEN (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Holdings by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

8.2. Application of Proceeds. Subject to the Closing Date Intercreditor Agreement, any Alternative Facility Intercreditor Agreement and any Permitted Securitization Intercreditor Agreement, all proceeds received by the Collateral Agent in the event that an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 and in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder or under any or all of the Collateral Documents (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent under any of the Collateral Documents for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 9. AGENTS

9.1. Appointment of Agents. Goldman Sachs is hereby appointed as Arranger hereunder, and each Lender hereby authorizes Goldman Sachs to act as Arranger in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Goldman Sachs and Deutsche Bank are hereby appointed as Bookrunners hereunder, and each Lender hereby authorizes Goldman Sachs and Deutsche Bank to act as Bookrunners in accordance with the terms hereof and the other Credit Documents. Deutsche Bank is hereby appointed Documentation Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Deutsche Bank to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Goldman Sachs is hereby appointed Syndication Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Documentation Agent and Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, none of (i) Goldman Sachs, in its capacity as Arranger and a Bookrunner, (ii) Deutsche Bank, in its capacity as a Bookrunner and the Documentation Agent or (iii) Goldman Sachs, in its capacity as Syndication Agent, shall have any obligations but shall be entitled to all benefits of this Section 9. Each of Documentation Agent, Syndication Agent, Arranger, any Bookrunner and any Agent described in clause (g) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the foregoing, each Lender and Agent (and by their acceptance of the benefits of the Collateral Documents, each Secured Party) irrevocably authorizes the Administrative Agent and the Collateral Agent, in each such Agent’s reasonable discretion, to (a) enter into one or more amendments to the Closing Date Intercreditor Agreement to join an Alternative Facility thereto or, if required pursuant to Section 6.2(w), to join Indebtedness incurred pursuant to Section 6.1(r) thereto, (b) enter into such amendments to the Closing Date Intercreditor Agreement, or enter into a new Closing Date Intercreditor Agreement that replaces the Closing Date Intercreditor Agreement in existence as of the Closing Date, to reflect such changes as may be reasonably agreed with any successor or replacement ABL Agent or any ABL Agent for a revolving credit facility that has refinanced the Revolving Credit Agreement in existence as of the Closing Date (with such new Closing Date Intercreditor Agreement meeting the requirements of Section 6.1(m)), (c) enter into one or more Alternative Facility Intercreditor Agreements meeting the requirements set forth in Section 6.1(m), (d) enter into one or more Permitted Securitization Intercreditor Agreements meeting the requirements set forth in Section 6.1(m), (e) enter into one or more intercreditor agreements or subordination agreements in respect of Indebtedness incurred pursuant to Section 6.1(r) if required pursuant to Section 6.2(w), (f) notwithstanding anything to the contrary contained herein or in the other Credit Documents, release and terminate the Australian law specific security deed in respect of the pledge by US Holdings of its interests in Australia Holdings in connection with the Reorganization and (g) subject to Section 10.5(b)(viii), enter into one or more agreements, or amendments to Collateral Documents, that subordinate (or, to the extent such subordination is not permitted or customary in the relevant jurisdiction, release) any Liens in favor of the Collateral Agent for the benefit of the Secured Parties in any ABL Collateral to Liens securing obligations under the Revolving Credit Agreement or any Alternative Facility Liens, or enter into amendments to Collateral Documents that otherwise account for Liens securing obligations under the Revolving Credit Agreement or any Alternative Facility Liens (so long as not inconsistent with the Lien priorities contemplated hereby in respect of ABL Collateral).

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof. Borrower acknowledges that prior to the Closing Date, it assisted Goldman Sachs, in its capacity as Arranger (with “left” side designation), in connection with the syndication of the Facilities, including, without limitation preparing (i) one or more information packages regarding the business, operations, financial projections and prospects of Holdings and its Subsidiaries (collectively, the “Confidential Information Memorandum”) and (ii) all information relating to the transactions contemplated hereunder prepared by or on behalf of Holdings and its Subsidiaries deemed reasonably necessary by Goldman Sachs to complete the syndication of the Facilities. Borrower acknowledges that it is solely responsible for the contents of any such Confidential Information Memorandum and all other information, documentation or materials delivered to Goldman Sachs by or on behalf of Holdings and its Subsidiaries in connection therewith (collectively, the “Information”) and acknowledges that Goldman Sachs will be using and relying upon the Information without independent verification thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment; Affiliated Lenders.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Term Loans on the Closing Date or funding any New Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date or as the date of funding of such New Term Loans. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the US Pledge and Security Agreement and the other Collateral Documents and the exercise of any right or remedy by the Collateral Agent under any of the foregoing are subject to the provisions of any Closing Date Intercreditor Agreement (and, if in effect, any Alternative Facility Intercreditor Agreement). In the event of a conflict between the terms of any Closing Date Intercreditor Agreement (or any Alternative Facility Intercreditor Agreement) (on the one hand), this Agreement or any Collateral Documents (on the other hand), the terms of any Closing Date Intercreditor Agreement (or any Alternative Facility Intercreditor Agreement) shall govern and control.

(c) In connection with any assignment to or by an Exxaro Affiliated Lender or a Material Affiliated Lender, Holdings, Borrower or any Subsidiary pursuant to this Agreement, such Exxaro Affiliated Lender or Material Affiliated Lender, Holdings, Borrower or such Subsidiary shall make representations and warranties to Administrative Agent and the Lenders that, as of the effective date of such assignment, it is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any Assignment and Acceptance, or participate in any of the transactions contemplated thereby, that has not previously been disclosed to Administrative Agent and the Lenders. Each Lender acknowledges that Affiliated Lenders, Holdings, Borrower and its Subsidiaries are Eligible Assignees hereunder and may purchase Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of Exxaro Affiliated Lender and Material Affiliated Lender, as the case may be, this Section 9.5 and Section 10.6(i), and any such assignments to or from such Affiliated Lender, Holdings, Borrower or any of its Subsidiaries shall be made pursuant to an Affiliate Assignment Agreement.

(d) Each Lender acknowledges and agrees that so long as it qualifies as an Exxaro Affiliated Lender, immediately upon the acquisition of Loans by such a Lender, any such Loans held by an Exxaro Affiliated Lender shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. Each Lender agrees that it will promptly advise

Administrative Agent immediately upon becoming an Exxaro Affiliated Lender. In connection with any Loans purchased and cancelled pursuant to this Section 9.5(d), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(e) Each Lender acknowledges and agrees that so long as it qualifies as a Material Affiliated Lender, it will not be able (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document (it being understood and agreed that the vote of such Material Affiliated Lender shall be treated as set forth in the definition of “Requisite Lenders”), (b) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (c) otherwise vote on any matter related to this Agreement or any other Credit Document (it being understood and agreed that the vote of such Material Affiliated Lender shall be treated as set forth in the definition of “Requisite Lenders”), (d) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (e) make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, but no amendment, modification or waiver shall deprive any Material Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder. Furthermore, the right of each Lender to make assignments to any Material Affiliated Lender shall be subject to the additional limitation that the aggregate principal amount of Loans purchased by assignment and held by Material Affiliated Lenders at any one time may not exceed 25% of the outstanding principal amount of all Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent. (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Tronox US and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Tronox US and Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 45 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), unless such date is extended by Administrative Agent in its sole and absolute discretion, (ii) the acceptance of such successor Administrative Agent by Tronox US and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, subject to the prior written consent of Tronox US, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Collateral Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and Tronox US, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Tronox US and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Tronox US and Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 45 days after delivery of the notice of resignation (unless such date is extended by Collateral Agent in its sole and absolute discretion), (ii) the acceptance of such successor Collateral Agent by Tronox US and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, subject to the prior written consent of Tronox US, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. Borrower agrees that it shall cooperate with the foregoing to the extent reasonably requested by the successor Collateral Agent. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral, the Closing Date Intercreditor Agreement, any Alternative Facility Intercreditor Agreement and the other Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) subordinate the Collateral Agent’s Liens on the Revolving Loan Priority Collateral and the ABL Collateral in connection with the incurrence of the Revolving Credit Agreement and any Alternative Facilities (or, to the extent such subordination is not permitted or customary in the relevant jurisdiction, release such Liens on the Revolving Loan Priority Collateral or the ABL Collateral, as applicable), or (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Each Secured Party understands, acknowledges and agrees that arrangements may be put in place whereby the Revolving Loan Priority Collateral and/or the ABL Collateral may be sold pursuant to the Revolving Credit Agreement or an Alternative Facility, which arrangements, if in existence, shall be subject to terms and conditions of the Closing Date Intercreditor Agreement or the Alternative Facility Intercreditor Agreement. The terms of the Closing Date Intercreditor Agreement or the Alternative Facility Intercreditor Agreement may provide, in the event of any conflict between the terms of such Closing Date Intercreditor Agreement or such Alternative Facility Intercreditor Agreement and any of the Credit Documents, the provisions of such intercreditor agreement(s) shall govern and control. Each Secured Party authorizes and instructs Administrative Agent and Collateral Agent to enter into the Closing Date Intercreditor Agreement and any Alternative Facility Intercreditor Agreement on behalf of the Secured Parties in accordance with this Agreement (and consents to the terms contained therein) and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of such intercreditor agreement(s).

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), Section 1129(b)(2)(a)(iii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), Section 1129(b)(2)(a)(iii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 8.2 and Section 10.5(c)(i) of this Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees upon Payment in Full of the Obligations; Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedge Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments hereunder have been terminated, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Release of Collateral in respect of Permitted Dispositions. Upon any disposition of property permitted by this Agreement (other than (i) to another Credit Party or (ii) in connection with the Reorganization), the Liens granted pursuant to the Collateral Documents in respect of such disposed property shall be deemed to be automatically released and such property shall automatically revert to the applicable Credit Party with no further action on the part of any Person. The Collateral Agent shall, at the applicable Credit Party’s expense, execute and deliver or otherwise authorize the filing of such documents as such Credit Party shall reasonably request to effectuate the release set forth in the immediately preceding sentence, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release. Notwithstanding anything contained herein or in any other Credit Document to the contrary, it is understood and agreed that all transfers in connection with the Reorganization shall be made subject to the Liens in favor of the Collateral Agent for the benefit of the Secured Parties, which shall not be released in connection with any such transfer.

(f) No Duty of Collateral Agent regarding Collateral. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all documented, actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable, documented fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual and reasonable costs and expenses (including the reasonable, documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral

Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Term Loans (and any New Term Loans, if applicable) and Term Loan Commitments (and any New Term Loan Commitments, if applicable) and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, notwithstanding the foregoing, any charges of external counsel to any of the Agents or the Lenders that any Credit Party is obligated to pay pursuant to this Section 10.2 shall in any event be limited to one primary counsel for the Administrative Agent and the Collateral Agent, one local counsel in each relevant jurisdiction for the Administrative Agent and the Collateral Agent and one additional counsel if one or more conflicts of interest arise, and in connection with any contemplated or actual acceleration of Loans or contemplated or actual exercise of remedies and without limiting the foregoing and absent conflicts among Lenders, one additional primary counsel for the Lenders (in their capacity as such and taken as a whole).

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct of that Indemnitee or (ii) the material breach by that Indemnitee of its funding obligations hereunder, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, in each case subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived to the full extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender, and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and (c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least three Business Days’ prior written notice thereof and Administrative Agent shall not have received, within three Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) amend the definition of “Maturity Date”;

(ii) waive, reduce or postpone any Installment;

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest, fees or premium;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii), Section 1129(b)(2)(a)(iii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(ix) consent to the assignment or transfer by (1) any Credit Party (other than Holdings or Borrower) to any Person that is not Holdings or a Subsidiary of Holdings or (2) Holdings or Borrower to any Person of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) other than in respect of amendments, modifications or waivers to the Closing Date Intercreditor Agreement or any Alternative Facility Intercreditor Agreement that affect all holders of Obligations equally, amend, modify or waive this Agreement or the Collateral Documents so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document (other than the Closing Date Intercreditor Agreement or any Alternative Facility Intercreditor Agreement)) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(ii) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable; or

(iii) change or waive the size, structure, economic terms and maturity date of the Delayed Draw Term Loans from the Closing Date until the Delayed Draw Term Loan Commitment Termination Date without the unanimous consent of the Delayed Draw Term Loan Lenders.

(d) Refinancing Amendments. In addition, notwithstanding Sections 10.5(a), (b) and (c), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of any portion of the outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Margin for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing plus 0.50% per annum, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(e) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f) Schedules. Notwithstanding anything in this Section 10.5 to the contrary, (i) Holdings may supplement each of Schedule 4.1, 4.2, 4.12, 4.15(a), 4.20 and 4.28 (without the consent of any Lender or Agent) (x) in respect of the Acquired Business so that the representations and warranties the accuracy of which depend on the accuracy of such schedules shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Acquisition Date and (y) as set forth in clause (ii) of the penultimate sentence of Section 5.10(b); (ii) Holdings or Tronox US may update Schedule 1.1(a) from time to time and such schedule shall be, on the Business Day that is five Business Days after the date such updated schedule is distributed to the Lenders, deemed effective without the consent of any Credit Party, any Agent or any Lender (subject to the limitations set forth in the definition of “Direct Competitor”) and (iii) it is understood and agreed that Schedule 6.6(i)(2) shall not be delivered on the Closing Date but rather shall be delivered by or on behalf of Holdings after the Closing Date and on or prior to the Acquisition Date to the Administrative Agent for distribution to the Lenders and such schedule, to the extent so delivered on or prior to the Acquisition Date, shall be automatically deemed to be part of this Agreement without the consent of any Credit Party, any Agent or any Lender.

(g) Extension Amendments. Nothing in this Section 10.5 shall be deemed to limit any Credit Party or the Administrative Agent from entering into any Extension Amendments (including, without limitation, to amend the definition of “Maturity Date’ to reflect any such Extension) to effectuate the Extensions contemplated by Section 2.22 hereof, and the Lenders hereby irrevocably authorize Administrative Agent to enter into such amendments on their behalf.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by (i) any Credit Party (other than Holdings or Borrower) to any Person that is not Holdings or a Subsidiary of Holdings or (ii) Holdings or Borrower to any Person without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Notwithstanding anything to the contrary contained in this Agreement, the Obligations are registered obligations and the right, title and interest of the Lenders in and to such Obligations shall be transferable only in accordance with the terms hereof. This Section 10.6(b) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments or Loans owing to it or other Obligations subject to the applicable provisions of Section 9.5 and this Section 10.6 (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) (x) prior to the Delayed Draw Term Loan Commitment Termination Date, to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Administrative Agent and with the consent of Tronox US and (y) from and after the Delayed Draw Term Loan Commitment Termination Date, to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent; provided, further that (A) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loan of the assigning Lender) with respect to the assignment of Loans and (B) prior to the Delayed Draw Term Loan Commitment Termination Date, Borrower’s consent to any assignment may not be unreasonably withheld, conditioned or delayed, Borrower’s consent to any assignment shall not be required at any time an Event of Default shall have occurred and then be continuing and Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to

Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6 (and any applicable provisions of Section 9.5), as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender; provided, further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Assignments to Holdings, Borrower or its Subsidiaries.

Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to Holdings, Borrower or any of their respective Subsidiaries on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments), subject to the following limitations:

(i) Holdings, Borrower or any of their respective Subsidiaries may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans not to exceed $200,000,000 in the aggregate, provided that, (A) notice of the Auction shall be made to all Term Loan Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.6(i) and the Auction Procedures set forth on Exhibit J and are otherwise reasonably acceptable to Borrower, the Auction Manager (and, if the Auction Manager is not the Administrative Agent, the Administrative Agent);

(ii) With respect to all repurchases made by Holdings, Borrower or any of their respective Subsidiaries pursuant to this Section 10.6(i), (A) Borrower shall deliver to the Auction Manager a certificate of an Authorized Officer stating that (1) no Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding Holdings, Borrower or their respective Subsidiaries, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Non-Public Lenders (and, if the Administrative Agent is not the Auction Manager, the Administrative Agent), (B) neither Holdings, Borrower nor any of their respective Subsidiaries shall use the proceeds of any loans under the Revolving Credit Agreement or any Alternative Facility to acquire such Loans, (C) the assigning Lender and Holdings, Borrower or the applicable Subsidiary shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement and (D) Excess Availability at such time (after giving effect to the consummation of the respective repurchase) shall equal or exceed $50,000,000 both before and after giving effect to the assignments noted in this Section 10.6(i).

(iii) Following repurchase by Holdings, Borrower or any of their respective Subsidiaries pursuant to this Section 10.6(i), the Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.6(i), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(iv) It is acknowledged and agreed that a purchase of Loans by Holdings, Borrower or any of their respective Subsidiaries (and the purchase price paid to any Lender in consideration of the purchase of such Lender’s Loans in connection therewith) shall not constitute a prepayment or payment for purposes of Section 2 or any other provision of this Agreement, and for the avoidance of doubt, such transactions shall not reduce any Consolidated Excess Cash Flow payments required hereunder.

(j) Dutch Matters. Notwithstanding anything to the contrary contained in this Agreement, any transfer or assignment of any outstanding Obligations hereunder or any participation in any outstanding Obligations shall be in a minimum amount of €100,000 (or the equivalent thereof in any other currency), unless the transfer or assignment is to (or participation is by) an entity that otherwise qualifies as a professional market party within the Dutch Financial Supervision Act.

10.7. Certain Undertakings with Respect to Securitization Subsidiaries. Each of the Lenders and the Agents agrees that, prior to the date that is one year and one day after the payment in full of all the obligations of the Securitization Subsidiary in connection with and under a Securitization, (i) the Secured Parties shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the Equity Interests of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest in the name of a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of Borrower or any of its Subsidiaries, (D) exercise any voting rights granted or appurtenant to such capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest or (E) enforce any right that the holder of any such Equity Interest of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary and (ii) the Secured Parties hereby waive and release any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into Borrower or any of its Subsidiaries, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded. Each of the Lenders, the Agents and the Arranger agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to this Section 10.7 and such agent shall have the right to enforce compliance by the Secured Parties, the Lenders, the Agents, and the Arranger with this Section 10.7.

10.8. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans.

10.10. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.16. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND

UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO, IN WHICH CASE SUCH CREDIT PARTY HEREBY ALSO AGREES TO ACCEPT THE JURISDICTION AND VENUE OF SUCH OTHER COURTS AS MAY BE SELECTED BY THE RELEVANT AGENT IN RESPECT OF SUCH ACTIONS); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. EACH CREDIT PARTY THAT IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OUTSIDE THE UNITED STATES HEREBY APPOINTS TRONOX INCORPORATED, WITH AN OFFICE LOCATED AT THE ADDRESS SET FORTH ON APPENDIX B HERETO, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS AND SHALL PROVIDE WRITTEN EVIDENCE OF ACCEPTANCE OF SUCH APPOINTMENT BY SUCH AGENT ON OR BEFORE THE CLOSING DATE.

10.17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower in writing of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.21. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. With the exception of those terms contained in (a) Sections 3, 4, 5 (including Annex A), 7, 8 and 9 of the Commitment Letter, dated September 25, 2011, between Goldman Sachs and Tronox Incorporated (the “Commitment Letter”) and (b) that certain Fee Letter dated September 25, 2011, between Goldman Sachs and Tronox Incorporated (the “Fee Letter”), which by the terms of the Commitment Letter remain in full force and effect (such terms the “Surviving Terms”), all of Goldman Sachs’ and its Affiliates obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents and Goldman Sachs and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. Borrower hereby assumes all obligations of Tronox Incorporated under the Commitment Letter and the Fee Letter with respect to the Surviving Terms. Subject to the Surviving Terms, the Credit Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof and any prior letter of interest, fee letter, confidentiality and similar agreements involving any Credit Party, any Agent, any Lender and any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between this Agreement and any other Credit Document, the terms of this Agreement shall govern (unless such terms of such other Credit Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

10.22. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.23. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.24. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto. Furthermore, Goldman Sachs (or one of its Affiliates) has been retained by US Holdings in connection with the Acquisition. Each Credit Party, each Agent and each Lender and their respective Affiliates agrees to such retention and further agrees not to assert any claim that may be alleged based on any actual or potential conflicts of interest that may be asserted to arise or result from, on the one hand, Goldman Sachs in its capacity as an advisor in connection with the Acquisition, and, on the other hand, Goldman Sachs acting in its capacity as Arranger, Administrative Agent, Collateral Agent and a Lender hereunder.

10.25. Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than Dollars, the Credit Parties will indemnify Arranger, Administrative Agent and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent or such Lender is able to purchase Dollars with the amount of the judgment currency actually received by Administrative Agent or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.26. Parallel Debt.

(a) For purposes of this Section 10.26, (i) “Corresponding Debt” means all Obligations which any Credit Party owes to any Secured Party and (ii) “Parallel Debt” means any amount which a Credit Party owes to the Collateral Agent under this Section 10.26.

(b) Each Credit Party irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(c) The Parallel Debt of each Credit Party (i) shall become due and payable at the same time as its Corresponding Debt and (ii) is independent and separate from, and without prejudice to, its Corresponding Debt.

(d) For purposes of this Section 10.26, the Collateral Agent: (i) is the independent and separate creditor of each Parallel Debt, (ii) acts in its own name and not as agent, representative or trustee of the Secured Parties and its claims in respect of each Parallel Debt shall not be held in trust and

(iii) shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e) The Parallel Debt of a Credit Party shall be (i) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of a Credit Party shall be (i) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (ii) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of a Credit Party shall never exceed its Corresponding Debt.

(f) This Section 10.26 applies for the purpose of determining the secured obligations under the Collateral Documents governed by Dutch law.

10.27. Intercompany Indebtedness. On behalf of itself and each of its Subsidiaries, each Credit Party hereby agrees for the benefit of the Secured Parties that:

(a) any intercompany indebtedness among Holdings and its Subsidiaries (or among such Subsidiaries) shall be subordinate and junior in right of payment, to the extent and in the manner set forth in this Section 10.27, to the Obligations, including, without limitation, where applicable, under any such intercompany borrower’s Guaranty (if any) of the Obligations hereunder;

(b) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any intercompany borrower or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such intercompany borrower, whether or not involving insolvency or bankruptcy, then (i) the holders of the Obligations shall be paid in full in cash in respect of all amounts constituting Obligations before any intercompany lender is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of any intercompany indebtedness (excluding demands by the Collateral Agent exercising its rights under any collateral assignment of the rights of such intercompany lenders) and (ii) until the holders of the Obligations are paid in full in cash in respect of all amounts constituting Obligations, any payment or distribution to which such intercompany lender would otherwise be entitled under any intercompany indebtedness shall be made to the Administrative Agent;

(c) if any Event of Default occurs and is continuing, and an intercompany borrower has received written notice from the Administrative Agent, then, except as required by applicable law, no payment or distribution of any kind or character shall be made by any intercompany borrower that is a Credit Party in respect of any intercompany indebtedness to any Person that is not a Credit Party or that is not the Administrative Agent;

(d) if any payment or distribution of any character, whether in cash, securities or other property, in respect of intercompany indebtedness shall (despite these subordination provisions) be received by any intercompany lender in violation of clause (b) or (c) above before all Obligations shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Administrative Agent in a manner to be determined by the Administrative Agent; and

(e) to the fullest extent permitted by law, the Administrative Agent and the Collateral Agent shall not be prejudiced in their right to enforce the subordination in this Section 10.27 by any act or failure to act on the part of any intercompany borrower, any intercompany lender, the

Administrative Agent, the Collateral Agent or by any act or failure to act on the part of any of the foregoing or any representative, trustee or agent thereof. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that the subordination of intercompany indebtedness contemplated by this Section 10.27 is for the benefit of the Secured Parties and the Administrative Agent or the Collateral Agent may enforce the subordination provisions herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:
TRONOX PIGMENTS (NETHERLANDS) B.V.

By:
Name:
Title:
US HOLDINGS:

TRONOX INCORPORATED

By:
Name:
Title:

[Tronox Credit and Guaranty Agreement]

GUARANTOR SUBSIDIARIES:

EXECUTED BY TRONOX
AUSTRALIA PIGMENTS HOLDINGS
PTY LIMITED ACN 155 120 728:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS AUSTRALIA HOLDINGS
PTY LIMITED ACN 155 235 304:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS AUSTRALIA
PTY LIMITED ACN 155 254 336:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS WESTERN AUSTRALIA
PTY LIMITED ACN 155 319 430:

Signature of Director	Signature of Director/Secretary

Name	Name

[Tronox Credit and Guaranty Agreement]

TRONOX WORLDWIDE LLC
TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRONOX LLC
TRONOX HOLDINGS, INC.
TRONOX HOLDINGS EUROPE C.V.
TRONOX PIGMENTS LTD.
CONCORDIA ACQUISITION CORPORATION
CONCORDIA MERGER CORPORATION
TRONOX US HOLDINGS INC.

By:
Name:
Title:

[Tronox Credit and Guaranty Agreement]

GOLDMAN SACHS BANK USA,
as the Arranger, a Bookrunner, the Administrative Agent, the Collateral Agent, the Syndication Agent and a Lender

By:
Name:
Title: Authorized Signatory

[Tronox Credit and Guaranty Agreement]

DEUTSCHE BANK SECURITIES INC.,
as a Bookrunner and the Documentation Agent

By:
Name:
Title:

By:
Name:
Title:

[Tronox Credit and Guaranty Agreement]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Closing Date Term Loan Commitments

Lender	Closing Date Term Loan Commitment	Pro Rata Share
GOLDMAN SACHS BANK USA	$550,000,000.00	100%
Total	$550,000,000.00	100%

APPENDIX A-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Delayed Draw Term Loan Commitments

Lender	Delayed Draw Term Loan Commitment	Pro Rata Share
GOLDMAN SACHS BANK USA	$150,000,000.00	100%
Total	$150,000,000.00	100%

APPENDIX A-2

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

Holdings and any of its Subsidiaries

c/o Tronox Incorporated

3301 N.W. 150th Street

Oklahoma City, OK 73134

Attention: General Counsel

in each case, with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Leonard Klingbaum

Facsimile: 212-446-6460

APPENDIX B-1

GOLDMAN SACHS BANK USA,

Administrative Agent’s Principal Office and as Lender:

GOLDMAN SACHS BANK USA

c/o Goldman, Sachs & Co.

30 Hudson Street, 5th Floor

Jersey City, NJ 07302

Attention: Rick Canonico

Email:	gsd.link@gs.com
ficc-sbdagency-nydallas@ny.email.gs.com

with a copy to:

GOLDMAN SACHS BANK USA

as Administrative Agent and Collateral Agent,

200 West Street

New York, New York 10282

Facsimile: 212-902-3000

Attention: Christian Hansen

and

Latham & Watkins LLP

233 S. Wacker Dr., Suite 5800

Chicago, IL 60606

Attention: Brad Kotler

Facsimile: 312-993-9767

APPENDIX B-2

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time.

Pursuant to Section [2.1][2.2]1 of the Credit Agreement, Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ], 2012 (the “Credit Date”):

Term Loans

☐	Base Rate Loans:	$	[ , ,	]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):
		$	[ , ,	]

The Borrower hereby certifies that:

(i) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the Credit Extension contemplated hereby that would constitute an Event of Default or a Default.

[1]	2.1 for Closing Date Term Loans, 2.2 for Delayed Draw Term Loans.

EXHIBIT A–1–1

Date: [ ], 2012	TRONOX PIGMENTS (NETHERLANDS) B.V.

By:
Name:
Title: [Authorized Officer]

EXHIBIT A–1–2

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time.

Pursuant to Section 2.6 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

Term Loans:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

The undersigned on behalf of the Borrower hereby certifies that as of the date hereof, no Specified Event of Default has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby.

Date: [mm/dd/yy]	TRONOX PIGMENTS (NETHERLANDS) B.V.

By:
Name:
Title: [Authorized Officer]

EXHIBIT A–2–1

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[    ,    ,     ]2

February 8, 2012	New York, New York

FOR VALUE RECEIVED, TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [[1]] [DOLLARS] ($[    ,    ,    ] [1]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.9 of the Credit Agreement.

This Note is one of the “Term Loan Notes” referenced in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register pursuant to the terms of the Credit Agreement, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

[2]	Lender’s Term Loan Commitment

EXHIBIT B–1

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN THE EVENT OF A CONFLICT BETWEEN THIS NOTE AND THE CREDIT AGREEMENT, THE PROVISIONS OF THE CREDIT AGREEMENT WILL GOVERN.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, in each case subject to the terms and conditions, and with the effect, provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed, in each case subject to the terms of the Credit Agreement.

Borrower hereby waives diligence, presentment, protest and demand notice of every kind hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B–2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

TRONOX PIGMENTS (NETHERLANDS) B.V.

By:
Name:
Title: [Authorized Officer]

EXHIBIT B–3

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS, in each case as of the date hereof and in his/her capacity as an Authorized Officer but not in any individual capacity:

1. I am the [Authorized Officer]3 of [TRONOX INCORPORATED]//[TRONOX LIMITED (ACN 153 348 111)]4//[TRONOX LLC].5

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V. (“Borrower”), TRONOX INCORPORATED, a Delaware corporation, certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements [after giving pro forma effect to [    ]]6, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower or the applicable Credit Party has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Annex A hereto (including, in connection with delivery of annual financial statements pursuant to Section 5.1(c) of the Credit Agreement, the computation of the Available Amount and Consolidated Excess Cash Flow) and the financial statements delivered with this Certificate in support hereof, are made and delivered [            ], 20[    ] pursuant to Section 5.1(d) of the Credit Agreement.

[3]	To be signed by the relevant senior executive officer or senior financial officer of the group.
[4]

Insert appropriate entity depending on which entity is Holdings at the time this Compliance Certificate is executed. This Compliance Certificate can also be delivered by the entity that is at such time considered to be “Tronox US” under the Credit Agreement.

[5]	This is intended to be the entity that is at such time considered to be “Tronox US” under the Credit Agreement
[6]	If needed in respect of certain actions under the Credit Agreement.

EXHIBIT C–1

[TRONOX INCORPORATED][TRONOX LIMITED (ACN 153 348 111)] [TRONOX LLC]

By:
Name:
Title: [insert title of senior executive officer or senior financial officer for the group]

EXHIBIT C–2

ANNEX A TO

COMPLIANCE CERTIFICATE

[Computations in reasonable detail to be provided by Holdings or Tronox US at the time of delivery of each Compliance Certificate for the Leverage Ratio under Section 6.7 of the Credit Agreement (including calculation of Consolidated Adjusted EBITDA and Consolidated Net Debt) and, in addition, in the case of annual financial statement deliveries, for the Available Amount and Consolidated Excess Cash Flow]

EXHIBIT C–3

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Guaranty Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the Term Loan Commitment and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor is not a Defaulting Lender.]

2.	Assignee:	[and is an Affiliate/Related Fund of [identify Lender]].

Markit Entity Identifier (if any):

3.	Borrower:	Tronox Pigments (Netherlands) B.V.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of February 8, 2012 (as amended from time to time, the “Credit

EXHIBIT D–1

Agreement”), by and among Tronox Pigments (Netherlands) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, the Netherlands under number 34132341 (“Borrower”), Tronox Incorporated, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Bank USA, as administrative agent, collateral agent and syndication agent, and the other agents named therein.

5.	Assigned Interest:

Facility Assigned [1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]

Prior to the Delayed Draw Funding Date, fill in whether assigning Term Loans or Delayed Draw Term Loan Commitments. Also, at any time, to refer to the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “New Term Loan”, “Term Loan”, etc.)

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder

EXHIBIT D–2

6.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

EXHIBIT D–3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Title:

[Consented to:][4]

TRONOX PIGMENTS (NETHERLANDS) B.V.

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

EXHIBIT D–4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim [and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby [and (iv) it is not a Defaulting Lender]; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document and (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest and (vii) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

EXHIBIT D–5

2. Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1 From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts (including by facsimile and other electronic transmission), which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT D–6

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time. Pursuant to Section 2.17(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E–1

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

February 8, 2012

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS, in each case as of the date hereof and in his/her capacity as an Authorized Officer but not in any individual capacity:

1. We are, respectively, an Authorized Officer of TRONOX INCORPORATED, a Delaware corporation (“US Holdings”) and TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company organized under Dutch law (“Borrower”).

2. We have reviewed the terms of Section 3.1 of that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, US Holdings, certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time, and the definitions and provisions contained in such Credit Agreement relating thereto, and in our opinion we have made, or have caused to be made under our supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to herein.

3. Based upon our review and examination described in paragraph 2 above, we certify, in our capacities as an Authorized Officer, respectively, on behalf of Borrower, that as of the date hereof:

(i)	the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii)	there does not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs the making of the Loans under the Credit Agreement or any of the other transactions contemplated by the Credit Documents or that could have a Material Adverse Effect;

(iii)	no event has occurred and is continuing or would result from the consummation of the Transactions to be consummated on the date hereof that would constitute an Event of Default or a Default.

EXHIBIT F–1–1

4. Attached as Annex A hereto is a true and complete copy of the Consent, Waiver and Amendment No.2 to the Revolving Credit Agreement referenced in Section 3.1 of the Credit Agreement.

5. Attached hereto as Annex B are true, complete and correct copies of the following: (a) audited financial statements of Tronox Incorporated for the 2008, 2009 and 2010 fiscal years, prepared in accordance with GAAP; (b) unaudited financial statements for any fiscal quarter of Tronox Incorporated ended after the date of the most recent audited financial statements and more than at least 45 calendar days prior to the Closing Date, prepared in accordance with GAAP, (c) unaudited financial statements for each fiscal month of Tronox Incorporated ended after the date of the most recent audited financial statements and more than at least 30 calendar days prior to the Closing Date (except for the last fiscal month of any fiscal quarter and any fiscal year), prepared in each case in accordance with GAAP; (d) customary additional audited and unaudited financial statements for all recent, probable or pending acquisitions; (e) any financial statements or other financial information delivered by any of the Tronox Parties or the Exxaro Sellers pursuant to the Transaction Agreement, (f) pro forma financial statements of Tronox Incorporated and its subsidiaries for the four fiscal quarter period ending December 31, 2010 and for the four fiscal quarter period most recently ended prior to the Closing Date (based on management’s good faith estimates solely for purposes of the pro forma financial statements relating to the Acquired Business) for which financial statements are required to be delivered pursuant to clause (b) above, other than expressly stated otherwise, in each case meeting the requirements of Regulation S-X for Form S-1 registration statements and (g) the Projections.

[signature pages follow]

EXHIBIT F–1–2

The foregoing certifications are made and delivered as of the date first written above.

TRONOX PIGMENTS (NETHERLANDS) B.V.

Name:
Title: Authorized Officer[1]

TRONOX INCORPORATED

Name:
Title: Authorized Officer[2]

[1]	To be signed by a senior executive officer.
[2]	To be signed by a senior executive officer.

EXHIBIT F–1–3

Annex A to Closing Date Certificate

Consent, Waiver and Amendment No. 2 to Revolving Credit Agreement

[attached]

EXHIBIT F–1–4

Annex B to Closing Date Certificate

Financial Information

[As provided to the Arranger separately as of the Closing Date; Attachments Intentionally Omitted]

EXHIBIT F–1–5

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

[            ], 2012

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS, in each case as of the date hereof and in his/her capacity as an Authorized Officer but not in any individual capacity:

1. We are, respectively, an Authorized Officer1 of TRONOX INCORPORATED, a Delaware corporation (“US Holdings”)2 and TRONOX LLC, a Delaware corporation.3

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company organized under Dutch law (“Borrower”), US Holdings, certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time.

3. I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, Holdings and its Subsidiaries taken as a whole are, and Borrower (after taking into account any rights of contribution) is and, after taking into account the consummation of the Transactions as of the date hereof, will be Solvent.

The foregoing certifications are made and delivered as of the date first written above.

[TRONOX INCORPORATED]

Name:
Title: Authorized Officer

[1]	To be executed by the chief financial officer or responsible financial officer of Holdings and Tronox US on behalf of Borrower.
[2]	To be modified for the Solvency Certificate that Administrative Agent may request to be delivered as of the Acquisition Date to reflect the appropriate holding company at such time.
[3]	To be modified for the Solvency Certificate that Administrative Agent may request to be delivered as of the Acquisition Date to reflect any changes to identity of “Tronox US”.

EXHIBIT F–2–1

TRONOX LLC

Name:
Title: Authorized Officer

EXHIBIT F–2–2

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated as of [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time.

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants as of the date hereof that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document to the extent applicable to the undersigned is true and correct immediately after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in each case in accordance with Section 7 of the Credit Agreement; and

(d) the undersigned hereby (i) agrees that this counterpart may be attached to the US Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the US Pledge and Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the US Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) to the extent reasonably requested by the Collateral Agent, delivers to Collateral Agent supplements to all applicable schedules attached to the US Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the US Pledge and Security Agreement.1

[1]	To be modified as needed with respect to signatories that will be executing other Collateral Documents.

EXHIBIT G–1

Section 2. The undersigned agrees from time to time, upon reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[Remainder of page intentionally left blank]

EXHIBIT G–2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By
Name:
Title:

Address for Notices;

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Collateral Agent

By:
Name:
Title:

EXHIBIT G–3

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, each of the undersigned entities listed on the signature page hereto as a Payor and any entity becoming a party hereto by executing a counterpart signature hereto, in each case to the extent a borrower from time to time (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of each of the undersigned entities listed on the signature page hereto as a Payee and each entity becoming a party hereto by executing a counterpart signature hereto, in each case to the extent a lender to any Payor from time to time (each, in such capacity, a “Payee”), as the case may be, in lawful money of the United States of America, or such other currency as may be agreed between the applicable Payor and Payee, in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all indebtedness for borrowed money incurred by such Payor to such Payee. Each Payor promises also to pay interest on the unpaid principal amount of all such indebtedness for borrowed money in like money at said location from the date of incurrence of such indebtedness until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Reference is made to the Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time. This Note is an Intercompany Note referred to in the Credit Agreement.

Each Payee hereby acknowledges and agrees that the Collateral Agent may exercise all rights provided in the Credit Agreement and the Pledge and Security Agreement with respect to this note (this “Note”).

EXHIBIT H–1

Anything in this Note to the contrary notwithstanding, the indebtedness for borrowed money evidenced by this Note among Holdings and its Subsidiaries or among Holdings’ Subsidiaries shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor that is a Credit Party, if any, under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee (if any) of the Obligations under the Credit Agreement (such Obligations under the Credit Agreement, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”) until the repayment in full of all Senior Indebtedness and the termination of any commitments to lend thereunder:

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note (excluding demands by the Collateral Agent exercising its rights under any collateral assignment of the rights of such Payees) and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled under this Note shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness and the Payor has received written notice from the Administrative Agent, then, except as required by applicable law, no payment or distribution of any kind or character shall be made by the Payor that is a Credit Party with respect to this Note to any Person that is not a Credit Party or that is not the Administrative Agent; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives) in a manner to be determined by the holders of Senior Indebtedness.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note (if applicable to such Payee and Payor) is for the benefit of the holders of Senior Indebtedness and the Collateral Agent may proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

IN THE EVENT OF A CONFLICT BETWEEN THIS NOTE AND THE CREDIT AGREEMENT, THE PROVISIONS OF THE CREDIT AGREEMENT WILL GOVERN.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

EXHIBIT H–2

Each Payee is hereby authorized to record all indebtedness for borrowed money evidenced hereby and made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Additional Payors and Payees may become parties to this Note by executing a counterpart signature page to this Note. Upon delivery of such counterpart signature page, notice of which is waived by all parties hereto, such Payor or Payee, as the case may be, shall become a party hereto as fully as if it were an original signatory hereto. Each Payor agrees that its obligations under or evidenced by this Note shall not be diminished or impaired by the addition of an additional Payor. Any party executing a counterpart signature page to this Note will become both a Payor and a Payee hereunder.

[Signature Pages to Follow]

EXHIBIT H–3

IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

As Payors

TRONOX PIGMENTS (NETHERLANDS) B.V.
TRONOX INCORPORATED
TRONOX WORLDWIDE LLC
TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRONOX LLC
TRONOX HOLDINGS, INC.
TRONOX HOLDINGS EUROPE C.V.
TRONOX PIGMENTS LTD.
CONCORDIA ACQUISITION CORPORATION
CONCORDIA MERGER CORPORATION
TRONOX US HOLDINGS INC.

By:
Name:
Title:

EXHIBIT H–4

As Payors:

EXECUTED BY TRONOX
AUSTRALIA PIGMENTS HOLDINGS
PTY LIMITED ACN 155 120 728:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS AUSTRALIA HOLDINGS
PTY LIMITED ACN 155 235 304:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS AUSTRALIA
PTY LIMITED ACN 155 254 336:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS WESTERN AUSTRALIA
PTY LIMITED ACN 155 319 430:

Signature of Director	Signature of Director/Secretary

Name	Name

EXHIBIT H–5

As Payor:

Tronox Pigments Singapore Pte Ltd.

By:
Name:
Title:

EXHIBIT H–6

As Payees:

TRONOX PIGMENTS (NETHERLANDS) B.V.
TRONOX INCORPORATED
TRONOX WORLDWIDE LLC
TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRONOX LLC
TRONOX HOLDINGS, INC.
TRONOX HOLDINGS EUROPE C.V.
TRONOX PIGMENTS LTD.
CONCORDIA ACQUISITION CORPORATION
CONCORDIA MERGER CORPORATION
TRONOX US HOLDINGS INC.

By:
Name:
Title:

EXHIBIT H–7

As Payees:

EXECUTED BY TRONOX
AUSTRALIA PIGMENTS HOLDINGS
PTY LIMITED ACN 155 120 728:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS AUSTRALIA HOLDINGS
PTY LIMITED ACN 155 235 304:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS AUSTRALIA
PTY LIMITED ACN 155 254 336:

Signature of Director	Signature of Director/Secretary

Name	Name

EXECUTED BY TRONOX
PIGMENTS WESTERN AUSTRALIA
PTY LIMITED ACN 155 319 430:

Signature of Director	Signature of Director/Secretary

Name	Name

EXHIBIT H–8

As Payee:

Tronox Pigments Singapore Pte Ltd.

By:
Name:
Title:

EXHIBIT H–9

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [            , 20    ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), TRONOX PIGMENT (NETHERLANDS) B.V., a private limited liability company incorporated under Dutch law (the “Borrower”), [            ], a [            ]1 (“Holdings”), the other Guarantors party hereto and GOLDMAN SACHS BANK USA, in its capacity as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as Guarantors, GOLDMAN SACHS BANK USA, as Sole Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Syndication Agent, DEUTSCHE BANK SECURITIES INC., as Joint Bookrunner and Documentation Agent and the other Agents and Lenders party thereto from time to time; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may provide New Term Loan Commitments by entering into one or more Joinder Agreements with New Term Loan Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”); (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent and Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

[1]	To insert appropriate reference to Holdings based upon which entity is Holdings at the time this Joinder Agreement is entered into.

EXHIBIT I-1

Each Lender hereby agrees to make its Commitment on the following terms and conditions2:

1.	Applicable Margin. The Applicable Margin for each Series [ ] New Term Loan shall mean, as of any date of determination, [ ]% per annum

2.	Principal Payments. Borrower shall make principal payments on the Series [ ] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans

$

$

$

$

$

$

$

$

$

$

$

$

$

$

TOTAL	$

[2]

Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.21 of the Credit Agreement. If any of items 1-7 are inapplicable or are otherwise addressed in the Credit Agreement, such items need not be included here.

EXHIBIT I–2

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [ ]] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [ ]] New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement respectively; and provided further, the final installment payable by Borrower in respect of the [Series[ ]] New Term Loans on such date shall be in an amount, if such amount is different from the amount specified above, sufficient to repay all amounts owing by Borrower under the Credit Agreement with respect to the [Series [ ]] New Term Loans.

4.	Prepayment Fees. Borrower agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to New Term Loans, if any]

5.	Other Fees. Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow [Series [ ] New Term Loans] from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $ ,

c.	Interest rate option:	☐	a.	Base Rate Loan(s)
		☐	b.	Eurodollar Rate Loans
with an initial Interest
Period of month(s)

7.

[New Lenders. Each New Term Loan Lender acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans] Series      New Term Loans] that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][3]

8.	Credit Agreement Governs. Except as set forth in this Agreement, [Series [ ]New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[3]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT I–3

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to his or her knowledge, on behalf of the Borrower hereby certifies as of the date hereof that:

i.	The representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

ii.	No Event of Default has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby;

iii.	Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

iv.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating pro forma compliance (after giving effect to the New Term Loan Commitment and the funding of the New Term Loans hereunder) with the financial tests described in Section 6.7 of the Credit Agreement as of the last day of the most recently ended Fiscal Quarter for which financial statements are available (it being understood that for purposes of this calculation the proceeds of such New Term Loans shall not be netted as otherwise contemplated in the definition of “Consolidated Net Debt”).

10.	Eligible Assignee. By its execution of this Agreement, each New Term Loan Lender represents and warrants that it is an Eligible Assignee.

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.

12.	Non-US Lenders. For each New Term Loan Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to Administrative Agent pursuant to Section 2.17(c) of the Credit Agreement.

13.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [ ] New Term Loans] made by New Term Loan Lenders in the Register.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

EXHIBIT I–4

15.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT I–5

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [            ,    ].

[NAME OF LENDER]

By:

Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

EXHIBIT I–6

TRONOX PIGMENTS (NETHERLANDS) B.V.

By:

Name:
Title:

EXHIBIT I–7

Consented to by:

GOLDMAN SACHS BANK USA, as Administrative Agent[,][and] Collateral Agent [and a Lender]

By:
Authorized Signatory

EXHIBIT I–8

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	New Term Loan Commitment	$

Total: $

EXHIBIT I–9

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

SAMPLE MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Sections 10.6(i) of the Credit Agreement, of which this Exhibit J is a part (the “Auction Procedures”). It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective Affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to Holdings, Borrower, or any of their respective Subsidiaries (whomever among Holdings, Borrower or its respective Subsidiaries is conducting the Auction being referred to herein as the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary. The Purchaser may conduct one or more modified Dutch auctions in order to purchase Term Loans (each, an “Auction”) pursuant to the procedures described herein.

Notice Procedures. In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans substantially in the form of Annex A to this Exhibit J that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 (or an integral multiple of $1,000,000 in excess thereof); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted (unless approved by the Auction Manager). The Auction Manager will promptly, and in any event no later than 3 Business Days after receipt, deliver a copy of the Auction Notice and a form of Return Bid to each Lender of the relevant Class. An Auction shall be regarded as a “Failed Auction” in the event that either (x) Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a Failed Auction, Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring five (5) Business Days after such withdrawal or Expiration Time, as the case may be.

EXHIBIT J–1

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit J (the “Return Bid”) which shall specify (i) a discount to par expressed as a price per $1,000 in principal amount (in increments of $5) of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Affiliate Assignment Agreement. The Purchaser will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Purchaser has received Qualifying Bids (as defined below)). The Purchaser shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased below the Applicable Threshold Price), the Purchaser shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. Auction Manager will notify the Purchaser of the Return Bids received and will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination

EXHIBIT J–2

practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due. The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Purchaser into each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Auction Manager will promptly return any Affiliate Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid (as defined below).

Additional Procedures. Once initiated by an Auction Notice, the Purchaser may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender, provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction may become void if the conditions to the purchase of Term Loans by the Purchaser required by the terms and conditions of Section 10.6(i) of the Credit Agreement are not met. The purchase price for each purchase of Term Loans shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than ten (10) Business Days after the date Return Bids are due). The Purchaser shall execute each applicable Affiliate Assignment Agreement received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding, absent manifest error, so long as such determination is not inconsistent with the applicable terms of the Credit Agreement or this Exhibit J. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding, absent manifest error, so long as such determination is not inconsistent with the applicable terms of the Credit Agreement or this Exhibit J.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Credit Parties, or any of their Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit J shall not require the Purchaser to initiate any Auction.

EXHIBIT J–3

Annex A to Exhibit J to

Credit and Guaranty Agreement

AUCTION NOTICE

[Letterhead of relevant Credit Party that is purchasing Term Loans]

Goldman Sachs Bank USA, as Auction Manager

200 West Street

New York, NY 10282-2198

Facsimile: 212-902-3000

Attention: Christian Hansen

Re: Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as amended from time to time, the “Credit Agreement”), by and among Tronox Pigments (Netherlands) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, The Netherlands under number 34132341 (“Borrower”), Tronox Incorporated, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Bank USA, as administrative agent, collateral agent and syndication agent, and the other agents named therein. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

[insert relevant Credit Party that is purchasing Term Loans] (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ] in principal amount of Term Loans[20]

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of Term Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than 1:00 p.m. (New York time) on [            ].

The Purchaser hereby represents and warrants as of the date hereof that (i) it is not in possession of any information regarding Holdings, Borrower or its Subsidiaries, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to [the Auction Manager] Administrative Agent and the Non-Public Lenders, (ii) no Event of Default has occurred and is continuing or would result from such repurchase, (iii) Borrower will not use the proceeds of any Revolving Loans or any proceeds under any Alternative Facility to acquire such Term Loans and (iv) Excess Availability shall equal or exceed $50,000,000 both before and after giving effect to the consummation of the purchases contemplated hereby.

Very truly yours,

[INSERT RELEVANT CREDIT PARTY THAT IS PURCHASING TERM LOANS]

By:
Name:
Title:

[20]	Modify, as appropriate, to: “$[ ] maximum cash value to be paid for all tendered Term Loans”

1

Annex B to Exhibit J to

Credit and Guaranty Agreement

RETURN BID

Goldman Sachs Bank USA, as Auction Manager

200 West Street

New York, NY 10282-2198

Facsimile: 212-902-3000

Attention: Christian Hansen

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of February 8, 2012 (as amended from time to time, the “Credit Agreement”), by and among Tronox Pigments (Netherlands) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, The Netherlands under number 34132341 (“Borrower”), Tronox Incorporated, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as guarantors, the lenders party thereto from time to time (the “Lenders”), Goldman Sachs Bank USA, as administrative agent, collateral agent and syndication agent, and the other agents named therein. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid21:

Reply Price (price per $1,000)	Reply Amount (principal amount of Term Loans)
US$	US$
US$	US$
US$	US$

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Affiliate Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

[21]

Lender may submit up to three component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

1

Annex C to Exhibit J to

Credit and Guaranty Agreement

AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT

This Affiliate Assignment and Assumption Agreement (this “Assignment”) is dated as of the Affiliate Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [NAME OF HOLDINGS, BORROWER OR RELEVANT SUBSIDIARY/AFFILIATED LENDER] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Affiliate Assignment Effective Date [in the case of an Auction: inserted by the Auction Manager as contemplated in the Auction Procedures], (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[HOLDINGS/BORROWER/RELEVANT SUBSIDIARY/AFFILIATED LENDER]
Markit Entity Identifier (if any):

3.	Borrower:	Tronox Pigments (Netherlands) B.V.

4.	Administrative Agent:	Goldman Sachs Bank USA, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of February 8, 2012 (as amended from time to time, the “Credit Agreement”), by and among Tronox Pigments (Netherlands) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, the Netherlands under number 3413234 (“Borrower”), Tronox Incorporated, a Delaware corporation (“US Holdings”), certain Subsidiaries of Holdings, as guarantors, the lenders

1

party thereto from time to time (the “Lenders”), Goldman Sachs Bank USA, as administrative agent, collateral agent and syndication agent, and the other agents named therein.

6.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor[1]
Term Loans	$		%

7.	Assigned Interest:

List below the Term Loans to be assigned by Assignor to Assignee [in the case of an Auction: , which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures].

[in the case of an Auction:

Reply Price with respect to Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]	Pro Rated Principal Face Amount of Term Loans Assigned[4]	Percentage Assigned of Term Loans[5]
$	$	$		%
$	$	$		%
$	$	$		%

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder. To be completed by Assignor.
[2]	To be completed by Assignor.
[3]

To be completed by Assignor. [In the case of an Auction: The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.]

[4]	[In the case of an Auction: To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.]
[5]	[In the case of an Auction: To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.]

2

[in the case of an open market purchase involving an Affiliated Lender:

Facility Assigned	Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[6]
Term Loans	$	$		%

8.	Affiliate Assignment Effective Date: , 20 [in the case of an Auction: TO BE INSERTED BY AUCTION MANAGER IN CONSULTATION WITH THE ASSIGNEE AND WHICH SHALL BE THE AFFILIATE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

3

9.	Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

[In the case of an assignment via Dutch Auction only: The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.]

[Signature page follows]

4

[In the case of an assignment via Dutch Auction only: The Assignor acknowledges and agrees that its offer to assign Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent [and Auction Manager]

By:
Authorized Signatory

5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR AFFILIATE

ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Affiliate Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision; [and] (iv) it is not a Defaulting Lender [In the case of assignments by Material Affiliated Lenders: and (v) it is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender (including the Assignee) to enter into this Assignment or any of the transactions contemplated hereby that has not previously been disclosed to Administrative Agent and the Lenders], (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, [in the case of an Auction: and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents]. The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest. In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of Borrower, [the Auction Manager,] and Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement [In the case of assignments to an Exxaro Affiliated Lender or to Holdings, Borrower or any of their Subsidiaries: until such time as the Loans are automatically cancelled without further action by any Person on the Affiliate Assignment Effective Date], (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same day funds to the Assignor on the Affiliate Assignment Effective Date, (iv) from and after the Affiliate Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a

1

copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, [and] (viii) it is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender (including the Assignor) to [if an Auction: participate in any Auction or] enter into this Assignment or any of the transactions contemplated hereby that has not previously been disclosed to [the Auction Manager,] Administrative Agent and the Lenders; [In the case of assignments to or by Material Affiliated Lenders: (ix) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee]; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the Auction Manager,] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) [In the case of any Auction or in the case of any assignment to an Exxaro Affiliated Lender: it acknowledges that the Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest] [In the case of assignments to or by Material Affiliated Lenders: it acknowledges that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.]

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2. Payments. [In the case of assignments in connection with an Auction or in case of assignments to an Exxaro Affiliated Lender: Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Affiliate Assignment Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Affiliate Assignment Effective Date and such Assigned Interest shall, from and after the Affiliate Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.] [In the case of assignments to or by Material Affiliated Lenders: From and after the Affiliate Assignment Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Affiliate Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Affiliate Assignment Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable from and after the Affiliate Assignment Effective Date to the Assignee.]

3. [In the case of assignments to Material Affiliated Lenders: Each Lender acknowledges and agrees that so long as it qualifies as a Material Affiliated Lender, it will not be able (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of the Credit Agreement or any other Credit Document (it being understood and agreed that the vote of such Material Affiliated Lender shall be treated as set forth in the definition of “Requisite Lenders”), (b) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to the Credit Agreement or any other Credit Document, (c) otherwise vote on any matter related to the Credit Agreement or any other Credit Document (it being understood and agreed that the vote of such Material Affiliated Lender shall be treated as set forth in the definition of “Requisite Lenders”), (d) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (e) make

2

or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, but no amendment, modification or waiver shall deprive any Material Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis under the Credit Agreement. Furthermore, the right of each Lender to make assignments to any Material Affiliated Lender is subject to the additional limitation that the aggregate principal amount of Loans purchased by assignment and held by such Material Affiliated Lenders at any one time may not exceed 25% of the outstanding principal amount of all Loans.]

4. [In the case of assignments in connection with an Auction: No Event of Default. On the Affiliate Assignment Effective Date, no Event of Default has occurred and is continuing or would result from this Assignment.]

5. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

3

Schedules to the

CREDIT AND GUARANTY AGREEMENT

dated as of February 8, 2012

among

TRONOX PIGMENTS (NETHERLANDS) B.V.,

TRONOX INCORPORATED

CERTAIN SUBSIDIARIES OF TRONOX INCORPORATED,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA

as Sole Lead Arranger and Syndication Agent,

GOLDMAN SACHS BANK USA and DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent

TABLE OF SCHEDULES

Schedule 1.1(a)	Direct Competitors

Schedule 1.1(b)	Products

Schedule 1.1(c)	Transaction Summary

Schedule 3.1(d)(iii)	Certain Closing Date Indebtedness

Schedule 3.1(g)	Mortgaged Property

Schedule 4.1	Jurisdictions of Organization and Qualification

Schedule 4.2	Equity Interests and Ownership

Schedule 4.12	Real Estate Assets

Schedule 4.13	Environmental Matters

Schedule 4.15(a)	Material Contracts

Schedule 4.15(b)	Exceptions to Material Contracts Being in Full Force;
Material Defaults under Material Contracts

Schedule 4.20	Certain Fees

Schedule 4.28	Mortgage Recording Offices

Schedule 5.14	Post-Closing Covenants

Schedule 6.1(i)	Certain Indebtedness

Schedule 6.1(q)	Certain Letters of Credit

Schedule 6.2	Certain Lines

Schedule 6.3	Certain Negative Pledges

Schedule 6.5	Certain Restrictions on Subsidiary Distributions

Schedule 6.6(i)(1)	Certain Investments as of the Closing Date

Schedule 6.6(i)(2)	Certain Investments as of the Acquisition Date

Schedule 6.8	Certain Asset Sales

Schedule 6.11	Certain Affiliate Transactions

Schedule 6.15	Post-Reorganization Credit Parties

Schedule 1.1(a)

Direct Competitors

Primary Pigment Producers

1.	Cinkarna Celje, D.D. (dba Cinkarna Metalursko-Kemicna Industrija Celje, D.D. (Headquarters))
2.	Cosmo Chemical Co., Ltd.
3.	Crenox GmbH
4.	Cristal Global
5.	E. I. du Pont de Nemours and Company
6.	Henan Billions Chemical Co., Ltd.
7.	Huntsman International LLC
8.	Ishihara Sangyo Kaisha, Ltd.
9.	Jinzhou Titanium Industry Co., Ltd.
10.	The Kerala Minerals and Metals Ltd.
11.	Kronos Worldwide, Inc.
12.	Schtleben Chemie GmbH (a Rockwood Holdings, Inc. company)
13.	Sakai Chemical Industry Co., Ltd.
14.	Sichuan LOMON Corporation
15.	Tayca Corporation

Primary Mineral Sands Producers

1.	Iluka Resources Limited
2.	Rio Tinto PLC
3.	BHP Billiton (Dual listed Company (DLC) BHP Billiton Ltd and BHP Billiton Plc)
4.	NL Industries, Inc. (holding company with significant interest in Kronos Worldwide, Inc.)
5.	Ostchem Holding, AG
6.	Kenmare Resources PLC
7.	Indian Rare Earths Limited
8.	Cristal Australia Party Limited
9.	V.V. Mineral
10.	Sibelco Australia and New Zealand formerly Unimin (2011 Unimin Australia Ltd.and New Zealand adopt parent company name ‘Sibelco’)
11.	Eramet Group
12.	Panzhihua Iron & Steel (Group) Co., Ltd.

Schedule 1.1(b)

Products

Electrolytic Products
Product	Available Languages
Lithium Manganese Oxide	English (U.S.)

Manganese Dioxide	English (U.S.)

Sodium Chlorate	English (U.S.)

Sodium Chlorate Solution	English (U.S.)

TRONA Boron Trichloride	English (U.S.)

TRONA Elemental Boron	English (U.S.)

Non-Pigmentary Products
Product	Available Languages
Cobalt Concentrate	English (U.S.)

Gypsum	English (U.S.)

Hydrochloric Acid	English (U.S.)

Iron Oxide	English (U.S.)

Spent Sulfuric Acid	English (U.S.)

Sulfuric Acid	English (U.S.)

Pigmentary Products
Product	Available Languages

110	English (U.S.)

110-Special	English (U.S.)

220	English (U.S.)

435	Deutsch, Deutsch, English (U.K.), English (U.K.), Español, Español, Français, Français, Italiano, Italiano, Portuguesa

600I	Chinese, English (U.S.)

8101	English (U.S.)

820	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Italiano, Portuguesa

830	Deutsch, English (U.K.), Español, Français, Italiano, Portuguesa

8400	Chinese, English (U.S.)

850	Deutsch, English (U.K.), Español, Français, Italiano, Portuguesa

890-AS	English (U.S.)

895-RS	English (U.S.)

A-DW-1	Deutsch, English (U.K.), Español, Italiano, Nederlands, Polski

A-HP-100	English (U.S.)

A-HP-328	English (U.S.)

A-K-1	Deutsch, English (U.K.), Español, Français, Italiano, Nederlands, Polski

A-Z	English (U.K.)

CD	English (U.S.)

CR-470	Chinese, Deutsch, Deutsch, English (U.K.), English (U.K.), English (U.S.), Español, Español, Français, Français, Italiano, Italiano, Portuguesa

CR-800	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Hungarian, Italiano, Portuguesa

CR-800E	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Hungarian, Italiano, Portuguesa

CR-813	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Italiano

CR-813S	English (U.S.)

CR-822	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Hungarian, Italiano, Portuguesa

CR-826	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Hungarian, Italiano, Portuguesa

CR-826S	English (U.S.)

CR-828	Chinese, Deutsch, Deutsch, English (U.K.), English (U.K.), English (U.S.), Español, Español, Français, Français, Hungarian, Italiano, Italiano, Portuguesa, Portuguesa

CR-828S	English (U.S.)

CR-834	Chinese, Deutsch, Deutsch, English (U.K.), English (U.K.), English (U.S.), Español, Español, Français, Français, Hungarian, Italiano, Italiano, Portuguesa, Portuguesa

CR-840	Chinese, English (U.S.)

CR-880	Chinese, Deutsch, English (U.K.), English (U.S.), Español, Français, Hungarian, Italiano, Portuguesa

Hydrate Paste	English (U.K.)

R-FD-I	Deutsch, English (U.K.), Español, Français, Italiano

R-FK-2	Deutsch, English (U.K.), Español, Français, Italiano

R-FK-3	Deutsch, English (U.K.), Español, Français, Italiano

R-KB-2	Deutsch, English (U.K.), Español, Français, Italiano

R-KB-3	Deutsch, English (U.K.), Español, Français, Italiano

R-KB-4	Deutsch, English (U.K.), Español, Français, Italiano

R-KB-5	Deutsch, English (U.K.), Español, Français, Italiano

R-KB-6	Deutsch, English (U.K.), Español, Français, Italiano

R-PL-1	Deutsch, English (U.K.), Español, Français, Italiano

R-RW-1	English (U.K.)

R-U-2	Deutsch, English (U.K.), Español, Français, Italiano

R-U-5	Deutsch, English (U.K.), Español, Français, Italiano

T-R	Deutsch, English (U.K.), Español, Français, Italiano

TR-HP-2	Deutsch, English (U.K.), Español, Français, Italiano

UDA	English (U.S.)

UDA-Prime	English (U.S.)

UDR-P	English (U.S.)

Titanic Products
Product	Available Languages
Oxychloride 6102	English (U.S.)

Schedule 1.1(c)

Transaction Summary

Australia Holdings will become the ultimate parent company of the Borrower and each of the other Credit Parties.

a)	Tronox LLC (“Tronox LLC”), a Delaware limited liability company, will distribute shares in Tronox Western Australia Pty Ltd (Western Australia) (“TWA”) to Tronox Worldwide LLC (“Worldwide”), a Delaware limited liability company, resulting in TWA becoming Worldwide’s direct Subsidiary.

b)	Worldwide will transfer its shares in Tronox LLC and its shares in each of its other US Subsidiaries (the “US Subsidiaries”) to US Holdings such that the US Subsidiaries will become directly owned Subsidiaries of US Holdings.

c)	US Holdings will transfer ownership of Worldwide and its non-US Subsidiaries (including the Borrower) to Australian Subsidiaries directly and indirectly owned by US Holdings, resulting in, among other things, Worldwide becoming a direct, wholly-owned Australian Subsidiary of Australia Holdings.

d)	A United Kingdom financing entity will be formed that will be a wholly owned Affiliate of US Holdings.

e)	As a result of certain transactions, including a merger among Affiliates, US Holdings becomes a wholly-owned indirect Subsidiary of Australia Holdings.

f)	In connection with the acquisition of the Australian Acquired Companies and in consideration of shares issued by Australia Holdings, certain intercompany loans are created amongst one or more of Australia Holdings’ indirect wholly-owned Subsidiaries (such Subsidiaries to become Credit Parties subject to the requirements of Section 5.10). As a result of the acquisition of the Australian Acquired Companies, one or more of Australia Holdings’ indirect wholly owned Subsidiaries will become the owner of a Netherlands Subsidiary and Australian Subsidiaries which hold a 50% interest in the Tiwest Joint Venture.

g)	In connection with the acquisition of the South African Acquired Companies, certain Subsidiaries of Australia Holdings will be assigned the right of payment under certain intercompany loans payable from the South African Acquired Companies.

h)	The Borrower will become a direct wholly-owned Subsidiary of a Netherlands co-op.

Following implementation and completion, and as a result of, the Reorganization and the Acquisition:

1.	Australia Holdings will own, directly or indirectly, (i) 100% of the shares of each Subsidiary other than the South African Subsidiaries and (ii) more than 70% of the shares of the South African Subsidiaries;

2.	US Holdings will own, directly or indirectly, 100% of the shares of each Subsidiary existing under the laws of the US;

3.	Worldwide will own, directly or indirectly, (i) 100% of the shares of the Netherlands co-op, a separate legal entity, that is the direct parent of the Borrower, (ii) 100% of the shares of the Australian company that owns 50% of the Tiwest Joint Venture (with an indirect wholly-owned Subsidiary of US Holdings owning the remaining 50%) and (iii) 100% of the shares of Tronox Pigments Limited, the Bahamas company.

4.	US Holdings and Worldwide will be owned, indirectly, by TGH Pty Ltd, an Australian holding company and direct, wholly-owned Subsidiary of Australia Holdings.

5.	Australia Holdings’ funding entity, Tronox Funding UK LLP, will hold, among other obligations, certain Indebtedness owed by the South African Subsidiaries.

6.	Except to the extent expressly permitted or provided in the Agreement, no Cash Investments will be made in any Subsidiary or Excluded Entity in connection with the Reorganization or Acquisition except to the extent that such Person is a Credit Party or will become a Credit Party subject to the provisions of Section 5.10 and the terms of the Agreement.

Schedule 3.1(d)(iii)

Certain Closing Date Indebtedness

See attached Exhibit 3.1(d)(iii)

Other Indebtedness identified on Schedules 6.1(i) and 6.1(q).

Schedule 3.1(g)

Mortgaged Property

1.	Oklahoma City Oklahoma, 3301 NW 150th Street, approximately 83 acre site used for a Technical Center and owned by Tronox LLC.

2.	Hamilton, Mississippi, 40401 Highway 45, approximately 2754.09 acre site used for a Pigment Plant, owned by Tronox LLC.

3.	Hamilton, Mississippi, 40401 Highway 45, approximately 47.91 acre site used for an Electrolytic Plant, owned by Tronox LLC.

Schedule 4.1

Jurisdictions of Organization

Company	Jurisdiction of Organization/Formation
1. Tronox Incorporated	Delaware

2. Tronox Worldwide LLC	Delaware

3. Triple S Refining Corporation	Delaware

4. Southwestern Refining Company, Inc.	Delaware

5. Tronox LLC	Delaware

6. Tronox Holdings, Inc.	Delaware

7. Tronox Limited	Australia

8. Tronox Holdings Europe C.V.	The Netherlands

9. Tronox Pigments (Netherlands) B.V.	The Netherlands

10. Tronox Pigments (Holland) B.V.	The Netherlands

11. Tronox GmbH	Germany

12. Tronox Pigments GmbH	Germany

13. Tronox Pigments Ltd.	Bahamas

14. Tronox Pigments Singapore Pte Ltd.	Singapore

15. Concordia Acquisition Corporation	Delaware

16. Concordia Merger Corporation	Delaware

17. Tronox US Holdings Inc.	Delaware

18. Tronox Australia Holdings Pty Limited	Australia

19. Tronox Australia Pigments Holdings Pty Limited	Australia

20. Tronox Pigments Australia Holdings Pty Limited	Australia

21. Tronox Pigments Australia Pty Limited	Australia

22. Tronox Pigments Western Australia Pty Limited	Australia

23. Tronox Global Holdings Pty Limited	Australia

24. Tronox Sands Holdings Pty Limited	Australia

25. Tronox Western Australia Pty Ltd.	Australia

26. Tronox (Luxembourg) Holdings S.a.r.l.	Luxembourg

Company	Jurisdiction of Organization/Formation

27. Tronox (Switzerland) Holding GmbH	Switzerland

28. Tronox Luxembourg S.a.r.l.	Luxembourg

29. Tronox Pigments International GmbH	Switzerland

Schedule 4.2

Equity Interests and Ownership

Company	Owner	Ownership Percentage
Tronox Worldwide LLC	Tronox Incorporated	100%

Triple S Refining Corporation	Tronox Worldwide LLC	100%

Southwestern Refining Company, Inc.	Triple S Refining Corporation	100%

Tronox LLC	Tronox Worldwide LLC	100%

Tronox Holdings, Inc.	Tronox LLC	100%

Tronox Limited	Tronox Incorporated	100%

Tronox Holdings Europe C.V.	Tronox Worldwide LLC Tronox Holdings, Inc.	99.9% 0.1%

Tronox Pigments (Netherlands) B.V.	Tronox Holdings Europe C.V.	100%

Tronox Pigments (Holland) B.V.	Tronox Pigments (Netherlands) B.V.	100%

Tronox GmbH	Tronox Pigments (Holland) B.V.	100%

Tronox Pigments GmbH	Tronox GmbH	100%

Tronox Pigments Ltd.	Tronox Worldwide LLC	100%

Tronox Pigments Singapore Pte Ltd.	Tronox Worldwide LLC	100%

Concordia Acquisition Corporation	Tronox US Holdings Inc.	100%

Concordia Merger Corporation	Tronox US Holdings Inc.	100%

Tronox US Holdings Inc.	Tronox Global Holdings Pty Limited	100%

Tronox Australia Holdings Pty Limited	Tronox Global Holdings Pty Limited	100%

Tronox Australia Pigments Holdings Pty Limited	Tronox Incorporated	100%

Tronox Pigments Australia Holdings Pty Limited	Tronox Australia Pigments Holdings Pty Limited	100%

Tronox Pigments Australia Pty Limited	Tronox Pigments Australia Holdings Pty Limited	100%

Tronox Pigments Western Australia Pty Limited	Tronox Pigments Australia Pty Limited	100%

Company	Owner	Ownership Percentage

Tronox Global Holdings Pty Limited	Tronox Limited	100%

Tronox Sands Holdings Pty Limited	Tronox Global Holdings Pty Limited	100%

Tronox Western Australia Pty Ltd.	Tronox LLC	100%

Tronox (Luxembourg) Holdings S.a.r.l.	Tronox Holdings Europe C.V.	100%

Tronox (Switzerland) Holding GmbH	Tronox (Luxembourg) Holdings S.a.r.l.	100%

Tronox Luxembourg S.a.r.l.	Tronox (Switzerland) Holding GmbH	100%

Tronox Pigments International GmbH	Tronox Luxembourg S.a.r.l.	100%

Schedule 4.12

Real Estate Assets

(i) Owned Property

Property Location	Owner
Hamilton, Mississippi, 40401 Highway 45 (approximately 2754.09 acre site)	Tronox LLC
Hamilton, Mississippi, 40401 Highway 45 (approximately 2754.09 acre site)	Tronox LLC
3301 N.W. 150th Street Oklahoma City, OK 73134	Tronox LLC

(ii) Leased Property

Property Location	Lessor	Landlord
560 West Lake Mead Drive, Henderson, NV 89015	Tronox LLC	LE Petomane XXVII, Inc.[1]
Lot 100 on Plan 22963 being the land compromised on Certificate of Title Volume 2165 Folio 606	Tronox Pigments Western Australia Pty Limited	The State of Western Australia acting through the Minister for Lands, a body corporate under the Land Administration Act 1997 care of Department of Regional Development and Lands (“Western Australia”)
Lot 101 on Plan 22963 being the land compromised on Certificate of Title Volume 2165 Folio 607	Tronox Pigments Western Australia Pty Limited	Western Australia
Lot 11248 on Plan 189272, Chittering, Volume LR3121 Folio 696 dated November 17, 2000	Tronox Pigments Western Australia Pty Limited	Western Australia

[1]	Not individually but solely in its representative capacity as the trustee of the Nevada Environmental Response Trust.

Schedule 4.13

Environmental Matters

None.

Schedule 4.15(a)

Material Contracts

Raw Materials

1.	Sales Contract No. CL-14-148 by and between Olin Corporation and Tronox LLC, dated as of July 25, 2006, as amended by the First Amendment to Sales Contract No. CL-14-148, dated as of June 1, 2008.

2.	Sales Contract No. MA-14-135 by and between Olin Corporation and Tronox LLC, dated as of July 1, 2007, as amended by the First Amendment to Sales Contract No. MA-14-135, dated as of June 1, 2008, Second Amendment dated July 1, 2010 and Third Amendment dated June 30, 2011.

3.	Chlorine Sales Agreement by and between PPG Industries, Inc. and Tronox LLC, dated as of January 1, 2010.

4.	Liquid Caustic Soda Contract No. CA-14-229 by and between Olin Corporation and Tronox LLC, successor to Kerr-McGee Chemical LLC, as amended by the First Amendment to the Liquid Caustic Soda Contract No. CA-14-229, dated as of December 12, 2001,and the Second Amendment to the Liquid Caustic Soda Contract No. CA-14-299, dated as of January 17, 2006.

5.	Supply Agreement by and between Southern Ionics Incorporated and Tronox LLC, dated as of May 5, 2008.

6.	Product Supply Agreement by and between Orica Australia Pty. Ltd. and Tiwest Pty. Ltd., dated as of August 9, 2004.

7.	Sodium Silicate Sales Agreement between PPG Industries, Inc. and Tronox LLC, dated April 22, 2008.

8.	Sale Agreement between Rain CII Carbon LLC and Tronox LLC dated January 1, 2011 for Calcined Petroleum Coke.

9.	Amended and Restated Agreement for the Sale and Purchase of Rutile by and between Kenmare Moma Processing (Mauritius) Limited, Tronox Pigment (Holland) B.V. and Tronox LLC, dated as of July 1, 2011 and related Guarantee made by Tronox Incorporated in favor of Kenmare Moma Processing (Mauritius) Limited, dated as of July 1, 2011.

10.	Sales Agreement by and between Exxaro TSA Sands (Pty) Ltd and Tronox LLC for the supply and purchase of Rutile, dated March 4, 2010.

11.	Richards Bay Chloride Slag Sales Agreement between Richards Bay Iron and Titanium (Proprietary) Limited and Tronox LLC, dated June 1, 2011.

12.	Amended and Restated UGS Sales Agreement by and between QIT-Fer Et Titane, Inc. and Tronox LLC dated as of March 1, 2011, but effective as of January 1, 2011.

13.	Logistics and Supply Services Agreement between Kinder Morgan Amory LLC and Tronox LLC, dated July 1, 2005.

14.	Long Term Sales Contract (Synthetic Rutile) between Tiwest Sales Pty Ltd. and Tronox LLC, dated May 29, 2009; Amended November 2, 2009.

15.	Long Term Sales Contract (Rutile) between Tiwest Sales Pty Ltd. and Tronox LLC, dated May 29, 2009; Amended November 19, 2009

16.	DSA® Coating Lease Agreement between Eltech Systems Corporation and Tronox LLC, formerly Kerr-McGee Chemical LLC, dated October 28 2004.

Warehouse and Logistics

1.	Amendment 4 to Rail Transportation Contract by and between Tronox LLC (f/k/a Kerr McGee Chemical LLC) and Alabama & Gulf Coast Railway Company LLC, effective as of January 1, 2008.

2.	Revised Rider No. 15 to Car Service Contract No. 7320 between Tronox LLC and GATX Corporation, successor by merger to GATX Financial Corporation, dated as of September 1, 2007.

3.	Rider No. 16 to Car Service Contract No. 7320 between Tronox LLC and GATX Corporation, successor by merger to GATX Financial Corporation, dated as of October 1, 2008

4.	Rider No. 17 to Car Service Contract No. 7320 between Tronox LLC and GATX Corporation, successor by merger to GATX Financial Corporation, dated as of October 1, 2008.

5.	Letter Amendment to Rider No. 1 Renewal No. 1 to the Car Leasing Agreement 4899-97 by and between General Electric Railcar Services Corporation and Tronox LLC (f/k/a Kerr-McGee Chemicals LLC), dated as of April 30, 2007.

6.	Tronox LLC f/k/a Kerr-McGee Chemical LLC (successor to Kerr-McGee Chemical Corporation) and General Electric Railcar Services Corporation, as amended by Revised Amendment No. 1 dated August 23, 1995.

7.	Car Leasing Agreement 4899-9 Rider No. 42 Renewal No. 1 by and between General Electric Railcar Services Corporation and Tronox LLC, dated as of June 13, 2007.

8.	Car Leasing Agreement 4899-9 Rider No. 41 Renewal No. 1, by and between General Electric Railcar Services Corporation and Tronox LLC, dated as of May 18, 2007.

9.	Master Service Agreement No. MSC 4-8960 between American Railcar Leasing Inc. and Tronox LLC, dated May 6, 2011

Power and Utilities

1.	Gas Transportation Agreement by and between Tennessee Gas Pipeline Company and Tronox LLC f/k/a Kerr-McGee Chemical LLC (successor to Kerr-McGee Chemical Corporation), dated as of July 1, 1997.

2.	NAESB Base Contract for Sale and Purchase of Natural Gas, General Terms and Conditions Related Thereto and the Special Provisions attached thereto and the Agreement and Gas Portfolio Management Agreement, each dated January 16, 2009 between BP Energy Company and Tronox LLC, as Amended December 2, 2011 and the Asset Management Addendum, effective December 2, 2011.

3.	Contract No. P05-70 between Colorado River Commission and Tronox LLC f/k/a Kerr-McGee Chemical LLC (successor to Kerr-McGee Chemical Corporation) for the Sale of Electric Power from the Parker Davis Project, dated December 15, 1983, as amended by Amendment No. 1 to Contract P-05-70, dated June 8, 1994 and Renewal Contract No. P05-70R between the Colorado River Commission of Nevada and Tronox LLC for the Sale of Electric Power from the Parker-Davis Project effective as of May 1, 2006.

4.	Contract No. P05-50 between the Colorado River Commission of Nevada and Kerr-McGee Chemical Corporation for the Sale of Electric Power from the Boulder Canyon Project effective as of January 1, 1987, as amended by Contract No. P05-50A1 between the Colorado River Commission of Nevada and Tronox LLC for the sale of Electric Power from the Bolder Canyon Project effective as of June 23, 1994;

5.	Contract No. P05-65 between the Colorado River Commission of Nevada and Tronox LLC (f/k/a Kerr-McGee Chemical LLC) for Transmission Service effective as of August 14, 2001.

6.	Operational Agreement No. P20-55R3 by and among the Colorado River Commission of Nevada, American Pacific Corporation, Basic Water Company, Chemical Lime Company of America, Southern Nevada Water Authority, Titanium Metals Corporation and Tronox LLC effective as of October 1, 2006.

7.	Agreement to Advance Funds for Parker-Davis Project Generation Facilities, Contract No. P20-77 among the Colorado River Commission and Certain Electric Service Contractors, including Kerr-McGee Chemical, LLC, effective as of October 1, 1998. Agreement to Share Costs of Implementation of Lower Colorado River Multi-Species Conservation Program, Contract No.

P20-49 among the Colorado River Commission and Certain Electric Service Contractors, including Tronox LLC (f/k/a Kerr-McGee Chemical LLC), effective as of an unspecified CRC approval date.

8.	Contract No. P05-59 Scheduling Agreement among the Colorado River Commission and Certain Electric Service Contractors including Tronox LLC (f/k/a Kerr-McGee Chemical LLC) effective November 1, 1989.

9.	Contract P05-62 Supplemental Electric Supply Services Agreement among the Colorado River Commission and Certain Electric Service Contractors including Tronox LLC (f/k/a Kerr-McGee Chemical LLC).

10.	Agreement for Delivery of Water to Basic Management, Inc. between U.S. Department of Interior and Basic Management, Inc. dated September 18, 1969, as amended and assigned from time to time.

11.	Master Work Agreement between Basic Management, Inc. and Tronox LLC dated May 17, 1994.

12.	911 System Maintenance Agreement between Basic Management, Inc. and Tronox LLC dated February 1, 2000.

13.	Producing Companies Water Delivery Contract between Basic Management, Inc. and Tronox LLC dated June 4, 2002.

14.	Amended and Restated Common Electric Facilities Agreement between Basic Management, Inc. and Tronox LLC as amended.

15.	Agreement Regarding Permit to Discharge between Basic Management, Inc. and Tronox LLC dated July 14, 1993.

16.	The Tiwest Joint Venture Agreements as defined in the Agreement.

Schedule 4.15(b)

Exceptions to Material Contracts Being in Full Force; Material Defaults under Material Contracts

None.

Schedule 4.20

Certain Fees

None.

Schedule 4.27

Deposit Accounts and Securities Accounts

Entity	Bank Name	Account Number	Purpose

Tronox LLC	Citibank	40008808	General

Tronox LLC	Citibank	38558173	Controlled Disbursing

Tronox LLC	Bank of Oklahoma	187554	General

Tronox LLC	Bank of Oklahoma	804579201	Payroll

Tronox LLC	JP Morgan Chase	5907632	General

Tronox LLC	JP Morgan Chase	23850	Lockbox

Tronox LLC	Wells Fargo	2000147704416	Lockbox

Tronox LLC	Royal Bank of Canada	1747401	CAD Lockbox

Tronox LLC	Cadence Bank	0801035	Imprest

Tronox LLC	Wells Fargo	0832402358	Imprest

Tronox LLC	Wells Fargo	4122150527	General

Tronox LLC	Wells Fargo	4122150501	Lockbox

Tronox LLC	Wells Fargo	9600148753	Controlled Disbursing

Tronox Pigments Ltd.	JP Morgan Chase	5750547	General

Tronox Pigments Ltd.	JP Morgan Chase	5758424	Check Disbursement

Tronox Pigments Ltd.	JP Morgan Chase	77012201	Collection

Tronox Pigments Ltd.	JP Morgan Chase	77012202	Collection

Tronox Pigments Ltd.	JP Morgan Chase	77012204	Collection

Tronox Pigments Ltd.	JP Morgan Chase	77012205	Collection

Tronox Pigments Ltd.	JP Morgan Chase	77012211	Collection

Tronox Pigments Ltd.	JP Morgan Chase	77012212	Collection

Tronox Pigments Ltd.	Australia and New Zealand Bank	016263-837375437	Collection

Tronox Pigments Ltd.	Australia and New Zealand Bank	016263-837375445	Imprest

Tronox Pigments Ltd.	Australia and New Zealand Bank	010505018489600	Imprest

Tronox Pigments Ltd.	Australia and New Zealand Bank	867689USD00001	Imprest

Tronox Pigments Ltd.	Australia and New Zealand Bank	867697USD00001	Collection

Tronox Worldwide LLC	Citibank	38726253	Controlled Disbursing

Tronox Worldwide LLC	Citibank	30815972	General

Tronox Worldwide LLC	Wells Fargo	9600148753	Controlled Disbursing

Tronox Pigments (Netherlands) B.V.	Wells Fargo	4122246937	General

Schedule 4.28

Mortgage Recording Offices

1.	Oklahoma County Clerk’s Office, Oklahoma County, Oklahoma, with respect to the Oklahoma City, Oklahoma Mortgaged Property.

2.	Monroe County Chancery Clerk’s Office, Monroe County, Mississippi, with respect to the Hamilton, Mississippi Mortgaged Properties.

Schedule 5.14

Post-Closing Covenants2

[2]	NTD: To be provided.

Schedule 6.1(i)

Certain Indebtedness

See Exhibit 6.1A (Sureties)

Guaranty made as of March 21, 2006 by Tronox Incorporated in favor of ARI Fleet LT, in connection with that certain l Lease and Fleet Management Services Agreement dated as of March 21, 2006 between ARI Fleet LT and Automotive Rentals, Inc. and Tronox LLC for the lease of vehicles.

To the extent constituting Indebtedness, the obligations of Tronox Pigments Ltd. (“TPL”) in favor of Yalgoo Minerals Pty Ltd. (“Yalgoo”) pursuant to the Amended and Restated Supply Agreement dated as of December 17, 2008 between TPL and Yalgoo.

Deed of Cross Charge between Yalgoo Minerals Pty Ltd, Senbar Holdings Pty Ltd, KMCC Western Australia Pty. Ltd.*, Cooljarloo Management Services Pty Ltd and KMM Australia International Pty Ltd, dated March 26, 1991.

Deed of Guarantee and Indemnity between Minproc Chemical Company Pty Ltd, Minproc Holdings Limited, TIO2 Corporation N.L., KMCC Western Australia Pty. Ltd.*, Kerr-McGee Chemical Corporation and Yalgoo Minerals Pty. Ltd., dated as of March 17, 1989.

Deed of Guarantee and Indemnity between Kerr-McGee Chemical Corporation, TIO2 Corporation N.L., Yalgoo Minerals Pty Ltd and KMCC Western Australia Pty. Ltd.*, dated as of March 17, 1989.

Cooljarloo Mining Joint Venture Deed of Cross Charge between Yalgoo Minerals Pty Ltd, Senbar Holdings Pty Ltd, KMCC Western Australia Pty. Ltd., Cooljarloo Management Services Pty Ltd and KMM Australia International Pty Ltd, dated November 3, 1988 as amended by Amending Deed to the Cooljarloo Mining Joint Venture Deed of Cross Charge between Yalgoo Minerals Pty Ltd, Senbar Holdings Pty Ltd, KMCC Western Australia Pty. Ltd.*, Cooljarloo Management Services Pty Ltd and Tiwest Pty Ltd, dated March 26, 1991.

Processing Joint Venture Deed of Cross Charge between Yalgoo Minerals Pty Ltd, Synthetic Rutile Holdings Pty Ltd, Pigment Holdings Pty Ltd, KMCC Western Australia Pty. Ltd.*, Cooljarloo Management Services Pty Ltd and KMM Australia International Pty Ltd, dated November 3, 1988, as amended by Amending Deed to the Processing Joint Venture Deed of Cross Charge between Yalgoo Minerals Pty Ltd, Synthetic Rutile Holdings Pty Ltd, Pigment Holdings Pty Ltd, KMCC Western Australia Pty. Ltd., Cooljarloo Management Services Pty Ltd and Tiwest Pty. Ltd., dated March 26, 1991 and Deed of Variation of Cross Charge between Yalgoo Minerals Pty Ltd., Synthetic Rutile Holdings Pty Ltd., Pigment Holdings Pty Ltd., Tronox Western Australia Pty Ltd., and Tiwest Pty Ltd, dated July 23, 2008.

*	KMCC Western Australia Pty. Ltd. is now known as Tronox Western Australia Pty. Ltd.

To the extent constituting Indebtedness, the obligations of Foreign Subsidiaries under existing lease agreements.

Indebtedness under the following lease agreements:

DSA Coating Lease Agreement between Eltech Systems Corporation and Tronox LLC (f/k/a Kerr-McGee Chemical LLC), dated as of October 28, 2004.

Equipment Lease executed January 17, 2008 between Pitney Bowes and Tronox LLC.

Leases set forth on Exhibit 6.01(D) (Henderson Leases).

Schedule 6.1(q)

Certain Letters of Credit

See attached.

Schedule 6.2

Certain Liens

None.

Schedule 6.3

Certain Negative Pledges

None.

Schedule 6.5

Certain Restrictions on Subsidiary Distributions

None.

Schedule 6.6(i)(1)

Certain Investments as of the Closing Date

See Schedule 6.1.

Tronox Western Australia Pty Ltd.’s direct interest in the following entities:

a)	50% interest in Jurien (Exploration) Joint venture

b)	50% interest in Tiwest Joint Venture

c)	50% interest in Tiwest Pty Ltd.

Schedule 6.6(i)(2)

Certain Investments as of the Acquisition Date3

[3]	NTD: To be provided on Acqusition Date.

Schedule 6.8

Certain Asset Sales

None.

Schedule 6.11

Certain Affiliate Transactions

Administrative, corporate and marketing costs for the operation of offices and maintenance of business activities incurred by one entity which benefit all entities and are allocated and billed based upon a transfer pricing methodology created by Ernst & Young. Such selling, generating and administrative costs (SG&A) are incurred and allocated from Tronox LLC and Tronox Incorporated to all the other Subsidiaries, primarily Tronox Pigments Ltd, Tronox Western Australia Pty Ltd., Botlek and Tronox Pigments (Singapore) Pte Ltd. based upon such transfer pricing methodology. SG&A costs are also allocated from Tronox Western Australia Pty Ltd. to Tronox Pigments Ltd. and from Tronox Pigments (Singapore) Pte Ltd. to Tronox Pigments Ltd.

Trademark License Agreement between Tronox Worldwide LLC and Tronox Pigments (Holland) B.V.

Technology License Agreement dated as of January 1, 2009 between Tronox LLC and Tronox Pigments (Holland) B.V.

Supply Agreement between Tronox Pigments (Holland) B.V. and Tronox Pigments Ltd., dated April 1, 2008.

Supply Agreement between Tronox Pigments (Holland) B.V. and Tronox LLC, dated April 1, 2008.

Supply Agreement between Tronox Western Australia Pty Ltd. and Tronox Pigments Ltd., dated April 1, 2003.

Research and development with the Tiwest joint venture and reimbursed by the Tiwest joint venture.

Interest on intercompany indebtedness and cash advances permitted pursuant to Sections 6.1 and 6.6.

Schedule 6.15

Post-Reorganization Credit Parties

Tronox Incorporated

Tronox Worldwide LLC

Triple S Refining Corporation

Southwestern Refining Company, Inc.

Tronox LLC

Tronox Holdings, Inc.

Tronox US Holdings Inc.

Tronox Holdings Europe C.V.

Tronox Pigments (Netherlands) B.V.

Tronox Pigments Ltd.

Tronox Australia Pigments Holdings Pty Limited

Tronox Pigments Australia Holdings Pty Limited

Tronox Pigments Australia Pty Limited

Tronox Pigments Western Australia Pty Limited

Tronox Limited

Tronox Global Holdings Pty Limited

Tronox Sands Holdings Pty Limited

Tronox Australia Holdings Pty Limited

Tronox Finance UK LLP

Exxaro Investments (Australia) Pty Limited

Exxaro Holdings (Australia) Pty Limited

Exxaro Australia Sands Pty Limited

Ticor Resources Pty Limited

Ticor Finance (A.C.T.) Pty Limited

TiO2 Corporation Pty Limited

Tific Pty Limited

Yalgoo Minerals Pty Limited

Tiwest Sales Pty Limited

Senbar Holdings Pty Limited

Synthetic Rutile Holdings Pty Limited

Pigment Holdings Pty Limited

Tronox Western Australia Pty Limited

Dutch co-operative entity (name to be decided)